UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the “common stock”)
(2)

Aggregate number of securities to which transaction applies: As of the close of business on September 24, 2019, there were 23,716,131 shares of common stock; 141,777 shares of common stock issuable upon the exercise of stock options with an exercise price less than $6.50 per share (each, an “Option”); 233,170 shares of common stock underlying Company restricted stock units (each, an “RSU”); 622,807 shares of common stock underlying Company performance-based restricted stock units (each, a “PSU”), assuming performance-based vesting conditions deemed achieved at 66.7% for 2017 PSUs and at 100% for 2018 and 2019 PSUs; and 344,574 shares of common stock underlying Company restricted stock awards (each, an “RSA”).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (setting forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 23,716,131 shares of common stock multiplied by the cash merger consideration of $6.50 per share; (B) (i) 141,777 shares of common stock underlying Options multiplied by (ii) the cash merger consideration of $6.50 per share minus the exercise price per share of such Option; (C) 233,170 shares of common stock underlying RSUs multiplied by the cash merger consideration of $6.50 per share, (D) 622,807 shares of common stock underlying PSUs multiplied by the cash merger consideration of $6.50 per share and (E) 344,574 shares of common stock underlying RSAs multiplied by the cash merger consideration of $6.50 per share.

	(4)	Proposed maximum aggregate value of transaction: $162,879,984
(5)

Total fee paid: $19,741.05. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $162,879,984 (the proposed maximum aggregate value of the transaction) by 0.0001212.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2019

VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

[●], 2019

Dear Vitamin Shoppe, Inc. Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Vitamin Shoppe, Inc. (“Vitamin Shoppe” or the “Company”) to be held on [●], 2019, at [●], at [●] [a/p].m. Eastern Time.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated August 7, 2019 (the “Merger Agreement”), by and among Vitamin Shoppe, Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) (“Parent”) and Valor Acquisition, LLC (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and (iii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Certain affiliates of Vintage Capital Management, LLC (“Vintage Capital”) are investors in Parent and its subsidiaries and certain Vintage Capital personnel are members of the board of directors of Parent. Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the defense, manufacturing and consumer sectors.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Vitamin Shoppe, with Vitamin Shoppe continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). If the Merger is completed, you will be entitled to receive $6.50 in cash, without interest thereon and net of any applicable withholding of taxes, for each share of common stock (“common stock”) that you own (unless you have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and have properly exercised your statutory rights of appraisal in respect of such shares of common stock under Delaware law), which represents a premium of approximately 43% to its closing share price on August 7, 2019, and a premium of approximately 59% to the 30-day volume weighted average price for the period ended on August 7, 2019.

A special committee of the board of directors of the Company (the “Board of Directors”) comprised entirely of independent and disinterested directors (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and recommended that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that stockholders of the Company adopt the Merger Agreement.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, acting upon the unanimous recommendation of the Special Committee, has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption. The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the Compensation Proposal and “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Special Committee and Board of Directors in connection with their evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the Merger Agreement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.” The failure to instruct your bank, broker or other nominee to vote your shares for approval of the proposal to adopt the Merger Agreement will have the same effect as a vote against approval of the proposal to adopt the Merger Agreement.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-free: (800) 758-5378

Banks and Brokers Call: (212) 269-5550

vsi@dfking.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
Alexander W. Smith Chairman of the Board

The accompanying proxy statement is dated [●], 2019 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2019.

VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Vitamin Shoppe, Inc., a Delaware corporation (“Vitamin Shoppe” or the “Company”), will be held on [●], 2019, at [●], at [●] [a/p].m. Eastern Time, for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated August 7, 2019 (the “Merger Agreement”), by and among Vitamin Shoppe, Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) (“Parent”) and Valor Acquisition, LLC (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Vitamin Shoppe, with Vitamin Shoppe continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the Special Meeting.

Only stockholders of record as of the close of business on [●], 2019, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of the special committee of the Board of Directors, recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By Order of the Board of Directors,
Alexander W. Smith Chairman of the Board

Dated: [●], 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the proposal to adjourn the Special Meeting.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of the Company’s common stock, please contact our proxy solicitor:

D.F. King & Co.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-free: (800) 758-5378

Banks and Brokers Call: (212) 269-5550

vsi@dfking.com

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Valor Acquisition, LLC with and into Vitamin Shoppe, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Vitamin Shoppe,” “the Company,” “we,” “our,” “us” and similar words refer to Vitamin Shoppe, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) as “Parent” and Valor Acquisition, LLC as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated August 7, 2019, by and among the Company, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.01 per share as “common stock” and the holders of our common stock as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger (Page 24)

Vitamin Shoppe, Inc.

Vitamin Shoppe is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products. The Company markets approximately 700 nationally recognized brands as well as its own brands, which include The Vitamin Shoppe®, BodyTech®, True Athlete®, Mytrition®, plnt®, ProBioCare®, fitfactor weight management system™ and Vthrive The Vitamin Shoppe™. The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VSI.”

Franchise Group, Inc.

Parent, through the operations of Liberty Tax Service and Buddy’s Home Furnishings, its indirect subsidiaries, franchises and operates a system of tax preparation and rent-to-own stores. Liberty Tax Service franchises provide income tax services in the U.S. and Canada, and Liberty Tax Service operates over 3,100 tax offices in the U.S. and Canada. Through its online offerings and tax offices, Liberty Tax Service prepared approximately two million returns in fiscal year 2018. Buddy’s Home Furnishings franchises or operates rent-to-own stores that lease durable goods, such as electronics, residential furniture, appliances and household accessories, to customers on a rent-to-own basis. As of June 10, 2019, Buddy’s Home Furnishings operated 291 locations, primarily through franchise arrangements.

Valor Acquisition, LLC

Merger Sub is a wholly owned subsidiary of Parent and was formed on August 7, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of equity and debt financing in connection with the Merger.

Certain affiliates of Vintage Capital Management, LLC (“Vintage Capital”) are investors in Parent and its subsidiaries and certain Vintage Capital personnel are members of the board of directors of Parent. Vintage

Capital is a value-oriented, operations-focused, private and public equity investor specializing in the defense, manufacturing and consumer sectors.

The Merger (Page 24)

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Vitamin Shoppe, with Vitamin Shoppe continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Vitamin Shoppe’s common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Vitamin Shoppe’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Vitamin Shoppe will no longer file periodic or current reports with the U.S. Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The Merger will become effective upon the filing of a certificate of merger with, and its acceptance by, the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (Page 25)

Common Stock

At the Effective Time, and without any action required by the Company, Parent, Merger Sub or any stockholder, each share of common stock (other than shares of common stock (A) held directly by the Company, Parent or Merger Sub, (B) owned by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) or (C) owned by stockholders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised their statutory rights of appraisal in respect of such shares of common stock under Delaware law (the “Dissenting Shares” and, collectively, the “Excluded Shares”)) that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled, extinguished and converted into the right to receive the merger consideration of $6.50 per share (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.

Treatment of Stock Options and Other Equity-Based Awards

In connection with the consummation of the Merger, Vitamin Shoppe’s equity awards will be treated as follows:

Vested and Unvested Options

At the Effective Time, each option to acquire shares of common stock (an “Option”) (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, less any required tax withholding, equal to the product of: (i) the Merger Consideration minus the exercise price per share of such Option and (ii) the total number of shares of common stock issuable upon exercise in full of such Option. Any Options outstanding at the Effective Time with an exercise price in excess of the Merger Consideration will be cancelled as of the Effective Time for no consideration.

Restricted Stock Units

At the Effective Time, each restricted stock unit (“RSU”) in respect of common stock that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, less any required tax withholding, equal to the product of: (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSUs.

Performance Stock Units

At the Effective Time, each performance-based restricted stock unit (“PSU”) in respect of common stock that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, less any required tax withholding, equal to the product of: (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such PSU. The number of shares of common stock subject to a PSU will be equal to the number of shares determined in accordance with the applicable PSU award agreement as follows: for 2017 PSUs, 66.7% of target shares and for 2018 and 2019 PSUs, 100% of target shares.

Restricted Stock Awards

At the Effective Time, each restricted stock award (“RSA”) that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, less any required tax withholding, equal to the product of: (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSA.

Treatment of Dissenting Common Shares

Dissenting Shares will not be converted into, or represent the right to receive, the Merger Consideration. Stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of shares of common stock held by such stockholders in accordance with Section 262 of the DGCL will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (except that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificates or uncertificated shares that formerly evidenced such shares of common stock as more fully described under the section of this proxy statement captioned “The Merger—Appraisal Rights”).

Material U.S. Federal Income Tax Consequences of the Merger (Page 66)

The receipt of cash in exchange for shares of common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger by such stockholder. A stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Backup withholding may apply to payments made in exchange for shares of common stock pursuant to the Merger, unless certain certification procedures are complied with or a valid exemption is established. Please read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. jurisdiction.

Appraisal Rights (Page 61)

If the Merger is consummated and certain conditions are met, stockholders who continuously hold shares of common stock through the Effective Time who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”). This means that stockholders may be entitled to have their shares of common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of common stock.

To exercise appraisal rights, stockholders must: (1) submit a written demand for appraisal to Vitamin Shoppe before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Vitamin Shoppe unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger (Page 68)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

On September 4, 2019, Vitamin Shoppe and Parent made the filings required under the HSR Act. On September 13, 2019, the waiting period under the HSR Act was terminated early by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”).

Delisting and Deregistration of Common Stock (Page 22)

If the Merger is completed, there will be no further market for our common stock, and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or current reports with the SEC.

Required Stockholder Approval (Page 19)

The affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the Merger Agreement is required to adopt the Merger Agreement (the “Requisite Stockholder Approval”). Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Vitamin Shoppe’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present). The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the consummation of the Merger. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the proposal to adjourn the Special Meeting. For more information, please see the section of this proxy statement captioned “Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Options, RSUs, PSUs and RSAs held by our directors and executive officers). Although none of them has entered into any agreement obligating them to do so, we currently expect that all of our directors and executive officers will vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

In connection with the Company entering into the Merger Agreement, Vintage Fourteen, L.P. (“Vintage Fourteen”), an affiliate of Vintage Capital, entered into a voting agreement with the Company, dated August 8, 2019 (the “Voting Agreement”). Pursuant to the Voting Agreement, Vintage Fourteen, which held approximately 14.8% of the outstanding common stock at the time of the execution of the Voting Agreement, has agreed to vote its shares of common stock in favor of the proposal to adopt the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

Conditions to the Closing of the Merger (Page 88)

The obligations of Vitamin Shoppe, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the receipt of the Requisite Stockholder Approval;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any Legal Restraint (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”);

•

the accuracy of the representations and warranties of Vitamin Shoppe, other than representations and warranties relating to the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”), in the Merger Agreement, subject to certain materiality qualifiers, as of the date of the Merger Agreement (or as of an earlier date, if made as of such earlier date) and as of the date of completion of the Merger as if made at and as of the date of completion of the Merger;

•

the accuracy of the representations and warranties of Vitamin Shoppe relating to the absence of any Company Material Adverse Effect in the Merger Agreement as of the date of completion of the Merger as if made at and as of the date of completion of the Merger;

•

the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to certain materiality qualifiers, as of the date of completion of the Merger (or as of an earlier date, if made as of such earlier date) as if made at and as of the date of completion of the Merger;

•	the absence of any Company Material Adverse Effect having occurred after the date of the Merger Agreement that is continuing as of the Effective Time;

•

the performance and compliance in all material respects by Vitamin Shoppe, Parent and Merger Sub of their respective covenants, obligations and conditions required to be performed and complied with by them under the Merger Agreement at or prior to the Effective Time; and

•	the delivery of an officer’s certificate by each of Vitamin Shoppe, Parent and Merger Sub certifying that the conditions as described in certain of the preceding bullets have been satisfied.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Financing of the Merger (Page 58)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $240 million in cash. This amount includes funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at the Effective Time pursuant to the Merger Agreement.

In connection with the transactions contemplated by the Merger Agreement, Tributum, L.P., a Delaware limited partnership and affiliate of Vintage Capital (“Tributum”), has provided Parent with an equity commitment letter, dated as of August 7, 2019, that provides for an aggregate equity commitment of $70 million in cash (the “Equity Commitment Letter” and, such commitment, the “Equity Commitment”). We refer to the financing pursuant to the Equity Commitment Letter as the “Equity Financing.” The Equity Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Debt Financing (as defined below).

Parent has also obtained commitment letters from JPMorgan Chase Bank, N.A. (“JPMorgan” and, such commitment letter, the “JPMorgan Commitment Letter”) and B. Riley FBR, Inc. (“B. Riley” and, such commitment letter, the “B. Riley Commitment Letter” and, together with the JPMorgan Commitment Letter, the “Debt Commitment Letters”). Pursuant to the JPMorgan Commitment Letter, JPMorgan has committed to provide additional senior secured revolving commitments in an aggregate principal amount of $100 million under that certain Amended and Restated Loan and Security Agreement dated as of January 20, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Vitamin Shoppe Industries Inc., the other borrowers party thereto and JPMorgan, in its capacity as administrative agent and as sole lender, under which Vitamin Shoppe is currently a guarantor. Pursuant to the B. Riley Commitment Letter, B. Riley has committed to provide a senior secured term loan facility in an aggregate principal amount of $110 million (the “Term Loan Facility”). We refer to the financings pursuant to the Existing Credit Agreement and borrowings under the Term Loan Facility as the “Debt Financing.” The Debt Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Equity Financing.

The proceeds of the Equity Financing and the Debt Financing will be used to (i) fund the aggregate Merger Consideration and (ii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger

Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against Tributum and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon Parent’s receipt of the proceeds of the Equity Financing and the Debt Financing. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”

For more information about the Equity Financing and the Debt Financing, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Voting Agreement (Page 59)

In connection with the Company entering into the Merger Agreement, Vintage Fourteen, an affiliate of Vintage Capital, entered into the Voting Agreement with the Company on August 8, 2019, pursuant to which Vintage Fourteen has committed to vote its shares of common stock in favor of, and take certain other actions in furtherance of, the transactions contemplated by the Merger Agreement, including the Merger. At the time of the execution of the Voting Agreement, Vintage Fourteen held, in the aggregate, approximately 14.8% of the outstanding shares of common stock. The Voting Agreement obligates Vintage Fourteen to vote its common stock (i) in favor of the adoption of the Merger Agreement and any other matter or action necessary or appropriate to, or in furtherance of, the consummation of the Merger (including any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, and any proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger) and (ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

The Special Meeting (Page 19)

Date, Time and Place

A special meeting of stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [●], 2019, at [●], at [●] [a/p].m. Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on [●], 2019 (the “Record Date”). Each stockholder shall be entitled to one vote for each share of common stock owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Vitamin Shoppe Board of Directors (Page 21)

After careful consideration, the board of directors of the Company (the “Board of Directors”), upon the unanimous recommendation of the special committee of the Board of Directors (the “Special Committee”), and

after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) recommended that the stockholders adopt the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders for their adoption.

Accordingly, the Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Opinion of Vitamin Shoppe’s Financial Advisor (Page 43)

In connection with the Merger, BofA Securities, Inc. (referred to, together with its predecessor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as “BofA Merrill Lynch”), Vitamin Shoppe’s financial advisor, delivered to the Board of Directors and the Special Committee a written opinion, dated August 7, 2019, as to the fairness, from a financial point of view and as of the date of the opinion, to the stockholders of Vitamin Shoppe’s common stock (other than Vintage Capital and its affiliates) of the Merger Consideration to be received by such stockholders in the Merger. The full text of the written opinion, dated August 7, 2019, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Board of Directors and the Special Committee (each in its capacity as such) for the benefit and use of the Board of Directors and the Special Committee in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vitamin Shoppe or in which Vitamin Shoppe might engage or as to the underlying business decision of Vitamin Shoppe to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any other matter.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 52)

When considering the recommendation of the Special Committee and the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that certain members of the Special Committee, the Board of Directors and executive officers of the Company have economic interests in the Merger that may be different from, or are in addition to, the interests of stockholders generally. The Special Committee and the Board of Directors were aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Vitamin Shoppe’s executive officers are participants in the Vitamin Shoppe Executive Severance Pay Policy (the “Severance Plan”) maintained by the Company that provides for severance benefits if their employment is terminated under certain circumstances following a change in control of the Company, including the Merger. Furthermore, pursuant to the Merger Agreement, equity awards held by the Company’s executive officers and directors will generally be cancelled in exchange for cash payment upon consummation of the Merger.

For more information, please see the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals (Page 78)

The “Go-Shop” Period

Under the Merger Agreement, from the date of the Merger Agreement until 12:01 a.m., New York City time, on September 6, 2019 (the “No-Shop Period Start Date”), the Company and its subsidiaries and each of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) had the right to, among other things and subject to certain conditions: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constitutes, or that could constitute, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period”) and (2) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons with respect to any Acquisition Proposal and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, as further described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period.”

If the Company terminates the Merger Agreement for the purpose of entering into an acquisition agreement in respect of an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period”) made prior to the No-Shop Period Start Date, the Company is required to pay a termination fee in an amount equal to the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Parent in connection with the Merger and other transactions contemplated by the Merger Agreement, which amount shall not exceed $3,240,000. If the Company terminates the Merger Agreement for the purpose of entering into an acquisition agreement in respect of an Acquisition Proposal made after the No-Shop Period Start Date, the Company is required to pay a termination fee of $5,670,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

The “No-Shop” Period

Under the Merger Agreement, from the No-Shop Period Start Date until the Effective Time, the Company has agreed not to, and to instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, among other things and subject to certain conditions: (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal; (2) furnish to any person any non-public information relating to the Company in a way that could reasonably be expected to lead to an Acquisition Proposal; (3) participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (subject to certain exceptions); (4) approve, adopt, endorse or recommend an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal); or (5) authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement (as defined under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No-Shop Period”).

Notwithstanding the foregoing restrictions, under certain specified circumstances, from the date of the Merger Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Board of Directors (and the Special Committee) may, among other things, after giving Parent reasonably prompt notice of its intent to do so, participate or engage in discussions or negotiations with, furnish non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of the Merger Agreement that did not result from any material breach of certain provisions of the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), if the Board of Directors (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No-Shop Period.”

Termination of the Merger Agreement (Page 89)

In addition to the circumstances described above, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, certain uncured breaches of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., New York City time, on May 7, 2020, and if the stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, Vitamin Shoppe or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement.”

Effect on Vitamin Shoppe if the Merger is Not Completed (Page 25)

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

(ii)

(A) Vitamin Shoppe will remain an independent public company, (B) the common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and (C) Vitamin Shoppe will continue to file periodic and current reports with the SEC; and

(iii)

under certain specified circumstances, Vitamin Shoppe or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2019, at [●], at [●] [a/p].m. Eastern Time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Vitamin Shoppe, and Vitamin Shoppe will become a wholly owned subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each stockholder shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors, acting upon the unanimous recommendation of the Special Committee, recommends that you vote: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights, and followed the procedures in the manner prescribed by Section 262. For example, if you own 100 shares of common stock, you will receive $650.00 in cash in exchange for your shares of common stock, without any interest, and net of any applicable withholding of taxes.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Vitamin Shoppe will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic and current reports with the SEC.

Under certain specified circumstances, Vitamin Shoppe or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Vitamin Shoppe to seek an advisory (non-binding) vote with respect to certain payments that may be paid or become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required for approval of the Compensation Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory (non-binding) vote and will not be binding on Vitamin Shoppe. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What vote is required to approve the adjournment of the Special Meeting?

A:

Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote on the matter at the Special Meeting.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my shares now?

A:

No. After the Merger is completed, a nationally recognized bank or trust company reasonably acceptable to the Company (the “Payment Agent”) will send each stockholder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such stockholder’s book-entry shares for the Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Vitamin Shoppe in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What happens if I sell my shares of common stock after the Special Meeting but before the Effective Time?

A:

If you transfer your shares of common stock after the Special Meeting but before the Effective Time, you will have transferred your right to receive the Merger Consideration to the person to whom you transfer your shares. To receive the Merger Consideration, you must hold your shares of common stock through consummation of the Merger.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of the Special Committee and the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders generally, as set forth below. The Special Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by its stockholders. These interests include: (i) the cancelation and payment of Options, RSUs, PSUs and RSAs; (ii) certain severance and other separation benefits that may be payable upon termination of employment following the effective time of the Merger; and (iii) entitlement to continued indemnification and insurance coverage under the Merger Agreement.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Vitamin Shoppe or its Representatives.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock that you held of record at the close of business on the Record Date.

Q:	What is a quorum?

A:

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining whether a quorum is present.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Shareowner Services, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as a vote against adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	May I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094;

•	timely submission of a valid, later-dated proxy via mail, the internet or the telephone; or

•	voting by ballot at the Special Meeting.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Sharon M. Leite and David M. Kastin are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

Vitamin Shoppe intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Vitamin Shoppe files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the fourth quarter of 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-free: (800) 758-5378

Banks and Brokers Call: (212) 269-5550

vsi@dfking.com

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, those that contain, or are identified by, words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “could” or the negative version of these words or other comparable words. Forward-looking statements may include, but are not limited to, statements relating to any proposed transaction with Parent (the “proposed transaction”). These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock;

•	risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or any agreement that may be entered into with the Bidder;

•

the failure to obtain the requisite stockholder approval of the proposed transaction or required regulatory approvals or the failure to satisfy any of the other conditions to the completion of the proposed transaction;

•

the effect of the announcement or pendency of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, partners and others with whom it does business, or on its operating results and business generally;

•	risks associated with the diversion of management’s attention from ongoing business operations due to the proposed transaction;

•	legal proceedings related to the proposed transaction;

•	uncertainties as to Parent’s ability to obtain financing in order to consummate the proposed transaction; and

•	and costs, charges or expenses resulting from the proposed transaction.

Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement. Additional factors that could cause actual results to differ materially from forward-looking statements include:

•	the strength of the economy;

•	changes in the overall level of consumer spending;

•	the performance of the Company’s products within the prevailing retail environment;

•	implementation of our strategy;

•	compliance with regulations, certifications and best practices with respect to the development, manufacture, sale and marketing of the Company’s products;

•	management changes;

•	maintaining appropriate levels of inventory;

•	changes in tax policy;

•	ecommerce relationships;

•	disruptions of manufacturing, warehouse or distribution facilities or information systems; and

•	regulatory environment and other specific factors discussed herein and in other SEC filings by the Company.

The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2019 at [●], at [●] [a/p].m. Eastern Time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our headquarters, 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. As of the Record Date, [●] shares of common stock constitute a majority of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the completion of the Merger.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present) is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the proposal to the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the matter at the Special Meeting.

If a stockholder abstains from voting, that abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as a vote “AGAINST” any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Vitamin Shoppe Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Options, RSUs, PSUs and RSAs held, in the aggregate, by our directors and executive officers).

Although none of them has entered into any agreement obligating them to do so, we currently expect that all of our directors and executive officers will vote all of their respective shares of common stock: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Shareowner Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the proposal to adjourn the Special Meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094;

•	timely submission of a valid, later-dated proxy via mail, the internet or the telephone; or

•	voting by ballot at the Special Meeting.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Special Committee, and after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders for their adoption.

Accordingly, the Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Vitamin Shoppe. We have retained D.F. King & Co. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000, plus expenses. We will also indemnify D.F. King against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the fourth quarter of 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262. This means that stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be fair value (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to Vitamin Shoppe before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

Delisting and Deregistration of Vitamin Shoppe Common Stock

If the Merger is completed, there will be no further market for our common stock, and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or current reports with the SEC.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2019

The proxy statement is available at investors.vitaminshoppe.com.

Householding of Special Meeting Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our disclosure documents for your household, please make a written request to the Corporate Secretary, Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094 or call (201) 868-5959. If multiple stockholders of record who have the same address received only one copy of this proxy statement and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above. Upon such written request, we will promptly deliver separate proxy statements to any stockholders who receive one paper copy at a shared address.

Beneficial owners can request information about householding from their brokers, banks or other stockholders of record.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-free: (800) 758-5378

Banks and Brokers Call: (212) 269-5550

vsi@dfking.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

(201) 868-5959

Vitamin Shoppe is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products. The Company markets approximately 700 nationally recognized brands as well as its own brands, which include The Vitamin Shoppe®, BodyTech®, True Athlete®, Mytrition®, plnt®, ProBioCare®, fitfactor weight management system™ and Vthrive The Vitamin Shoppe™. The common stock is listed on the NYSE under the symbol “VSI.”

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

(757) 493-8855

Parent, through the operations of Liberty Tax Service and Buddy’s Home Furnishings, its indirect subsidiaries, franchises and operates a system of tax preparation and rent-to-own stores. Liberty Tax Service franchises provide income tax services in the U.S. and Canada, and Liberty Tax Service operates over 3,100 tax offices in the U.S. and Canada. Through its online offerings and tax offices, Liberty Tax Service prepared approximately two million returns in fiscal year 2018. Buddy’s Home Furnishings franchises or operates rent-to-own stores that lease durable goods, such as electronics, residential furniture, appliances and household accessories, to customers on a rent-to-own basis. As of June 10, 2019, Buddy’s Home Furnishings operated 291 locations, primarily through franchise arrangements.

Valor Acquisition, LLC

c/o Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

(757) 493-8855

Merger Sub is a wholly owned subsidiary of Parent and was formed on August 7, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity and debt financing in connection with the Merger.

Certain affiliates of Vintage Capital are investors in Parent and its subsidiaries and certain Vintage Capital personnel are members of the board of directors of Parent. Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the defense, manufacturing and consumer sectors.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Vitamin Shoppe, with Vitamin Shoppe continuing as the Surviving Corporation. As a result of the Merger, Vitamin Shoppe will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Merger will become effective upon the filing of a certificate of merger with, and its acceptance by, the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Vitamin Shoppe if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

1.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

2.

(i) Vitamin Shoppe will remain an independent public company, (ii) the common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and (iii) Vitamin Shoppe will continue to file periodic and current reports with the SEC;

3.

we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including risks and uncertainties with respect to the Company’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Vitamin Shoppe operates and economic conditions;

4.

the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

5.

the Board of Directors will continue to evaluate other strategic alternatives but does not currently believe that such alternatives are as beneficial to Vitamin Shoppe and its stockholders as the proposed transaction with Parent; and

6.

under certain specified circumstances, Vitamin Shoppe or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Merger Consideration

At the Effective Time, each share of common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly exercised their statutory rights of appraisal in accordance with Section 262) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (without interest and net of any applicable withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Background of the Merger

The Board of Directors, with the assistance of the Company’s management and the Company’s advisors, regularly evaluates the Company’s strategic direction, potential operational changes and ongoing business plans, including in light of the Company’s performance, competitive dynamics, macroeconomic developments and industry trends, with a view toward enhancing stockholder value. As part of this evaluation, the Board of Directors has from time to time considered a variety of strategic alternatives for the Company, including continuation of the Company’s current business plan as an independent public company, the sale of the Company to potential strategic or financial sponsor parties and various other alternatives to realize stockholder value.

As part of this regular review, from time to time, the Board of Directors and the Company’s management have engaged in discussions with various parties that contacted the Company or its advisors to express an interest in a potential transaction involving the Company. During the course of this review, the Company sought the advice and assistance of BofA Merrill Lynch. The Company selected BofA Merrill Lynch on the basis of BofA Merrill Lynch’s experience in transactions similar to those being reviewed, its reputation in the investment community and its familiarity with the Company and its business.

In June 2017, a representative of a private equity fund (“Party A”) expressed preliminary interest in a potential acquisition of the Company. During the course of further discussions with the Company, Party A indicated that, in order to make a proposal, it would need access to non-public due diligence information. On September 15, 2017, the Company entered into a confidentiality agreement with Party A, which contained a standstill obligation that terminated in part upon the signing of the Merger Agreement, to facilitate a due diligence exercise and to permit Party A to privately submit an acquisition proposal to the Company. On November 14, 2017, the Company received a written indication of interest from Party A in which Party A expressed interest in acquiring the Company at a price of $5.25 per share in cash, subject to completion of further due diligence and other conditions. Between November 14, 2017 and February 23, 2018, the Company continued to facilitate a due diligence exercise by Party A to allow Party A to improve its price. On February 23, 2018, Party A reconfirmed its proposed price of $5.25 per share in cash. On March 15, 2018, the Company received a written indication of interest from Party A in which Party A expressed interest in acquiring the Company at a price of $5.80 per share in cash, subject to completion of further due diligence and other conditions. While the Company did not believe Party A’s proposal was a sufficient basis for further engagement regarding a sale of the Company, between November 2017 and May 2018, Party A and the Company continued discussions regarding potential transactions involving the Company, including a minority investment, commercial arrangement or consulting agreement. None of these transactions progressed to a definitive stage.

In October 2017, a representative of a private equity fund (“Party B”) expressed preliminary interest in a potential acquisition of the Company. On November 20, 2017, the Company entered into a confidentiality agreement with Party B containing a standstill obligation that terminated in part upon the signing of the Merger Agreement to permit Party B to privately submit an acquisition proposal to the Company. Following the execution of Party B’s confidentiality agreement, the Company facilitated a due diligence exercise by Party B. Party B did not submit a proposal to acquire the Company.

In November 2017, a representative of a private equity fund (“Party C”) expressed preliminary interest in a potential acquisition of the Company. Although the Company offered to enter into a confidentiality agreement between Party C and the Company, Party C did not enter into such a confidentiality agreement or make a specific proposal.

In December 2017, a representative of a private equity fund (“Party D”) expressed preliminary interest in a potential acquisition of the Company. On January 24, 2018, the Company received a written indication of interest from Party D in which Party D expressed interest in acquiring the Company at a price of $7.00 to $8.00 per share in cash, subject to completion of due diligence and other conditions. On February 6, 2018, the Company entered into a confidentiality agreement with Party D containing a standstill obligation that terminated in part upon the signing of the Merger Agreement to permit Party D to privately submit an acquisition proposal to the Company.

From time to time beginning in December 2017, representatives of the Company engaged in routine investor relations discussions with Brian Kahn, Managing Partner of Vintage Capital and a member of the board of directors of Parent, regarding, among other things, the business and financial performance of the Company. These discussions did not address any potential acquisition of the Company by Vintage Capital and at no time during such discussions was an acquisition proposal made to the Company by Vintage Capital.

On February 22, 2018, Party D notified the Company that it was unable to provide an updated indication of price, transaction terms or financing.

On March 9, 2018, Vintage Capital delivered a notice of its intent to nominate a slate of ten nominees for election as directors at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) in opposition to director nominees recommended by the Board of Directors.

Between March 9, 2018 and March 18, 2018, the Company and its advisors engaged in discussions with representatives of Vintage Capital (including Mr. Kahn) regarding its proposal and related matters, which did not include a potential acquisition of the Company by Vintage Capital.

On March 13, 2018, Party D notified the Company that it did not intend to submit a revised indication of interest.

On March 18, 2018, Vintage Capital entered into a joint filing and solicitation agreement with Shah Capital Management, Inc. (together with its affiliates, “Shah Capital”), pursuant to which Vintage Capital and Shah Capital agreed to form a “group” for the purpose of seeking representation on the Board of Directors at the 2018 Annual Meeting.

From mid-March 2018 until late April 2018, Mr. Kahn and Himanshu Shah, President and Chief Investment Officer of Shah Capital, engaged in multiple discussions with the members of the Board of Directors relating to the terms of a potential agreement between the Company and Vintage Capital and Shah Capital regarding the composition of the Board of Directors.

On April 20, 2018, the Company entered into separate cooperation agreements with each of Vintage Capital (the “Vintage Capital Cooperation Agreement”) and Shah Capital (the “Shah Capital Cooperation Agreement”) regarding, among other things, the composition of the Board of Directors. Pursuant to the Vintage Capital Cooperation Agreement, the Company agreed to appoint Melvin L. Keating to the Board of Directors and Mr. Kahn irrevocably withdrew his director nomination notice for the 2018 Annual Meeting. Pursuant to the Shah Cooperation Agreement, the Company agreed to appoint each of Mr. Shah and Sing Wang to the Board of Directors. The Vintage Capital Cooperation Agreement and the Shah Capital Cooperation Agreement also required Vintage Capital and Shah Capital to abide by standstill provisions that would prohibit such parties from taking a variety of potential actions with respect the Company, including forming a group with each other with respect to an acquisition of the Company or otherwise.

On April 16, 2019, Mr. Kahn informed Alexander W. Smith, the Non-Executive Chairman of the Board of Directors, by telephone that Vintage Capital had preliminary interest in considering an acquisition of the Company at a price between $8.00 and $9.00 per share. Between April 16, 2019 and April 30, 2019, Messrs. Smith and Kahn held several telephone conversations, during which Mr. Kahn requested access to due diligence.

On April 30, 2019, the Board of Directors, with representatives of the Company’s senior management and Kirkland & Ellis LLP (“Kirkland”) present, held a meeting to discuss the expression of interest that Mr. Kahn had made to Mr. Smith. The representatives of Kirkland reviewed the fiduciary duties of the Board of Directors and discussed process considerations for the evaluation of an unsolicited expression of interest to acquire the Company. The Board of Directors also discussed considerations relating to (i) Vintage Capital’s ownership of approximately 15% of the Company’s common stock, (ii) Vintage Capital’s appointment of Mr. Keating to the Board of Directors pursuant to the Vintage Capital Cooperation Agreement, (iii) Shah Capital’s ownership of approximately 18% of the Company’s common stock, (iv) Shah Capital’s appointment of Mr. Shah and Mr. Wang pursuant to the Shah Cooperation Agreement and (v) the standstill obligations applicable to Vintage Capital and Shah Capital under the Vintage Capital Cooperation Agreement and the Shah Capital Cooperation Agreement, respectively, and that such obligations would prohibit Vintage Capital and Shah Capital from forming a group with respect to an acquisition of the Company or otherwise taking a variety of actions with respect to the Company.

At the same meeting, the Board of Directors determined that, in light of the stock ownership of Vintage Capital and Shah Capital and the representation of persons designated by Vintage Capital and Shah Capital on the Board of Directors, the Board of Directors would form a special committee (the “Special Committee”) consisting of directors who were neither affiliated with nor appointed by Vintage Capital or Shah Capital and who were not members of management, and appointed Deborah M. Derby, David H. Edwab, Guillermo Marmol, Mr. Smith and Timothy J. Theriault to the Special Committee, with Mr. Smith appointed chairman of the Special Committee. The Special Committee was authorized to, among other things, (i) review and evaluate the indication of interest from Vintage Capital and any other strategic transaction involving the Company, (ii) identify, review and evaluate other possible strategic transactions involving the Company, including the Company’s stand-alone business prospects, (iii) recommend, reject or seek to modify the terms of a possible transaction or any other such alternatives and (iv) negotiate the terms of a possible transaction involving the Company. The Board of Directors also resolved that the Board of Directors would not recommend a potential transaction involving the Company or any alternative thereto without a prior favorable recommendation by the Special Committee.

On May 17, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management and representatives of Kirkland and BofA Merrill Lynch. At the meeting, the members of the Company’s senior management reviewed with the Special Committee the May Projections (as described in this proxy statement under the caption “Certain Unaudited Prospective Financial Information”), which the Special Committee had instructed management to prepare in the context of evaluating the preliminary indication of interest received from Vintage Capital. The Special Committee reviewed with management the key drivers and rationale behind the May Projections in light of the shifting retail landscape and the current status of the Company’s initiatives, which were at various stages of implementation. The Special Committee approved the May Projections, subject to the implementation of additional detail by management, to be received and approved by the Special Committee at a subsequent meeting.

On May 23, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management and representatives of Kirkland and BofA Merrill Lynch. At the meeting, representatives of BofA Merrill Lynch discussed with the Special Committee, among other things, preliminary financial analyses of the preliminary indication of interest received from Vintage Capital. The Special Committee discussed potential responses to Vintage Capital, including whether to engage with Vintage Capital and the extent to which the Special Committee should explore other strategic alternatives. At the conclusion of the meeting, the Special Committee authorized the Company to facilitate a due diligence exercise by Vintage Capital to determine whether Vintage Capital could submit a revised expression of interest that could be further evaluated by the Special Committee following Vintage Capital’s due diligence.

On May 30, 2019, to facilitate Vintage Capital’s due diligence investigation, the Company entered into a confidentiality agreement with Vintage Capital containing a standstill provision. From and after May 30, 2019, the Company facilitated due diligence by Vintage Capital and its representatives.

On June 7, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management and representatives of Kirkland and BofA Merrill Lynch. The representatives of BofA Merrill Lynch reviewed with the Special Committee an indicative list of other parties that could potentially be interested in pursuing a potential transaction involving the Company, including six financial sponsors that were selected based on their experience and interest in retail and turnaround situations and one strategic party that was selected based on its business initiatives and operations within the sector in which the Company operates. The

Special Committee directed BofA Merrill Lynch to contact each of the parties on the indicative list to gauge each such party’s interest in a potential transaction involving the Company.

Between June 10, 2019 and June 13, 2019, BofA Merrill Lynch, at the direction of the Special Committee, contacted the six financial sponsors and one strategic party from the indicative list of potentially interested parties identified during the June 7, 2019 meeting of the Special Committee. Between June 14, 2019 and June 24, 2019, the Company entered into confidentiality agreements with three of these financial sponsors, which are respectively referred to herein as “Party E,” “Party F” and “Party G,” and entered into an extended confidentiality agreement with Party D. Each confidentiality agreement entered into by the Company contained a standstill provision that permitted the private submission of an acquisition proposal to the Company upon the signing of the Merger Agreement. After executing these confidentiality agreements, each of Party D, Party E and Party F was granted access to the electronic data room containing due diligence information about the Company. Party G did not receive access to the electronic data room.

On June 19, 2019, representatives of Vintage Capital and potential debt financing sources for Vintage Capital, including B. Riley, participated in a meeting at Kirkland’s offices with members of the Company’s senior management and representatives of BofA Merrill Lynch to discuss the Company’s business and outlook.

On June 25, 2019, representatives of Party D participated in a meeting at Kirkland’s offices with members of the Company’s senior management and representatives of BofA Merrill Lynch to discuss the Company’s business and outlook.

Later on June 25, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management and representatives of Kirkland and BofA Merrill Lynch. At the meeting, the Special Committee received an update on the current status of discussions with parties who had been contacted by BofA Merrill Lynch on behalf of the Special Committee. The representatives of BofA Merrill Lynch noted that each of Vintage Capital, Party D, Party E, Party F and Party G had executed a confidentiality agreement with the Company, two additional potential bidders declined to enter into a confidentiality agreement with the Company and one additional potential bidder, a strategic party, had yet to respond to BofA Merrill Lynch’s outreach. In addition, the Special Committee discussed with BofA Merrill Lynch and the members of the Company’s senior management the meetings with Vintage Capital and Party D. The members of the Special Committee reviewed and approved the May Projections, which reflected the additional detail that had been implemented by management following the May 17, 2019 meeting of the Special Committee.

Later on June 25, 2019, representatives of Party E participated in a telephonic meeting with members of the Company’s senior management and representatives of BofA Merrill Lynch to discuss the Company’s business and operations and certain financial projections.

On June 26, 2019, Party G contacted representatives of BofA Merrill Lynch and informed such representatives that Party G would not be submitting an indication of interest to acquire the Company.

During the course of June and July 2019, Vintage Capital and its potential financing sources continued their review of information in the electronic data room and their due diligence investigation of the Company.

On July 3, 2019, Mr. Kahn contacted representatives of BofA Merrill Lynch to submit a revised verbal indication of interest on behalf of Vintage Capital to potentially acquire the Company at a price of $7.00 per share (the “July Vintage Capital Indication of Interest”).

Also on July 3, 2019, Party F contacted representatives of BofA Merrill Lynch and informed such representatives that Party F would not be submitting an indication of interest to acquire the Company.

On July 5, 2019, at the direction of the Special Committee, BofA Merrill Lynch invited Party D to submit a written preliminary, non-binding indication of interest in a potential transaction involving the Company.

On July 8, 2019, Party E contacted representatives of BofA Merrill Lynch and informed such representatives that Party E would not be submitting an indication of interest to acquire the Company.

On July 9, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland and BofA Merrill Lynch. The Special Committee discussed the July Vintage Capital Indication of Interest, and representatives of BofA Merrill Lynch discussed with the Special Committee BofA Merrill Lynch’s preliminary financial analyses of the July Vintage Capital Indication of Interest. The Special Committee also discussed recent interactions with each of Vintage Capital and other potentially interested parties, noting that only Vintage Capital and Party D remained interested in pursuing a potential transaction involving the Company. The Special Committee also discussed views of the July Vintage Capital Indication of Interest in light of the challenges faced by the Company’s business and the industry in which the Company operates. The representatives of Kirkland reviewed with the Special Committee the fiduciary duties of the Special Committee in the context of a potential acquisition of the Company and the legal framework applicable to a potential transaction involving the Company. Thereafter, the Special Committee instructed BofA Merrill Lynch to inform Vintage Capital that it should seek to increase the price per share reflected in the July Vintage Capital Indication of Interest.

On the same day, at the instruction of the Special Committee, representatives of BofA Merrill Lynch informed Vintage Capital that Vintage Capital would need to increase its price per share contemplated by the July Vintage Capital Indication of Interest in order for the Special Committee to consider a transaction with Vintage Capital to be compelling.

On July 10, 2019, Party D submitted a written non-binding indication of interest for an all-cash acquisition of the Company at a price between $5.00 and $6.00 per share. Party D also indicated that it could complete its due diligence investigation of the Company within 60 days.

On July 12, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management and representatives of Kirkland and BofA Merrill Lynch. The Special Committee discussed with the representatives of BofA Merrill Lynch updates regarding BofA Merrill Lynch’s discussions with Party D and Vintage Capital, including Party D’s July 10, 2019 indication of interest. The representatives of BofA Merrill Lynch noted for the Special Committee that, on July 11, 2019, Vintage Capital had requested financial due diligence discussions with members of the Company’s senior management and access to the Company’s existing lenders to discuss a potential renegotiation of the Company’s existing credit facility. At the conclusion of the meeting, it was the consensus of the Special Committee that (i) BofA Merrill Lynch should instruct Party D that Party D’s proposed acquisition price of $5.00 to $6.00 per share would need to be increased for Party D to remain competitive in the process for a potential transaction involving the Company, (ii) BofA Merrill Lynch should arrange for the financial due diligence discussions requested by Vintage Capital and (iii) in light of the potential that the Company’s lenders might alter their perception of the Company due to the potential transaction involving the Company and the potential resulting changes in the Company’s relationship with such lenders, BofA Merrill Lynch should instruct Vintage Capital that Vintage Capital should not engage in discussions with the Company’s existing lenders at that time.

On July 15, 2019, representatives of BofA Merrill Lynch informed Party D, on behalf of the Special Committee, that Party D would need to increase its proposed acquisition price in order to remain competitive in the process. On the same day, Party D informed representatives of BofA Merrill Lynch that it would not be willing to increase further its price, and therefore it would not be submitting a revised indication of interest to acquire the Company.

On July 17, 2019, a draft of the Merger Agreement was made available to Vintage Capital in the electronic data room. The initial draft of the Merger Agreement contemplated, among other things, (i) a termination fee payable by the Company of 2.5% of the equity value of the Company in the event of entry by the Company into a “Superior Proposal” (as described in this proxy statement under the caption “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop” Period”), among other fee triggers, and a termination fee of 1.0% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making an Acquisition Proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 10.0% of the equity value of the Company in the event that Parent did not complete the Merger at the time it would otherwise be required to consummate the Merger, among other fee triggers, and (iii) a 59-day go-shop period.

On July 23, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management. At the meeting, members of the Company’s senior management reviewed with the Special Committee an updated set of financial projections, which the Special Committee had requested that management prepare to include additional years and to take into account, among other things, developments in the Company’s business since the preparation of the May Projections, including slower than expected implementation of the Company’s initiatives; the continuing uncertainty and headwinds in the retail environment; sales trends, including in light of the Company’s lower than expected financial performance during the present quarter and the expectation that such trends would continue; the performance of new stores; evolution of the store base and declines in store traffic. During an executive session, the Special Committee determined that the May Projections presented to the Special Committee did not sufficiently account for the foregoing factors in light of the uncertainty in the retail industry, including management’s history of missing forecasted financial results and the Company’s historic difficulty in accurately preparing financial projections in the context of a declining retail environment, and that the Special Committee would not approve such financial projections but instead instructed the Company’s management to prepare a revised set of financial projections that sufficiently reflected such factors.

Also on July 23, 2019, the Company provided Mr. Kahn with updates regarding the Company’s lower than expected financial performance for the quarter ended June 29, 2019. On the same day, Ms. Leite and representatives of BofA Merrill Lynch held a telephone conversation with Mr. Kahn to discuss such financial performance.

On July 25, 2019, the Special Committee held a meeting, which was attended by members of the Company’s senior management. At the meeting, members of the Company’s senior management reviewed with the Special Committee the July Projections (as described in this proxy statement under the caption “Certain Unaudited Prospective Financial Information”), which were prepared by the Company’s management. As directed by the Special Committee, the July Projections took into account developments in the Company’s business since the preparation of the May Projections, including the slower than expected implementation of the Company’s initiatives; the continuing uncertainty and headwinds in the retail environment; sales trends, including in light of the Company’s lower than expected financial performance during the present quarter and the expectation that such trends would continue; the performance of new stores; evolution of the store base and declines in store traffic, among other things. At the conclusion of the meeting, the Special Committee approved the July Projections and authorized Mr. Smith to provide BofA Merrill Lynch with the July Projections and direct BofA Merrill Lynch to utilize the July Projections for purposes of BofA Merrill Lynch’s valuation analyses in connection with a potential transaction involving the Company.

On July 27, 2019, representatives of BofA Merrill Lynch held a telephone conversation with Mr. Kahn to discuss Vintage Capital’s financial due diligence regarding the Company and timing for submitting Vintage Capital’s markup of the Merger Agreement and revised bid price. Following this discussion, Vintage Capital was provided with the July Projections on July 28, 2019.

Also on July 27, 2019, Ms. Leite and Mr. Knight held a telephone conversation with Mr. Kahn to discuss certain items in connection with Vintage Capital’s financial due diligence investigation of the Company.

On July 31, 2019, Mr. Smith held a telephone conversation with Mr. Kahn during which Mr. Kahn, in his capacity as a member of Parent’s Board of Directors and on behalf of Parent, submitted an indication of interest for an all-cash acquisition of the Company by Parent at a price of $6.50 per share (the “July Parent Indication of Interest”). Mr. Kahn communicated to Mr. Smith that any acquisition of the Company would be effected by Parent and not Vintage Capital.

On July 31, 2019, Mr. Smith held a telephone conversation with Mr. Kahn during which Mr. Kahn submitted an indication of interest for an all-cash acquisition of the Company by Parent at a price of $6.50 per share (the “July Parent Proposal”). Mr. Kahn communicated to Mr. Smith that Vintage Capital would, instead of seeking to acquire the Company itself, capitalize Parent with equity to support Parent’s $6.50 per share proposal.

Also on July 31, 2019, Parent executed a joinder to the Company’s confidentiality agreement with Vintage Capital.

Later on July 31, 2019, Troutman Sanders LLP (“Troutman”), counsel to Parent, sent a markup of the Merger Agreement to Kirkland. Troutman’s markup of the Merger Agreement contemplated, among other things, (i) a termination fee payable by the Company of 4.0% of the equity value of the Company in the event of entry by the Company into a Superior Proposal, among other fee triggers, and a termination fee of 2.0% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making an Acquisition Proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 5.0% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate the Merger, among other fee triggers, and (iii) a 29-day go-shop period.

Also on July 31, 2019, the Board of Directors held a regularly scheduled meeting, which was attended by representatives of Kirkland and BofA Merrill Lynch. Mr. Keating recused himself from all presentations by the Company’s advisors and all deliberations of the Board of Directors because of the fact that he was designated to the Board of Directors by Vintage Capital. At the meeting, the Board of Directors discussed, among other things, updates regarding the process in respect of a potential transaction involving the Company, including Party E’s decision not to pursue a transaction involving the Company, the $5.00 to $6.00 indication of interest received from Party D and Party D’s statement that it would not increase its bid price range and the July Parent Proposal communicated by Mr. Kahn to Mr. Smith earlier on July 31, 2019. Representatives of BofA Merrill Lynch reviewed with the Board of Directors BofA Merrill Lynch’s updated preliminary valuation analyses. Kirkland provided the Board of Directors with an overview of the markup of the Merger Agreement submitted by Parent. Mr. Smith reviewed with the Board of Directors a BofA Merrill Lynch memorandum disclosing certain relationships between BofA Merrill Lynch and its affiliates, on the one hand, and the Company and certain other parties involved in the transaction, on the other hand, including the Call Spread Transactions (as defined and described below in the section captioned “The Merger—Opinion of Vitamin Shoppe’s Financial Advisor”), provided in writing by BofA Merrill Lynch prior to the meeting.

On August 1, 2019, Mr. Smith held a telephone conversation with Mr. Kahn to seek additional details regarding the July Parent Indication of Interest, including Parent’s expected sources of financing and the status thereof.

On August 2, 2019, Kirkland sent a markup of the Merger Agreement to Troutman. Kirkland’s markup of the Merger Agreement contemplated, among other things, (i) a termination fee payable by the Company of 2.75% of the equity value of the Company in the event of entry by the Company into a Superior Proposal, among other fee triggers, and a termination fee of 1.375% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making a qualifying proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 8.0% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate Merger, among other fee triggers, and (iii) a 45-day go-shop period.

On August 3, 2019, Mr. Smith held a telephone conversation with Mr. Kahn to discuss the status of Parent’s indication of interest, including the debt and equity commitment letters that Parent would submit in connection with its proposal.

On the same day, representatives of BofA Merrill Lynch held a telephone conversation with Mr. Kahn regarding the financing for Parent’s indication of interest. Mr. Kahn also discussed with the representatives of BofA Merrill Lynch the strategic logic of the combination, including Parent’s ongoing shift in strategic focus.

On August 4, 2019, Troutman sent a markup of the Merger Agreement to Kirkland. Troutman’s markup of the Merger Agreement contemplated, among other things, (i) a termination fee payable by the Company of 3.5% of the equity value of the Company in the event of entry by the Company into a Superior Proposal, among other fee triggers, and a termination fee of 2.0% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making a qualifying proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 6.5% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate the Merger, among other fee triggers, and (iii) a 29-day go-shop period.

On the same day, representatives of BofA Merrill Lynch and Kirkland held a telephone conversation with Mr. Kahn to discuss the financing of Parent’s indication of interest to acquire the Company for $6.50 per share, the equity to be provided to Parent to partially finance the transaction, the structure of the potential transaction involving the Company and Parent, Parent’s recently announced shift in strategic direction and Parent’s strategy between signing and closing of the potential transaction involving the Company and Parent.

Between August 5, 2019 and the execution of the Merger Agreement, Mr. Smith and, at the direction of the Special Committee, representatives of BofA Merrill Lynch had ongoing conversations with Mr. Kahn regarding the status and terms of the potential transaction and representatives of Kirkland had ongoing conversations with representatives of Troutman regarding these topics.

Also on August 5, 2019, the Special Committee held a meeting, which was attended by representatives of Kirkland and BofA Merrill Lynch. The representatives of Kirkland provided the Special Committee with an overview of the Merger Agreement, related ancillary documents and the structure of the potential transaction involving Parent and the Company. The representatives of BofA Merrill Lynch provided the Special Committee with an update regarding BofA Merrill Lynch’s discussions with Parent, Parent’s equity and debt financing.

On August 6, 2019, Kirkland sent a markup of the Merger Agreement to Troutman. Kirkland’s markup of the Merger Agreement contemplated, among other things, (i) a termination fee of 1.5% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making a qualifying proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 7.0% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate the Merger, among other fee triggers, and (iii) a 40-day go-shop period.

On August 7, 2019, Troutman sent a markup of the Merger Agreement to Kirkland. Troutman’s markup of the Merger Agreement contemplated, among other things, (i) a termination fee of 2.0% of the equity value of the Company in the event of entry by the Company into a Superior Proposal with any bidder making a qualifying proposal during the go-shop period, (ii) a “reverse” termination fee payable by Parent of 6.5% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate the transaction and (iii) a 29-day go-shop period.

Later that day, the parties held an all hands conference call in which representatives of Kirkland, BofA Merrill Lynch, Troutman, Willkie Farr & Gallagher LLP (“Willkie”), counsel to Vintage Capital, and B. Riley, a debt financing source for Parent, participated. The parties discussed, among other things, the debt commitment letters to be provided by B. Riley and JPMorgan, the Equity Commitment Letter and the Merger Agreement.

Later on August 7, 2019, Kirkland sent a markup of the Merger Agreement to Troutman. Kirkland’s markup of the Merger Agreement contemplated, among other things, (i) in the event of entry by the Company into a Superior Proposal with any bidder making a qualifying proposal during the go-shop period, a termination fee in an amount equal to the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Parent in connection with the Merger, not to exceed 2.0% of the equity value of the Company, (ii) a “reverse” termination fee payable by Parent of 7.0% of the equity value of the Company in the event that Parent did not complete the transaction at the time it would otherwise be required to consummate the Merger, among other fee triggers, and (iii) a 44-day go-shop period.

Later that day, Troutman sent a markup of the Merger Agreement to Kirkland. Troutman’s markup of the Merger Agreement contemplated, among other things, a 29-day go-shop period, but substantially accepted the other provisions set forth in Kirkland’s August 7, 2019 draft of the Merger Agreement.

During the evening of August 7, 2019, the Special Committee and the Board of Directors held a joint meeting attended by representatives of Kirkland and BofA Merrill Lynch. Mr. Keating recused himself from all presentations by the Company’s advisors, all deliberations of the Board of Directors and the vote of the Board of Directors because of the fact that he was designated to the Board of Directors by Vintage Capital. At the meeting, the Special Committee and the Board of Directors reviewed their fiduciary duties with Kirkland. Kirkland also reviewed the key terms of the Merger Agreement and the related ancillary documents with the Special Committee and the Board of Directors. Next, representatives of BofA Merrill Lynch reviewed with the Board of Directors an updated version of the BofA Merrill Lynch memorandum disclosing certain relationships between BofA Merrill Lynch and its affiliates, on the one hand, and the Company and certain other parties involved in the transaction, on the other hand, including the Call Spread Transactions. BofA Merrill Lynch then provided the Special Committee and the Board of Directors with an update on the process in respect of a potential transaction involving the Company and discussed various valuation perspectives. BofA Merrill Lynch reviewed its financial analysis of the proposed transaction and rendered to the Special Committee and the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of August 7, 2019 and based upon and subject to the assumptions and limitations set forth therein, the consideration to be received in the Merger by the holders of the shares of common stock (other than Vintage Capital and its affiliates) was fair, from a financial point of view, to such holders.

The Special Committee recommended that the Board of Directors approve and declare advisable the Merger Agreement and the Merger. Thereafter, the Board of Directors determined that the Merger Agreement and the Merger were fair to, advisable and in the best interests of the Company and its stockholders. The Board of Directors approved the Merger Agreement and the Merger and recommended that the stockholders vote to adopt the Merger Agreement at the Special Meeting. The Board of Directors then reviewed the go-shop process with the representatives of BofA Merrill Lynch and Kirkland.

Following the August 7, 2019 joint meeting of the Special Committee and the Board of Directors, Kirkland and Troutman exchanged final drafts of the Merger Agreement and other related ancillary agreements. Kirkland also exchanged final drafts of the Equity Commitment Letter and the Voting Agreement with Willkie.

On August 8, 2019, the parties exchanged executed copies of the Merger Agreement and other related ancillary agreements, including the Voting Agreement, the Debt Commitment Letters and the Equity Commitment Letter.

Later on August 8, 2019, the parties announced the execution of the Merger Agreement and the go-shop period commenced. On the same day, at the direction of the Special Committee, representatives of BofA Merrill Lynch began contacting potential counterparties to an alternative transaction with the Company in connection with the go-shop period.

During the go-shop period, at the direction of the Special Committee, representatives of BofA Merrill Lynch contacted 73 parties, including 11 strategic and 62 financial parties. Four of these parties entered into confidentiality agreements with the Company and were granted access to the electronic data room maintained by the Company.

On August 29, 2019, representatives of a strategic party (“Party H”), Party H’s financial advisor and a potential debt financing source for Party H participated in a meeting with members of the Company’s senior management and representatives of BofA Merrill Lynch to discuss the Company’s business and operations and certain financial projections.

On September 5, 2019, the Company received a proposal to acquire the Company from Party H, proposing an all-cash acquisition of the Company at a price of $7.25 per share (the “Go-Shop Proposal”).

The go-shop period concluded at 12:01 a.m. New York City time on September 6, 2019 and the Company became subject to the “no-shop” restrictions described in this proxy statement under the caption “Proposal 1: Adoption of the Merger Agreement—The “No-Shop” Period.”

Also on September 6, 2019, the Special Committee held a meeting attended by Ms. Leite and Messrs. Shah and Wang, members of the Board of Directors, in addition to representatives of Kirkland and BofA Merrill Lynch. At the meeting, the Special Committee discussed with the representatives of BofA Merrill Lynch and Kirkland updates regarding the “go-shop” process. The Special Committee then discussed with the representatives of BofA Merrill Lynch and Kirkland the Go-Shop Proposal, including background information regarding Party H. Representatives of Kirkland reviewed the legal framework applicable to the receipt of the Go-Shop Proposal and the directors’ duties. The Special Committee then considered the legal, financial, timing, financing and other aspects of the Go-Shop Proposal and discussed with the representatives of BofA Merrill Lynch and Kirkland the merits and potential risks of the Go-Shop Proposal.

At the same meeting, following the discussion described above, the Special Committee determined that Party H qualified as an “Excluded Party” (as described in this proxy statement under the caption “Proposal 1: Adoption of the Merger Agreement—Termination Fees”) under the Merger Agreement. At the conclusion of the meeting, the Special Committee determined in good faith, after consultation with BofA Merrill Lynch and Kirkland, that the Go-Shop Proposal was reasonably likely to lead to a Superior Proposal. The Special Committee then authorized and directed the Company’s management and the representatives of BofA Merrill Lynch and Kirkland to negotiate with Party H in compliance with the Merger Agreement. No determination was made by the Special Committee as to whether the Go-Shop Proposal was a Superior Proposal. The Special Committee did not change its recommendation in favor of the Merger Agreement and the transactions contemplated thereby.

On September 9, 2019, the Company issued a press release disclosing the existence of the Go-Shop Proposal, in addition to the Special Committee’s determination that Party H had been designated as an Excluded Party and that the Go-Shop Proposal was reasonably likely to lead to a Superior Proposal under the Merger Agreement.

Between September 9, 2019 and September 23, 2019, the Company continued to provide due diligence information to Party H and facilitate access to potential financing sources for Party H.

On September 20, 2019, representatives of Party H’s financial advisor informed representatives of BofA Merrill Lynch that Party H continued to conduct due diligence and seek committed financing in connection with the Go-Shop Proposal.

On September 23, 2019, in light of the failure of Party H to obtain committed financing, the Company determined to cease negotiations with Party H as of such date and filed a Current Report on Form 8-K disclosing the cessation of negotiations with Party H.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Special Committee, and after considering various factors described in this section of the proxy statement, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders for their adoption. Mr. Keating recused himself from all presentations by the Company’s advisors, all deliberations of the Board of Directors on these topics and the vote of the Board of Directors because of the fact that he was designated to the Board of Directors by Vintage Capital.

The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the Compensation Proposal and “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for Recommendation

Special Committee

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee consulted with the Company’s senior management, as well as BofA Merrill Lynch and Kirkland. In the course of making its recommendation to the Board of Directors, the Special Committee considered numerous factors, including the following non-exhaustive list of factors which the Special Committee believed supported its recommendation and determination (not in any relative order of importance):

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Cash Merger Consideration. The Special Committee considered that the form of consideration to be paid to stockholders of the Company in the Merger will be all cash and considered the certainty of value and liquidity of such cash consideration, including that all-cash consideration would avoid long-term business risk.

•	Merger Consideration. The Special Committee considered the:

•	historical market prices, volatility and trading information with respect to the shares of the Company’s common stock;

•	fact that the Merger Consideration represents a premium of approximately 43% to the closing price of shares of the Company’s common stock on August 7, 2019; and

•	fact that the Merger Consideration represents a premium of approximately 59% to the 30-day volume weighted average price for the period ended on August 7, 2019.

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Standalone Business Prospects of the Company. The Special Committee believed that the Merger Consideration was more favorable to the stockholders than the likely value that would result from remaining an independent public company. This belief was based on, among other things, the Special Committee’s assessment of:

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the Company’s business, operations and management and its historical, current and projected financial performance, results of operations and financial condition, including the fact that the Company has not recently achieved certain performance goals;

•	management’s business plan for the Company, taking into account the potential benefits and risks associated with pursuing such business plan;

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the uncertainty of attaining management’s internal financial projections, including those set forth in the section of this proxy statement captioned “Certain Unaudited Prospective Financial Information”;

•	the potential impact of industry and macroeconomic factors on the Company’s future prospects and ability to achieve its performance goals; and

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certainty of value and liquidity to stockholders of the cash Merger Consideration, including eliminating the effect of long-term business and execution risk, relative to the uncertainty that the Company’s stock price would trade at or above the Merger Consideration for any extended period in the foreseeable future based on a consideration of all of the factors above.

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Strategic Alternatives. The Special Committee considered that, prior to the execution of the Merger Agreement, it had actively sought proposals from other parties it believed were potentially interested in a transaction involving the Company (as more fully described above under the caption “—Background of the Merger”), including that:

•	seven financial sponsors and two strategic companies, including Parent, were contacted or came forth during the process in an effort to obtain the best price reasonably available to the stockholders;

•	of the parties identified in the immediately preceding bullet point, only one party other than Parent made a proposal to the Company; and

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during the go-shop period, the Company would be permitted to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constituted, or that could constitute, an Acquisition Proposal from a person other than Parent, and that the Company could terminate the Merger Agreement to accept a Superior Proposal from such person as long as the Company complied with certain procedures in the Merger Agreement, as more fully described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement.”

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Negotiation Process. The Special Committee considered the fact that the terms of the Merger Agreement were the result of arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Special Committee, and with the assistance of financial and legal advisors.

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Financial Advisor Opinion. The Special Committee considered the opinion of BofA Merrill Lynch, dated August 7, 2019, delivered to the Board of Directors and the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the stockholders (other than Vintage Capital and its affiliates) of the Merger Consideration to be received by such stockholders in the Merger, as more fully described in the section of this proxy statement captioned “Opinion of Vitamin Shoppe’s Financial Advisor.”

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Terms of the Merger Agreement. The Special Committee considered the terms of the Merger Agreement, as more fully described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement,” including the:

•	fact that Parent would be required to pay the Company a termination fee of $11,340,000 if the Company terminates the Merger Agreement under certain circumstances;

•	Company’s right to specific performance to prevent breaches of the Merger Agreement;

•	Company’s right to specific performance to cause the Equity Financing contemplated by the Equity Commitment Letter to be funded, subject to certain conditions;

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Company’s right during the go-shop period to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constituted, or that could constitute, an Acquisition Proposal from a person other than Parent, and that the Company could terminate the Merger Agreement to accept a Superior Proposal from such person or change its recommendation in response to a Superior Proposal as long as the Company complied with certain procedures in the Merger Agreement; and

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right of the Board of Directors (or the Special Committee) to change its recommendation in response to an Intervening Event if the Board of Directors (or the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Board of Directors (or the Special Committee) to violate its fiduciary duties under applicable law, subject to certain conditions.

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Voting Agreement. The Special Committee considered the terms of the Voting Agreement, which will terminate upon certain circumstances, including the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement, (iii) the occurrence of a Company Board Recommendation Change (as defined below), (iv) the conclusion of the Special Meeting (including any adjournment or postponement thereof) and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders, however called, at which the vote in respect of the matters contemplated by the Voting Agreement is taken, and (v) as to any particular stockholder of the Company that is a party to the Voting Agreement, the date of any amendment, waiver or modification of the Merger Agreement without such stockholder’s prior written consent that has the effect of (a) decreasing the Merger Consideration, (b) changing the form of merger consideration, (c) extending the Termination Date, or (d) imposing any material restrictions or additional material conditions on the consummation of the Merger or the payment of the merger consideration or otherwise in a manner material and adverse to such stockholder.

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Appraisal Rights. The Special Committee considered the fact that stockholders that do not vote to approve the Merger Agreement and that comply with the requirements of the DGCL will have the right to dissent from the Merger and to demand appraisal of the “fair value” of their shares of common stock under the DGCL, as more fully described in the section of this proxy statement captioned “Appraisal Rights.”

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Termination Date. The Special Committee considered its view that the Termination Date on which Parent or the Company, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger.

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Other Risks, Restrictions and Uncertainties. In the course of its deliberations, the Special Committee also considered various risks, restrictions and uncertainties related to entering into the Merger Agreement and consummating the Merger, including:

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Risk of Non-Consummation. The Special Committee considered the possibility that the Merger might not be consummated and that (i) the price of the Company’s common stock would likely decrease because the current market price may reflect a market assumption that the Merger will be consummated, (ii) the Company, in certain circumstances, may be required to pay Parent a termination fee of $3,240,000 or $5,670,000, (iii) the Company may experience difficulties in obtaining financing from changed perceptions regarding the Company’s competitive position, management, liquidity or other aspects of its business, (iv) the Company may be unable to find a partner willing to engage in a transaction on terms as favorable as those set forth in the Company’s agreements with Parent and Merger Sub, (v) stockholders would not realize the anticipated benefits of the Merger, (vi) the Company’s business, operations and financial results could suffer in the event that the Merger is not consummated and (vii) the announcement of the Merger Agreement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel), vendors and customers.

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Transaction Costs. The Special Committee considered the fact that the Company has incurred, and will continue to incur, significant transaction costs and expenses in connection with the Merger, regardless of whether consummated and, if the Merger is not consummated, the Company may be required to pay its own expenses associated with the Merger Agreement and the Merger and the fact that the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work prior to the execution of the Merger Agreement and during the pendency of the Merger.

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Future Growth. The Special Committee considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that stockholders of the Company will have no ongoing equity interest in the Surviving Corporation, meaning that the stockholders will cease to participate in any future earnings or growth or to benefit from any potential future appreciation in value of the Company.

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Non-Solicitation. The Special Committee considered the fact that, under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date.

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Business Restrictions. The Special Committee considered the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, including the requirement that the Company conduct its business in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued.

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Tax Consequences. The Special Committee considered the fact that as an all-cash transaction the Merger generally would be taxable to stockholders that were U.S. Holders for U.S. federal income tax purposes, although the Special Committee believed that this was mitigated by the fact that the entire consideration payable in the Merger would be cash, providing a cash amount for the payment of any taxes due

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Regulatory Approval and Risk of Pending Actions. The Special Committee considered the fact that the completion of the Merger would require regulatory clearances and approvals and the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect has occurred, that are not entirely within the Company’s control, and that there is no Legal Restraint preventing the consummation of the Merger.

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Litigation Risk. The Special Committee considered the risk of litigation in connection with the Merger, and the fact that litigation in connection with transactions such as the Merger is common and potentially costly and distracting to the Company’s directors, management and employees.

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Financing Failure. The Special Committee considered the risk that, while the Merger Agreement is not subject to any financing condition, if Parent fails to obtain sufficient financing, the Merger is unlikely to be consummated.

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Requisite Stockholder Approval. The Special Committee considered the fact that the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock.

Board of Directors

In the course of (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolving to recommend that the stockholders adopt the Merger Agreement and (iv) directing that the Merger Agreement be submitted to the stockholders for their adoption, the Board of Directors considered, among other things, the same factors considered by the Special Committee in its deliberations (as described above) and the Special Committee’s unanimous recommendation that the Board of Directors (i) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders, (ii) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommend that the stockholders adopt the Merger Agreement.

In addition, the Board of Directors considered the opinion of BofA Merrill Lynch, dated August 7, 2019, delivered to the Board of Directors and the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the stockholders (other than Vintage Capital and its affiliates) of the Merger Consideration to be received by such stockholders in the Merger, as more fully described in the section of this proxy statement captioned “Opinion of Vitamin Shoppe’s Financial Advisor.”

The foregoing discussion of reasons for the Special Committee’s and Board of Directors’ respective recommendations and determinations is not meant to be exhaustive, but instead is intended to address the principal factors considered by the Special Committee and the Board of Directors. In view of the wide variety of factors considered by the Special Committee and the Board of Directors in connection with their respective evaluations of the Merger and the complexity of these matters, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its respective recommendations and determinations. Rather, in considering the information and factors described above, individual members of the Special Committee and the Board of Directors each applied his or her own personal judgment to the process and may have given differing weights to differing factors. The Special Committee collectively reached the unanimous conclusion to recommend the Merger to the Board of Directors, and the Board of Directors collectively reached the conclusion to approve the Merger, based on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

In considering the recommendation and determination of the Special Committee and the Board of Directors that stockholders vote in favor of adoption of the Merger Agreement, stockholders of the Company should be aware that the Company’s directors and officers have interests in the Merger that may be different from, or in addition to, other stockholders of the Company. The Special Committee and the Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. For more information on these interests see the section of the proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Certain Unaudited Prospective Financial Information

While the Company has from time to time provided limited financial guidance to investors, the Company has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the Merger, the Company’s management prepared certain non-public financial projections as to the potential future performance of the Company for the years 2019 through 2021 (referred to as the “May Projections”), which were provided to the Special Committee in May 2019 in connection with their evaluation of the transaction. At the direction of the Special Committee, the May Projections were further updated by the Company’s management for the years 2019 through 2023 and in July 2019 were provided to the Special Committee in connection with its evaluation of the Merger and to BofA Merrill Lynch in connection with its financial analyses, including BofA Merrill Lynch’s financial analyses described in the section of this proxy statement captioned “—Opinion of Vitamin Shoppe’s Financial Advisor” (referred to as the “July Projections” and, together with the May Projections, the “Management Projections”). The Management Projections were also provided to Parent for its use in connection with its evaluation of the Merger. For more information, see the section of this proxy statement captioned “—Background of the Merger.”

The below summary of the Management Projections is included for the purpose of providing stockholders access to certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any stockholder or whether any stockholder should seek appraisal rights with respect to common stock. The inclusion of the Management Projections should not be regarded as an indication that the Company or anyone who received the Management Projections then considered, or now considers, them a reliable prediction of future events, and the Management Projections should not be relied upon as such.

The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The Management Projections contain projections of adjusted gross profits, adjusted SG&A, adjusted EBIT, adjusted EBITDA and unlevered free cash flow, each of which are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, implementation of the Company’s strategy, compliance with regulations, certifications and best practices with respect to the development, manufacture, sale and marketing of the Company’s products, management changes, maintaining appropriate levels of inventory, changes in tax policy, ecommerce relationships, disruptions of manufacturing, warehouse or distribution facilities or information systems, regulatory environment and other factors discussed in this proxy statement and in other reports filed by or furnished to the SEC by the Company. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes less reliable with each successive year.

The Management Projections were developed by the Company’s management without giving effect to the Merger or the other transactions contemplated by the Merger Agreement or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger or costs related to other transactions contemplated by the Merger Agreement. In addition, the Management Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

In addition, the Management Projections have not been updated or revised to reflect information, circumstances, events or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The inclusion of the Management Projections herein should not be deemed an admission or representation by the Company that the Company views such Management Projections as material information, particularly in light of the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company or any other person regarding the Management Projections or the Company’s ultimate performance compared to such information. In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections. The Management Projections should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in the Company public filings with the SEC.

May Projections

The following is a summary of the May Projections. The May Projections were based on numerous variables and assumptions, including the following key assumptions:

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Base business supported by new initiatives which are at various stages of implementation (focused on enhancing product offering, differentiating the customer experience, optimizing the store base and expanding digital and ecommerce capabilities).

•	Additional strategic initiatives in place to extend the Vitamin Shoppe brand to new channels and expand customer reach.

•	Gross margin to remain stable—change in consolidated gross margin reflects shift in sales channel mix.

•	Continued improvement in operating efficiency focused on enhancing productivity and optimally utilizing the Company’s asset base.

•	Focus on enterprise cost and opportunities to reduce operating expenses and streamline the business.

•	Redirect capital spend to less capital intensive and/or high return projects.

•	Maintain working capital discipline to free up cash to support initiatives.

	For the Year Ending December 31,
(dollars in millions)	2019E	2020E	2021E
Net sales	$1,091	$1,121	$1,198
% Growth	(2.1%)	2.8%	6.9%
Gross margin	$545	$557	$590
% Margin	50.0%	49.7%	49.2%
Adjusted gross profits(1)	$344	$355	$384
% Margin	31.5%	31.7%	32.0%
Adjusted SG&A(2)	(328)	(329)	(344)
% Net sales	30.1%	29.3%	28.7%
Adjusted EBIT(3)	$16	$26	$40
% Margin	1.4%	2.4%	3.3%
Depreciation & amortization	41	39	37
Adjusted EBITDA(4)	$56	$65	$77
% Margin	5.2%	5.8%	6.4%

Selected Cash Flow Items
Capital expenditures	$31	$27	$30
Change in NWC	8	(1)	(3)
Tax rate	28.0%	28.0%	28.0%
Unlevered free cash flow(5)	$28	$30	$33

Certain amounts in the above table may reflect rounding adjustments.

(1)	Adjusted gross profits is defined as gross margin, less occupancy costs, less warehouse & transportation costs, less capitalized inventory costs.
(2)	Adjusted SG&A is defined as advertising, store payroll and operating expenses, and corporate expenses excluding one-time lease termination fees and management realignment expenses.
(3)	Adjusted EBIT is defined as adjusted gross profits, less adjusted SG&A.
(4)	Adjusted EBITDA is defined as adjusted EBIT, plus depreciation & amortization.
(5)	Unlevered free cash flow is defined as tax effected adjusted EBIT, plus depreciation & amortization, less capital expenditures, plus change in net-working capital (“NWC”).

July Projections

The following is a summary of the July Projections. The July Projections were based on numerous variables and assumptions, including the following key assumptions:

•	Retail business reflects an updated view on the number of new store openings and closures.

•	Direct-to-consumer channels impacted by store count assumption, specifically Auto Delivery and Only Me, as stores play a critical role in new customer acquisition.

•	Promising momentum seen in other areas (for example, wholesale or new business).

•	Variable expenses associated with stores such as operating payroll, occupancy and operating expenses reflective of store count assumption.

•	Assumed flat corporate expense growth to help offset impact of channel shift.

•	Warehouse and transportation cost held constant as a rate of sales.

•	Capital expenditures reflective of new store openings assumption.

	For the Year Ending December 31,
(dollars in millions)	2019E	2020E	2021E	2022E	2023E
Net sales	$1,070	$1,034	$1,018	$1,017	$1,016
% Growth	(4.0%)	(3.4%)	(1.5%)	(0.1%)	(0.1%)
Gross margin	$546	$520	$505	$497	$489
% Margin	51.0%	50.3%	49.6%	48.9%	48.1%
Adjusted gross profits(1)	$348	$330	$318	$313	$308
% Margin	32.5%	31.9%	31.2%	30.8%	30.3%
Adjusted SG&A(2)	(330)	(318)	(309)	(304)	(299)
% Net sales	30.8%	30.8%	30.4%	29.9%	29.4%
Adjusted EBIT(3)	$17	$12	$9	$10	$10
% Margin	1.6%	1.2%	0.9%	1.0%	1.0%
Depreciation & amortization	41	38	37	34	32
Adjusted EBITDA(4)	$58	$50	$46	$44	$42
% Margin	5.4%	4.8%	4.5%	4.3%	4.1%

Selected Cash Flow Items
Capital expenditures	$31	$24	$24	$24	$24
Change in NWC	1	1	(1)	(3)	(4)
Tax rate	27.0%	28.0%	28.0%	28.0%	28.0%
Unlevered free cash flow(5)	$7 (6)	$25	$18	$14	$12

Certain amounts in the above table may reflect rounding adjustments.

(1)	Adjusted gross profits is defined as gross margin, less occupancy costs, less warehouse & transportation costs, less capitalized inventory costs.
(2)	Adjusted SG&A is defined as advertising, store payroll and operating expenses, and corporate expenses excluding one-time lease termination fees and management realignment expenses.
(3)	Adjusted EBIT is defined as adjusted gross profits, less adjusted SG&A.
(4)	Adjusted EBITDA is defined as adjusted EBIT, plus depreciation & amortization.
(5)	Unlevered free cash flow is defined as tax effected adjusted EBIT, plus depreciation & amortization, less capital expenditures, plus change in NWC.
(6)	Unlevered free cash flow was only estimated for the third and fourth quarters of 2019.

Opinion of Vitamin Shoppe’s Financial Advisor

Vitamin Shoppe has retained BofA Merrill Lynch to act as Vitamin Shoppe’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Vitamin Shoppe selected BofA Merrill Lynch to act as Vitamin Shoppe’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Vitamin Shoppe and its business.

On August 7, 2019, at a meeting of the Board of Directors and the Special Committee, BofA Merrill Lynch delivered to the Board of Directors and the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 7, 2019, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the Merger Consideration to be received in the Merger by stockholders (other than Vintage Capital and its affiliates) was fair, from a financial point of view, to such stockholders.

The full text of BofA Merrill Lynch’s written opinion to the Board of Directors and the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board of Directors and the Special Committee for the benefit and use of the Board of Directors and the Special Committee (each in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vitamin Shoppe or in which Vitamin Shoppe might engage or as to the underlying business decision of Vitamin Shoppe to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to Vitamin Shoppe;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vitamin Shoppe furnished to or discussed with BofA Merrill Lynch by the management of Vitamin Shoppe, including the July Projections, relating to Vitamin Shoppe prepared by the management of Vitamin Shoppe;

•	discussed the past and current business, operations, financial condition and prospects of Vitamin Shoppe with members of senior management of Vitamin Shoppe;

•	reviewed the trading history for Vitamin Shoppe’s common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Vitamin Shoppe with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•

considered the results of BofA Merrill Lynch’s efforts on behalf of Vitamin Shoppe to solicit, at the direction of Vitamin Shoppe, indications of interest from third parties with respect to a possible acquisition of all or a portion of Vitamin Shoppe;

•	reviewed a draft, dated August 7, 2019, of the Merger Agreement (the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Vitamin Shoppe that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the July Projections, BofA Merrill Lynch was advised by Vitamin Shoppe, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vitamin Shoppe as to the future financial performance of Vitamin Shoppe. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vitamin Shoppe, nor did it make any physical inspection of the properties or assets of Vitamin Shoppe. BofA Merrill Lynch did not evaluate the solvency or fair value of Vitamin Shoppe or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Vitamin Shoppe, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Vitamin Shoppe or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of Vitamin Shoppe, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, the form or structure, or any terms or other aspects or implications, of any related transactions, any voting or support agreements or any governance or other arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders (other than Vintage Capital and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the stockholders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vitamin Shoppe or in which Vitamin Shoppe might engage or as to the underlying business decision of Vitamin Shoppe to proceed with or effect the Merger. BofA Merrill Lynch also did not express any opinion or view with respect to, and BofA Merrill Lynch relied, with Vitamin Shoppe’s consent, upon the assessments of representatives of Vitamin Shoppe regarding, legal, regulatory, accounting, tax and similar matters relating to Vitamin Shoppe and the Merger (including the contemplated benefits thereof), as to which BofA Merrill Lynch understood that Vitamin Shoppe obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, Vitamin Shoppe imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the section of this proxy statement captioned “Summary of Material Vitamin Shoppe Financial Analyses” represents a brief summary of the material financial analyses presented by BofA

Merrill Lynch to the Board of Directors and the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Vitamin Shoppe Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Vitamin Shoppe and the following 12 publicly traded companies in the specialty retail industry:

•	Sprouts Farmers Market, Inc.

•	Best Buy Co., Inc.

•	Party City Holdco Inc.

•	GNC Holdings, Inc.

•	Sally Beauty Holdings, Inc.

•	DICK’s Sporting Goods, Inc.

•	Natural Grocers by Vitamin Cottage, Inc.

•	Signet Jewelers Limited

•	The Michaels Companies, Inc.

•	Hibbett Sports, Inc.

•	Bed, Bath & Beyond Inc.

•	GameStop Corp.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 6, 2019, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents and marketable securities (as applicable), as a multiple of 2019 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The overall low to high calendar year 2019 EBITDA multiples observed for the selected publicly traded companies were 0.8x to 8.2x (with an average of 5.1x and a median of 5.4x). BofA Merrill Lynch then applied calendar year 2019 EBITDA multiples of 2.5x to 4.0x derived from the selected publicly traded companies to Vitamin Shoppe’s calendar year 2019 estimated adjusted EBITDA of $58 million to determine implied per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Vitamin Shoppe were based on the July Projections. This analysis indicated the following approximate implied per share equity value reference ranges for Vitamin Shoppe (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Vitamin Shoppe	Merger Consideration
$4.00 – $7.45	$6.50

No company used in this analysis is identical or directly comparable to Vitamin Shoppe. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Vitamin Shoppe was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies in “turnaround” transactions, which involved targets in financial distress at the time of the transaction (as determined by BofA Merrill Lynch based on its judgment and experience):

Acquiror	Target
• Berkshire Hathaway Inc.	• Fruit of the Loom, Inc.
• V.F. Corporation	• Nautica Enterprises, Inc.
• Apax Partners	• Tommy Hilfiger Corporation
• Fruit of the Loom, Inc.	• V.F. Corporation (intimate apparel business)
• Golden Gate Capital	• Express Brand
• The Dress Barn, Inc.	• Tween Brands, Inc.
• Golden Gate Capital	• Eddie Bauer Holdings Inc.
• Advent International Corp.	• Charlotte Russe Inc.
• Bi-Lo LLC	• Winn-Dixie Stores, Inc.
• Gildan Activewear Inc.	• Anvil Holdings, Inc.
• Leonard Green & Partners L.P.	• Lucky Brand
• Oaktree Capital Manager	• Billabong International Limited
• Capmark Financial Group Inc.	• Orchard Brands Corp.
• Boardriders, Inc.	• Billabong International Limited
• JD Sports Fashion Plc	• The Finish Line, Inc.
• Ames Watson, LLC	• The Lids Sports Group
• Elliot Associates, L.P.	• Barnes & Noble, Inc.

BofA Merrill Lynch also reviewed, to the extent publicly available, financial information relating to the following 14 selected transactions involving companies in the specialty retail sector:

Acquiror	Target
• Leonard Green & Partners, L.P.	• Jo-Ann Stores, Inc.
• Leonard Green & Partners, L.P. and CVC Capital Partners	• BJ’s Wholesale Club, Inc.
• Thomas H. Lee Partners, L.P.	• Party City Holdings, Inc.
• Ares Management, L.P.	• Smart & Final Stores, Inc.
• Office Depot, Inc.	• OfficeMax Incorporated
• Jarden Corporation	• Yankee Candle Investments LLC
• Signet Jewelers Limited	• Zale Corporation
• Dollar Tree, Inc.	• Family Dollar Stores, Inc.
• BC Partners Inc.	• PetSmart, Inc.
• CVC Capital Partners	• Petco Animal Supplies, Inc.
• Apollo Global Management, LLC	• The Fresh Market, Inc.
• Amazon.com, Inc.	• Whole Foods Market, Inc.
• Sycamore Partners	• Staples, Inc.
• Apollo Global Management, LLC	• Smart & Final Stores, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company, computed as the aggregate consideration payable in the selected transaction, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents and marketable securities (as applicable) of the target company, as a multiple of the target company’s estimated LTM EBITDA. The overall low to high estimated LTM EBITDA multiples for the selected turnaround transactions and specialty retail transactions were 3.3x to 9.0x (with an average of 5.1x and a median of 4.7x for those transactions since 2016) and 4.5x to 18.4x (with an average of 7.2x and a median of 6.7x for those transactions since 2016), respectively. BofA Merrill Lynch then applied estimated LTM EBITDA multiples of 3.5x to 5.5x derived from the selected transactions to Vitamin Shoppe’s LTM estimated adjusted EBITDA (as of June 29, 2019) of $55 million to determine implied per share equity values. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of Vitamin Shoppe were based on the July Projections. This analysis indicated the following approximate implied per share equity value reference ranges for Vitamin Shoppe (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Vitamin Shoppe	Merger Consideration
$5.95 – $10.35	$6.50

No company, business or transaction used in this analysis is identical or directly comparable to Vitamin Shoppe or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Vitamin Shoppe and the Merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Vitamin Shoppe to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Vitamin Shoppe was forecasted to generate during Vitamin Shoppe’s third and fourth quarters of fiscal year 2019 through fiscal year 2023 based on the July Projections. BofA Merrill Lynch calculated terminal values for Vitamin Shoppe by applying exit adjusted EBITDA multiples of 2.5x to 4.0x to Vitamin Shoppe’s fiscal year 2023 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2019, assuming a mid-year convention for cash flows, using discount rates ranging from 8.50% to 10.50%, which were based on an estimate of Vitamin Shoppe’s weighted average cost of capital. From the resulting enterprise values, BofA Merrill Lynch deducted net debt as of June 29, 2019 to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Vitamin Shoppe (rounded to the nearest $0.05) as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Vitamin Shoppe	Merger Consideration
$3.35 – $5.45	$6.50

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of the common stock during the 52-week period ended August 6, 2019, which ranged from $3.32 to $13.95; and

•	publicly available research analysts’ perspectives on Vitamin Shoppe, which generally indicated one-year price targets for the common stock ranging from $4.00 to $8.00.

Miscellaneous

The discussion set forth above in the section of this proxy statement captioned “Summary of Material Vitamin Shoppe Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board of Directors and the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vitamin Shoppe and Parent. The estimates of the future performance of Vitamin Shoppe in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the stockholders (other than Vintage Capital and its affiliates) of the Merger Consideration to be received by such stockholders and were provided to the Board of Directors and the Special Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of Vitamin Shoppe.

The type and amount of consideration payable in the Merger was determined through negotiations between Vitamin Shoppe and Parent, rather than by any financial advisor, and recommended by the Special Committee and approved by the Board of Directors. The decision to enter into the Merger Agreement was solely that of the Board of Directors, and such decision was made upon the recommendation of the Special Committee. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board of Directors and the Special Committee in their respective evaluations of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors, the Special Committee or management with respect to the Merger or the Merger Consideration.

Vitamin Shoppe has agreed to pay BofA Merrill Lynch for its services in connection with the Merger a transaction fee estimated to be approximately $4,000,000, $1,000,000 of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the Merger. Vitamin Shoppe also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Vitamin Shoppe, certain of its affiliates, Parent and certain of its affiliates (including Vintage Capital and certain of its affiliates and portfolio companies).

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vitamin Shoppe and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Vitamin Shoppe in connection with its review of strategic alternatives and related matters, (ii) having provided or providing certain trading services to Vitamin Shoppe and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Vitamin Shoppe and/or certain of its affiliates. From August 1, 2017 through July 31, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues from Vitamin Shoppe and certain of its affiliates of approximately $2 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates, including Vintage Capital and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Parent and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to Parent and/or certain of its affiliates, (iii) having provided or providing certain managed investments services and products to Parent and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Parent and/or certain of its affiliates, including Vintage Capital and/or certain of its affiliates and portfolio companies. From August 1, 2017 through July 31, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues from Parent and certain of its affiliates, including Vintage Capital and certain of its affiliates and portfolio companies, of approximately $2 million for investment and corporate banking services.

Call Spread Transactions

Concurrent with Vitamin Shoppe’s issuance in December 2015 of $143.75 million aggregate principal amount of 2.25% convertible senior notes due 2020 (the “Convertible Notes”), Vitamin Shoppe entered into separate convertible note hedge transactions (referred to as the “Convertible Note Hedge Transactions”) and issuer warrant transactions (referred to as the “Issuer Warrant Transactions” and, collectively with the Convertible Note Hedge Transactions, the “Call Spread Transactions”). The Call Spread Transactions were entered into with two banks (each, a “Call Spread Counterparty” and, collectively, the “Call Spread Counterparties”), including Bank of America, N.A. (“BANA”), an affiliate of BofA Merrill Lynch. BANA, acting as principal for its own account, was the Call Spread Counterparty in respect of 50% of the aggregate notional amount of the Call Spread Transactions.

The Call Spread Transaction consisted of the purchase by Vitamin Shoppe from the Call Spread Counterparties of call options in respect of the number of shares of Vitamin Shoppe’s common stock initially underlying the Convertible Notes and with an initial strike price equal to the initial conversion price of the Convertible Notes of approximately $39.742, and the sale by Vitamin Shoppe to such Call Spread Counterparties of warrants in respect of the same number of shares of Vitamin Shoppe’s common stock and with an initial strike price of $52.989, in each case subject to certain adjustments. The Convertible Note Hedge Transactions were intended to partially offset the dilution that could occur upon conversion of the Convertible Notes, and the Issuer Warrant Transactions offset the cost to Vitamin Shoppe of the Convertible Note Hedge Transactions.

If the Merger is consummated, the holders of the Convertible Notes may put their Convertible Notes for par in accordance with the terms of the Convertible Notes, which would result in the Call Spread Counterparties having no payment obligation under the Convertible Note Hedge Transactions and the options underlying the Convertible Note Hedge Transactions expiring unexercised. This would result in a contractual benefit to the Call Spread Counterparties, because the Call Spread Counterparties’ obligations under the Convertible Note Hedge Transactions would be less than the fair value of the Convertible Note Hedge Transactions.

If the Merger is consummated, each outstanding Issuer Warrant Transaction would terminate in accordance with its terms and the applicable Call Spread Counterparty would be entitled to receive an early termination cash payment from Vitamin Shoppe, which will be determined by each Call Spread Counterparty as the determining party with respect to its Issuer Warrant Transaction in good faith and using commercially reasonable procedures in order to produce a commercially reasonable result. Such early termination cash payment will vary depending on a variety of factors, including the date on which the Merger is consummated, the remaining term of the Issuer Warrant Transactions at such date, the merger consideration per share of Vitamin Shoppe’s common stock, the volatility of Vitamin Shoppe’s common stock before and after the announcement of the Merger, hedge unwind costs and applicable interest rates. The consummation of the Merger could result in Vitamin Shoppe paying BANA an amount that is greater than, equal to, or less than the amount Vitamin Shoppe would have paid or delivered to BANA upon exercise, expiration or termination of its Issuer Warrant Transaction in the absence of the Merger.

In addition, following the announcement of the Merger, the Call Spread Counterparties may adjust the terms of the Issuer Warrant Transactions, regardless of whether the Merger is consummated. Each Call Spread Counterparty will determine, in good faith and in a commercially reasonable manner as calculation agent with respect to its Issuer Warrant Transaction, the economic effect of such an announcement on the value of its Issuer Warrant Transaction and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity and expected dividends of Vitamin Shoppe’s common stock in determining whether an adjustment to its Issuer Warrant Transaction is appropriate. Each Call Spread Counterparty may make additional adjustments to its Issuer Warrant Transaction following the announcement of the withdrawal, discontinuation, termination or other change to the Merger.

Under the Call Spread Transactions to which it was a counterparty, BANA had market exposure to the price of shares of Vitamin Shoppe’s common stock. It is standard industry practice, and BANA’s ordinary practice, to engage in hedging activities to reduce market exposure to the price of the common stock underlying derivative transactions such as the Call Spread Transactions. Such hedging included BANA either purchasing or selling shares of the common stock or related instruments to offset the exposure to the common stock that BANA had under the Call Spread Transactions. BANA’s hedging was intended to substantially reduce BANA’s exposure under the Call Spread Transactions to changes in the price of shares of the common stock.

Hedging does not fully offset every risk or change in market conditions. Hedging is designed to offset a range of normal price movements under a range of typical market conditions, based on publicly available information, and thus might not fully offset extraordinary market events or conditions (such as the announcement of a merger transaction) that might have a material effect on the price, volatility or other characteristics of shares of common stock. BANA’s hedging activity was at its own risk and might result in a loss or profit to BANA in an amount that might be less than or greater than the expected contractual benefit or obligation to BANA under the Call Spread Transactions it entered into. BANA’s ultimate loss or profit with respect to the Call Spread Transactions after taking into account its hedging activity would depend on many factors, including the original net premium received by BANA for the Call Spread Transactions, the price at which BANA established its initial hedge position in respect of the Call Spread Transactions, the deliveries or payments made or received pursuant to the Call Spread Transactions, the profit and loss realized by BANA in connection with rebalancing its stock hedge positions during the term of the Call Spread Transactions (such rebalancing occurring as frequently as intra-day), and the premium or other amounts paid, and payments received, in connection with entering into or maintaining any option position or other derivative transaction used to hedge the Call Spread Transactions, the volatility of shares of the common stock and the prices at which BANA would close out these hedge positions. The amount of any loss or profit would not be known until all of the Call Spread Transactions to which BANA was a party would have been terminated and BANA would have completed all of its related hedge unwind activities. In accordance with industry practices, BofA Merrill Lynch maintains an enterprise information wall reasonably designed to prevent the unauthorized disclosure of confidential information by or to employees in its investment banking division to or by employees on the “public” side of BofA Merrill Lynch, including the employees who undertake these hedging and other market transactions. However, a portion of any gain or loss BANA experiences with respect to the Call Spread Transactions, including any termination payment, may be shared with BofA Merrill Lynch’s investment banking division.

BANA has advised Vitamin Shoppe that, assuming the Merger is consummated and all holders of the Convertible Notes put their notes for par, BANA expects, as of September 26, 2019, to realize a contractual benefit under the Call Spread Transactions of less than $100,000. The amount of any such contractual benefit will not be known until the Call Spread Transactions have been exercised, expired or terminated in accordance with their terms and BANA and its affiliates have completed all of their unwind activities.

The indenture governing the Convertible Notes and the confirmations containing the terms of the Call Spread Transactions were included as exhibits to Vitamin Shoppe’s current report on Form 8-K filed by Vitamin Shoppe with the SEC on December 10, 2015. All references in this section captioned “—Opinion of Vitamin Shoppe’s Financial Advisor—Call Spread Transactions” to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations.

Interests of the Company’s Directors and Executive Officers in the Merger

Vitamin Shoppe executive officers and directors have interests in the Merger that may be different from, or in addition to, those of stockholders generally. In considering the recommendations of the Special Committee and the Board of Directors, including that you vote to approve the proposal to adopt the Merger Agreement, you should be aware of these interests. In reaching their decisions to make such recommendations and to approve the Merger, the Special Committee and the Board of Directors were aware of these interests and considered them, along with other matters described in the section captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger.” As described in more detail below, these interests include:

•

the cancelation of outstanding Options at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration minus the exercise price per share of such Option and (ii) the total number of shares of common stock issuable upon exercise in full of such Option (and Options with an exercise price equal to or less than the Merger Consideration cancelled for no consideration);

•

the cancelation of each outstanding RSU at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSUs;

•

the cancelation of each outstanding PSU at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such PSU. The number of shares of common stock subject to a PSU will be equal to the number of shares determined in accordance with the applicable PSU award agreement as follows: for 2017 PSUs, 66.7% of target shares and for 2018 and 2019 PSUs, 100% of target shares;

•

the cancelation of each outstanding RSA at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSA;

•	the opportunity to receive enhanced severance and other benefits in the event of a qualifying termination of employment within two years following the Effective Time under the Severance Plan;

•

the opportunity to receive, under the Vitamin Shoppe Performance Cash Award Agreements, accelerated payment of then-outstanding cash incentive awards subject to performance-based vesting conditions (the “Performance Cash Awards”) in the event of a qualifying termination of employment within two years following the Effective Time;

•	the opportunity for members of the Special Committee to receive an aggregate amount not to exceed $300,000 in respect of their services in furtherance of the Merger; and

•

the entitlement to the indemnification benefits in favor of Vitamin Shoppe directors and executive officers, as described in more detail in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Payments to Executive Officers in Respect of Equity Awards

At the Effective Time, each Option, RSU, PSU and RSA will be cancelled and converted into the right to receive the Merger Consideration as described in the section of this proxy statement captioned “—Treatment of Stock Options and Other Equity-Based Awards” above.

The table below sets forth the total amount payable at the closing of the Merger in respect of such Company equity-based awards for each Vitamin Shoppe executive officer and director based on (i) the number of outstanding Options, (ii) the number of outstanding RSUs, (iii) the number of outstanding PSUs at the level of achievement of the performance goals applicable to such award as specified in the applicable PSU award agreement, (iv) the number of RSAs and (v) the total value of the Options, RSUs, PSUs and RSAs, in each case, that was held by such executive officer or director as of September 28, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms. The total value of the Options, RSUs, PSUs and RSAs is determined by multiplying the number of Options by the excess, if any, of the Merger Consideration over the exercise price per share of such Option, and by multiplying the number of shares of common stock subject to RSUs, PSUs and RSAs by the Merger Consideration.

Summary of Outstanding Vitamin Shoppe Equity Awards

Name	Options (#)		RSUs (#)	PSUs (#)	RSAs (#)	Amount ($)
Named Executive Officers
Sharon Leite	—		—	168,150	47,445	1,401,368
Billy Wafford(1)	—		—	—	—	—
David Mock(2)	141,777		31,250	47,855	18,978	899,827
David M. Kastin	8,012	(7)	—	36,098	29,368	425,529
Colin Watts(3)	—		—	—	—	—
Brenda Galgano(4)	—		—	—	—	—
Charles D. Knight(5)	—		—	24,778	25,080	324,077
Stacey Renfro	—		—	38,502	33,814	470,054
Executive Officers
Teresa Orth	18,012	(7)	—	36,098	29,368	425,529
Neal Panza	—		—	10,218	11,678	142,324
Andrew Laudato	—		—	25,547	29,197	355,836
Directors
Alexander W. Smith(6)	—		19,893	—	—	129,305
Deborah M. Derby	—		39,002	—	—	253,513
David H. Edwab	2,030	(7)	33,120	—	—	215,280
Melvin L. Keating	—		19,893	—	—	129,305
Guillermo Marmol	—		19,893	—	—	129,305
Himanshu H. Shah	—		19,893	—	—	129,305
Timothy J. Theriault	—		19,893	—	—	129,305
Sing Wang	—		19,893	—	—	129,305

(1)	Billy Wafford was previously the Chief Financial Officer of Vitamin Shoppe, his employment ended April 5, 2019.
(2)

David Mock resigned from his position as Executive Vice President—Chief Merchandising Officer of Vitamin Shoppe on May 31, 2019. Mr. Mock is continuing to serve as a consultant from June 1, 2019 to December 31, 2019. He will not receive any termination benefits in connection with the merger.

(3)

Colin Watts was previously the Chief Executive Officer of Vitamin Shoppe, his employment ended May 31, 2018. He will not receive any termination benefits or accelerated vesting related to the equity awards in connection with the merger.

(4)

Brenda Galgano was previously the Chief Executive Officer of Vitamin Shoppe, her employment ended June 5, 2018. She will not receive any termination benefits or accelerated vesting related to the equity awards in connection with the merger.

(5)	Charles D. Knight was promoted to Chief Financial Officer of Vitamin Shoppe on May 20, 2019.
(6)	Alexander Smith was previously the Executive Chairman of Vitamin Shoppe. On August 27, 2018, he transitioned to the position of Non-Executive Chairman.
(7)	The options were granted at a strike price greater than the Merger Consideration and are therefore currently valued at $0.

Executive Severance Pay Policy

Vitamin Shoppe maintains the Severance Plan, which provides for severance and other continued benefits for selected executives in the event of an involuntary termination meeting the conditions described in the Severance Plan. In the event an eligible executive is terminated by Vitamin Shoppe without “cause” (as defined below) or by the executive due to an “adverse change in status” (as defined below) upon or within two years following the Effective Date, and subject to the executive’s execution and non-revocation of a release of claims in favor of Vitamin Shoppe, the Severance Plan provides that the named executive officers will be entitled to receive the following severance payments:

•

a lump sum cash payment equal to the product of (A) the sum of (x) the executive’s base salary in effect prior to any reduction that constitutes an adverse change in status, plus (y) the executive’s target annual bonus and (B) 2.00 and paid 65 days following the date of the termination;

•

if Vitamin Shoppe’s performance equals or exceeds the performance targets in the annual bonus or cash incentive plan for the year in which the Effective Time occurs, a lump sum cash payment equal to the greater of the target or actual annual bonus or cash incentive plan payment the executive would have received for service in the final calendar year of employment, prorated based on the number of full calendar months of service completed and paid at the time annual bonuses are paid by Vitamin Shoppe to similarly situated executives;

•

continued payment by Vitamin Shoppe of the employer portion of COBRA premiums (including the executive’s spouse and eligible dependents), for a period of 18 months following the executive’s separation from service, or such earlier date as the executive becomes eligible for insurance coverage from a subsequent employer or becomes eligible for Medicare;

•	reasonable executive-level outplacement services for a period of one year following the executive’s date of termination; and

•	payment of all accrued but unused vacation as of the date of termination.

For purposes of the Severance Plan, “cause” includes any of the following with respect to an executive: (i) theft or misappropriation of funds or other property of Vitamin Shoppe; (ii) alcoholism or drug abuse, either of which materially impair the ability of the executive to perform his/her duties and responsibilities to Vitamin Shoppe or is injurious to the business of Vitamin Shoppe; (iii) the conviction of, or pleading guilty or nolo contendere, to a felony or any other crime involving moral turpitude; (iv) intentionally causing Vitamin Shoppe to violate any local, state or federal law, rule or regulation that harms or may harm Vitamin Shoppe in any material respect; (v) gross negligence or willful misconduct in the conduct or management of Vitamin Shoppe which materially affects Vitamin Shoppe, not remedied (if susceptible to remedy) within 30 days after receipt of written notice from Vitamin Shoppe; (vi) willful refusal to comply with any significant policy, directive or decision of the chief executive officer, any other executive(s) of Vitamin Shoppe to whom the executive reports of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the executive by the chief executive officer, any other executive(s) of Vitamin Shoppe to whom the executive reports consistent with the executive’s functions, duties and responsibilities, in each case, in any material respect, not remedied (if susceptible to remedy) within 30 days after receipt of written notice from Vitamin Shoppe; (vii) breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to Vitamin Shoppe that is or could reasonably be expected to result in material harm to Vitamin Shoppe not remedied (if susceptible to remedy) within 30 days after receipt of written notice of such breach from Vitamin Shoppe; (viii) violation of Vitamin Shoppe’s operating and/or financial/accounting procedures which results in material loss to Vitamin Shoppe, as determined by Vitamin Shoppe; (ix) the death or disability of the executive; or (x) violation of Vitamin Shoppe’s confidentiality, non-compete or non-solicit requirements or code of business conduct.

For purposes of the Severance Plan, “adverse change in status” generally includes either of the following which occurs without the written consent of the executive (i) a material adverse change in the executive’s base salary and/or target annual bonus, function, duties, title or responsibilities from those in effect at the time of a change in control of Vitamin Shoppe, including the Merger; or (ii) if the executive is required to permanently commute or relocate more than a 25-mile radius from Vitamin Shoppe’s office location at the time of a change in control of Vitamin Shoppe, including the Merger but only if such new commute increases the executive’s commute prior to the change.

For an estimate of the value of the payments and benefits described above that would become payable under the Severance Plan to Vitamin Shoppe’s named executive officers, see the section of this proxy statement captioned “—Golden Parachute Compensation.” We estimate that the aggregate amount payable to Ms. Orth and Messrs. Panza and Laudato (the Vitamin Shoppe executive officers who are not named executive officers) pursuant to the terms of the Severance Plan (excluding the value of accelerating Vitamin Shoppe equity-based awards) would equal approximately $3,608,546, assuming consummation of the Merger on September 28, 2019, and that each executive officer incurred a severance-qualifying termination of employment immediately following the consummation of the Merger. This estimate is based on compensation and benefit levels in effect as of September 28, 2019, and if compensation and benefit levels are changed after such date, the actual value of the severance payments and benefits to which Vitamin Shoppe executive officers who are not named executive officers are entitled may be different from those provided herein.

Performance Cash Awards

Vitamin Shoppe executive officers hold Performance Cash Awards that will continue to be outstanding subject to their terms, with all applicable performance goals deemed achieved at “target” performance, following the consummation of the Merger. In the event of an involuntary termination by Vitamin Shoppe without “cause” or by the executive due to an “adverse change in status” upon or within two years following the Effective Date, any outstanding and unpaid portion of the Performance Cash Awards will vest and become payable at “target” level performance.

For purposes of the Performance Cash Awards, “cause” has substantially the same meaning as “cause” for purposes of the Severance Plan and “adverse change in status” generally includes either of the following which occurs without the written consent of the executive: (i) a material adverse change in the executive’s total compensation, function, duties, title or responsibilities from those in effect at the time of a change in control of Vitamin Shoppe, including the Merger; or (ii) the executive is required to permanently commute or relocate more than a 50-mile radius from Vitamin Shoppe’s office location at the time of a change in control of Vitamin Shoppe, including the Merger, but only if such new commute increases the executive’s commute prior to the change.

For an estimate of the value of the payments and benefits described above that would become payable under the Performance Cash Awards to Vitamin Shoppe’s named executive officers, please see the section of this proxy statement captioned “—Golden Parachute Compensation.” We estimate that the aggregate amount payable to Ms. Orth and Messrs. Panza and Laudato (the Vitamin Shoppe executive officers who are not named executive officers) pursuant to the terms of the Performance Cash Awards would equal approximately $225,000, assuming that the consummation of the Merger on September 28, 2019, and that each executive officer incurred a termination without cause immediately following the consummation of the Merger.

Employment Arrangements Following the Merger

As of the date of this proxy statement, none of Vitamin Shoppe’s executive officers have reached an understanding on potential employment or other retention terms with the Surviving Corporation, and no Vitamin Shoppe executive officers have entered into any definitive agreements or arrangements regarding employment or other retention with the Surviving Corporation following the consummation of the Merger. However, prior to the Effective Time, Parent may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Vitamin Shoppe employees, to be effective as of the Effective Time.

Golden Parachute Compensation

The table below, captioned “Potential Change in Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding compensation payable to named executive officers whose compensation is subject to an advisory vote of the stockholders as described below in the section of the proxy statement captioned “Proposal 2: The Company’s Compensation Proposal.” The named executive officers of Vitamin Shoppe are the chief executive officer, former chief executive officers, chief financial officer, former chief financial officer, and three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”). The table assumes the consummation of the Merger occurred on September 28, 2019, the latest practicable date to determine such amounts prior to the filing of this proxy statement and the employment of the named executive officer was terminated without “cause” or for “adverse change in status” on such date.

Potential Change in Control Payments to Executive Officers

Name	Cash ($)(6)	Equity ($)(7)	Perquisites/ Benefits ($)(8)	Total ($)(9)
Sharon Leite	3,608,918	1,401,368	20,271	5,030,557
Billy Wafford(1)	—	—	—	—
David Mock(2)	—	899,827	—	899,827
David M. Kastin	1,319,448	425,529	20,271	1,765,248
Colin Watts(3)	—	—	—	—
Brenda Galgano(4)	—	—	—	—
Alexander Smith(5)	—	129,305	—	129,305
Charles D. Knight	1,561,328	324,077	20,271	1,905,676
Stacey Renfro	1,606,424	470,054	20,271	2,096,749

(1)	Billy Wafford’s employment ended April 5, 2019. He will not receive any termination benefits or accelerated vesting related to his equity or cash awards in connection with the Merger.
(2)	David Mock resigned from his position on May 31, 2019. He will not receive any termination benefits in connection with the Merger.
(3)	Colin Watts’s employment ended May 31, 2018. He will not receive any termination benefits or accelerated vesting related to his equity or cash awards in connection with the Merger.
(4)

Brenda Galgano was previously the Chief Executive Officer of Vitamin Shoppe and her employment ended June 5, 2018. She will not receive any termination benefits or accelerated vesting related to her equity or cash awards in connection with the Merger.

(5)

Alexander Smith was previously the Executive Chairman of Vitamin Shoppe. On August 27, 2018, he transitioned to the position of Non-Executive Chairman. He will not receive any termination benefits in connection with the Merger.

(6)

As described above in the sections captioned “—Executive Severance Pay Policy” and “—Performance Cash Awards,” the cash termination payments to the named executive officers consist of (i) a lump sum cash payment equal to the result of multiplying (A) the sum of (x) the executive’s base salary in effect prior to any reduction that constitutes an adverse change in status, plus (y) the executive’s target annual bonus by (B) 2.00, (ii) if Vitamin Shoppe’s performance equals or exceeds the performance targets in the annual bonus or cash incentive plan, a cash payment equal to the value of any annual bonus or cash incentive plan payment the executive would have received for service in the final calendar year of employment, which we assume for purposes of this table is achieved at 100% of target, prorated based on the number of full calendar months of service completed, (iii) payment of all accrued but unused vacation as of the date of termination and (iv) accelerated payment of any then-outstanding Performance Cash Awards assuming target performance. The amounts shown assume a Merger closing date and termination of employment on September 28, 2019, the latest practicable date before the filing of this proxy statement. The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or for an adverse change in status following the completion of the Merger.

The cash termination payments described in this column (6) include the following components:

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus Severance ($)	Accrued Vacation ($)	Performance Cash Awards ($)	Total ($)
Sharon Leite	1,400,000	1,400,000	466,667	17,251	325,000	3,608,918
Billy Wafford	—	—	—	—	—	—
David Mock	—	—	—	—	—	—
David M. Kastin	783,475	352,564	117,521	15,888	50,000	1,319,448
Colin Watts	—	—	—	—	—	—
Brenda Galgano	—	—	—	—	—	—
Alexander Smith	—	—	—	—	—	—
Charles D. Knight	900,000	450,000	150,000	11,328	50,000	1,561,328
Stacey Renfro	900,000	450,000	150,000	25,174	81,250	1,606,424

(7)

As described above in the section captioned “—Treatment of Stock Options and other Equity-Based Awards,” the equity amounts consist of the cancelled and converted to cash payments of vested and unvested Options, RSUs, PSUs and RSAs. The amounts shown are based on the number of such equity-based awards held by each named executive officer as of September 28, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. The above payments are “single-trigger” in nature as they are payable immediately following the completion of the Merger regardless of whether a termination of employment occurs.

The equity payments described in this column (7) include the following components:

Name	Options ($)	RSUs ($)	PSUs ($)	RSAs ($)	Total ($)
Sharon Leite	—	—	1,092,975	308,393	1,401,368
Billy Wafford	—	—	—	—	—
David Mock	262,287	203,125	311,058	123,357	899,827
David M. Kastin	—	—	234,637	190,892	425,529
Colin Watts	—	—	—	—	—
Brenda Galgano	—	—	—	—	—
Alexander Smith	—	—	—	129,305	129,305
Charles D. Knight	—	—	161,057	163,020	324,077
Stacey Renfro	—	—	250,263	219,791	470,054

(8)

As described above in the section captioned “—Executive Severance Pay Policy,” the severance benefits to the named executive officers consist of (i) $18,771 attributable to continued employer portion of COBRA premiums (including the executive’s spouse and eligible dependents), for a period of 18 months following the executive’s separation from service, and (ii) $1,500 attributable to reasonable executive-level outplacement services for one year following the executive’s date of termination. The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or for adverse change in status following the completion of the Merger. The amounts reflected in the column above reflect health benefits rates in effect as of September 28, 2019; therefore if benefits levels change between the date of this proxy statement and the closing of the Merger, such amounts will change.

(9)

The amounts in this column represent the total of all compensation in columns (6), (7) and (8). The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each executive officer are as follows:

Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
Sharon Leite	1,401,368	3,629,189
Billy Wafford	—	—
David Mock	899,827	—
David M. Kastin	425,529	1,339,719
Colin Watts	—	—
Brenda Galgano	—	—
Alexander Smith	129,305	—
Charles D. Knight	324,077	1,581,599
Stacey Renfro	470,054	1,626,695

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the completion of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $240 million in cash. This amount includes funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at the Effective Time pursuant to the Merger Agreement.

Equity Financing

In connection with the transactions contemplated by the Merger Agreement, Tributum and Parent have entered into the Equity Commitment Letter. Pursuant to the Equity Commitment Letter, Tributum has provided Parent with an aggregate equity commitment of $70 million in cash.

The Equity Commitment Letter provides, among other things, that: (1) the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights related to specific performance under the Merger Agreement; and (2) none of Parent or Tributum will raise any objections to the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights. The Equity Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Debt Financing.

The proceeds of the Equity Financing will be available to (i) fund the aggregate Merger Consideration and (ii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement.

Debt Financing

Parent has also obtained the JPMorgan Commitment Letter from JPMorgan and the B. Riley Commitment Letter from B. Riley. Pursuant to the JPMorgan Commitment Letter, JPMorgan has committed to provide additional senior secured revolving commitments in an aggregate principal amount of $100 million under the Existing Credit Agreement. Pursuant to the B. Riley Commitment Letter, B. Riley has committed to provide the senior secured Term Loan Facility in an aggregate principal amount of $110 million.

The Debt Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Equity Financing.

The proceeds of the Debt Financing will be available to (i) fund the aggregate Merger Consideration and (ii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent must use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such unavailability (and in any event no later than the date on which the marketing period expires), to obtain alternative financing from alternative sources on terms not materially worse and conditions not materially less favorable in the aggregate to Parent than those contained in the Debt Commitment Letters and the related fee letters and in an amount sufficient to assure the availability at the Effective Time of the amount necessary to (i) make payments in connection with the Merger and related fees and (ii) repay, prepay or discharge certain outstanding indebtedness of Vitamin Shoppe.

Voting Agreement

Concurrently with the execution of the Merger Agreement, Vintage Fourteen entered into the Voting Agreement with Vitamin Shoppe. The following summary describes the material provisions of the Voting Agreement. The description of the Voting Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreement, a copy of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the Voting Agreement carefully and in its entirety because this summary may not contain all the information about the Voting Agreement that is important to you. The rights and obligations of the signatories to the Voting Agreement are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.

At the time of the execution of the Voting Agreement, Vintage Fourteen had held approximately 14.8% of the outstanding shares of common stock.

Voting Provisions

Under the Voting Agreement, Vintage Fourteen has, among other things, agreed to vote its shares of common stock owned as of the date of the Voting Agreement (the “Covered Shares”) (i) in favor of the adoption of the Merger Agreement and any other matter or action necessary or appropriate to, or in furtherance of, the consummation of the Merger (including any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and any proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger) and (ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement.

Restrictions on Granting of Proxies

Pursuant to the Voting Agreement, Vintage Fourteen has agreed that during the term of the Voting Agreement, Vintage Fourteen will not (i) enter into any agreement or understanding with, or give instructions to, any person to vote or cause to be voted any of its shares of common stock in any manner inconsistent with the voting provisions described above, (ii) grant any proxies or power of attorney with respect to any of its shares of common stock in any manner inconsistent with the voting provisions described above or (iii) or take any other action that would prevent or impair its ability to satisfy its obligations under the Voting Agreement.

Waiver of Appraisal Rights

Under the Voting Agreement, Vintage Fourteen has waived and agreed not to assert or perfect any rights of appraisal or rights to dissent from the Merger under Section 262 with respect to all of the Covered Shares.

Termination

The obligations and rights under the Voting Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the occurrence of a Company Board Recommendation Change, (iv) the conclusion of the Special Meeting and any other meeting of the stockholders at which the vote in respect of the matters contemplated by the Voting Agreement is taken and (v) the date of any amendment, waiver or modification of the Merger Agreement without the prior written consent of Vintage Fourteen that decreases the Merger Consideration, changes the form of the Merger Consideration, extends the Termination Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”) or imposes any material restrictions on the consummation of the Merger or the payment of the Merger Consideration in a manner material and adverse to Vintage Fourteen.

Closing and Effective Time

The closing of the Merger will take place no later than (i) the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (ii) such other time as Parent, Merger Sub and the Company mutually agree in writing.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the stockholder of record of shares of common stock unless otherwise expressly noted herein. Only a stockholder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, stockholders who: (1) submit a written demand for appraisal of their shares; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the stockholders of record of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (i) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262; or (ii) the value of the aggregate Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (i) and (ii) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Vitamin Shoppe’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any stockholder who wishes to exercise appraisal rights, or who wishes to preserve such stockholder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement.

Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Vitamin Shoppe believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Vitamin Shoppe a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares.

Filing Written Demand

Any stockholder wishing to exercise appraisal rights must deliver to Vitamin Shoppe, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or to abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a stockholder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the stockholder of record, and must reasonably inform Vitamin Shoppe of the identity of the holder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE STOCKHOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Vitamin Shoppe, Inc.

Attention: David M. Kastin

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

Any stockholder who has delivered a written demand to Vitamin Shoppe and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Vitamin Shoppe a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Vitamin Shoppe, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each stockholder who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any stockholder who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Vitamin Shoppe has received demands for appraisal, and the aggregate number of stockholders of such shares. The Surviving Corporation must give this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the stockholders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Vitamin Shoppe nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Vitamin Shoppe and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is general in nature and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address tax consequences that may be applicable to:

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stockholders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; controlled foreign corporations; passive foreign investment companies; holders that own or have owned (directly, indirectly or constructively) five percent or more of Vitamin Shoppe’s common stock (by vote or value); or former citizens or residents of the United States;

•	stockholders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	stockholders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	stockholders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code); or

•	tax consequences to stockholders that do not vote in favor of the Merger and properly demand appraisal of their shares under the DGCL.

This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, such as the U.S. federal estate, or gift tax or the alternative minimum tax. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection therewith).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein are urged to consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL INCOME, ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS OR TAX TREATIES.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

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Vitamin Shoppe is or has been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, and certain other conditions are satisfied. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may in certain circumstances apply to payments made in exchange for shares of common stock pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on a properly completed and executed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that certifies its foreign status on a properly completed and executed applicable IRS Form W-8 (or a substitute or successor form) or that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

General

Vitamin Shoppe and Parent have agreed to use their reasonable best efforts to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include, for example, approval under, or notifications pursuant to, the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the DOJ and the FTC, and the applicable HSR Act waiting period has expired or been terminated. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until Vitamin Shoppe and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Vitamin Shoppe and Parent made the necessary filings with the FTC and the DOJ on September 4, 2019. The applicable waiting period under the HSR Act would have expired at 11:59 pm ET on October 4, 2019, but, on September 13, 2019, the waiting period under the HSR Act was terminated early by the FTC and the DOJ.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Vitamin Shoppe (or its subsidiaries), or Parent or Merger Sub (or their respective controlled affiliates). Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made for the benefit of the parties to the Merger Agreement, and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not place undue reliance on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure. In addition, you should not place undue reliance on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the Company’s filings with the SEC regarding the Company and its business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the applicable provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Effective Time: (1) Merger Sub will be merged with and into the Company, (2) the separate limited liability company existence of Merger Sub will thereupon cease, and (3) the Company will continue as the Surviving Corporation. The Merger will become effective at the Effective Time. At and after the Effective Time, the Surviving Corporation will possess all of the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the managers of Merger Sub as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and applicable law. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and by applicable law. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and the Amended and Restated Certificate of Incorporation of the Company. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation, except that all references to the Company shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Closing and Effective Time

The closing of the Merger will take place (1) on a date to be agreed upon by the Company, Parent and Merger Sub that is no later than the third business day after the satisfaction or waiver of all conditions to the closing of the Merger (described below under the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or (2) such other time, location and date agreed to in writing by the Company, Parent and Merger Sub. On the Closing Date (as defined in the Merger Agreement), the Company, Parent and Merger Sub shall cause the Merger to be consummated pursuant to the DGCL and the DLLCA by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. The time at which the Merger will become effective shall be the time that such certificate of merger is filed with and accepted for record by the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company, Parent and Merger Sub and specified in the certificate of merger).

Merger Consideration

Common Stock

At the Effective Time, and without any action required by the Company, Parent, Merger Sub or any stockholder, each share of common stock (other than Excluded Shares) that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes.

Outstanding Options, RSUs, PSUs and RSAs

At the Effective Time, each RSU outstanding as of immediately prior to the Effective Time (whether vested or unvested) will, without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration, multiplied by (2) the total number of shares of common stock underlying such RSU. At the Effective Time, each PSU outstanding as of immediately prior to the Effective Time (whether vested or unvested) will, without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration, multiplied by (2) the total number of shares of common stock underlying such PSU. For purposes of the previous sentence, the number of shares of common stock subject to a PSU award with performance-based vesting in which the performance period is still outstanding as of the Effective Time will be deemed to be the number of shares of common stock eligible to vest in accordance with the applicable PSU award agreement. At the Effective Time, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) will, without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration (less the exercise price per share attributable to such Option), multiplied by (2) the total number of shares of common stock underlying such

Option. Options with a per share exercise price equal to or greater than the Merger Consideration will be cancelled without payment. At the Effective Time, each RSA outstanding immediately prior to the Effective Time (whether vested or unvested) will, without any action on the party of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration multiplied by (2) the total number of shares of common stock underlying such RSAs.

Treatment of Dissenting Common Shares

Dissenting Shares will not be converted into, or represent the right to receive, the Merger Consideration. Stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of shares of common stock held by such stockholders in accordance with Section 262 of the DGCL will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (except that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificates or uncertificated shares that formerly evidenced such shares of common stock as more fully described under the section of this proxy statement captioned “The Merger—Appraisal Rights”).

Exchange and Payment Procedures

Not less than ten business days prior to the closing of the Merger, Parent will select a Payment Agent reasonably acceptable to the Company to make payments of the Merger Consideration to stockholders. At or prior to the closing of the Merger, Parent shall deposit or cause to be deposited with the Payment Agent an amount in cash equal to the aggregate consideration to which stockholders become entitled pursuant to the Merger Agreement.

Promptly following the Effective Time (and in any event within three business days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than stockholders of Excluded Shares other than Dissenting Shares) of  (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of common stock (other than Excluded Shares other than Dissenting Shares) (the “Certificates,” if any), and (2) uncertificated shares of common stock that represented outstanding shares of common stock (other than Excluded Shares other than Dissenting Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form; and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the stockholders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of common stock represented by such holder’s transferred Uncertificated Shares; by (2) the Merger Consideration.

If any cash deposited with the Payment Agent is not claimed within one year after the Effective Time, such cash will be returned to Parent (or the Surviving Corporation as directed by Parent), together with any interest or other income received with respect to the Payment Fund, and any stockholders that were issued and outstanding immediately prior to the Merger who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent, as general creditors thereof, for any claim to the Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed by holders of Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement and made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Merger and the transactions contemplated by the Merger Agreement, except that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (except, in each case of the first six bullets below, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred):

•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (1) changes in interest rates or credit ratings, (2) changes in exchange rates for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	changes in conditions in the industries in which the Company and its subsidiaries conduct business that generally affect other participants in such industries;

•

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

•

earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics and other similar events in the United States, or any other country or region of the world;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

•

any Effect resulting from the announcement of the Merger Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, lenders, lessors, customers, partners, regulators, governmental authorities, vendors or any other third person (provided, however, that this clause will not apply to the Company’s representation and warranty with respect to the absence of conflicts with the Company’s organizational documents and the Company’s contracts or to references to Company Material Adverse Effect as used in any representation or warranty to the extent that such representation or warranty addresses the consequences resulting from the execution or announcement of the Merger Agreement or the pendency of the Merger);

•	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

•	changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement or interpretation of any of the foregoing);

•

changes in the price or trading volume of shares of common stock, in and of itself  (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•

any failure, in and of itself, by the Company and its subsidiaries to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•

any stockholder litigation relating to the Merger or other legal proceeding threatened, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger (it being understood that the underlying facts related to such legal proceeding may be deemed to constitute, in and of themselves, a Company Material Adverse Effect);

•	the Company or its operating subsidiaries’ marketing and sale of products containing cannabidiol/CBD; and

•	any regulatory action taken with regard to any products sold (but not manufactured) by the Company in the ordinary course of business.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	the Company’s power and authority to enter into and perform the Merger Agreement and to consummate the Merger;

•	the organizational documents of the Company and specified subsidiaries;

•	the necessary approval of the Company’s Board of Directors;

•	the rendering of BofA Merrill Lynch’s fairness opinion to the Board of Directors and the Special Committee;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders of the Company in connection with the Merger Agreement;

•

the absence of any conflict or violation of organizational documents of the Company, or existing contracts of, or laws applicable to, the Company or its subsidiaries, or the resulting creation of any lien upon the Company’s properties or assets (or any properties or assets of any of the Company’s subsidiaries) due to the Merger Agreement and the performance thereof;

•	required consent, approval, order or authorization of, filing or registration with, or notification to any governmental authority in connection with the Merger Agreement and performance thereof;

•	the capital structure and outstanding equity awards of the Company;

•	the absence of any undisclosed security, option, warrant or other right exchangeable for or convertible into shares of common stock;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the accuracy, compliance with law and required filings of certain of the Company’s SEC filings and financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of certain undisclosed liabilities;

•	the conduct of the business of the Company and its subsidiaries in the ordinary course of business since December 29, 2018 and the absence of a Company Material Adverse Effect since December 29, 2018;

•	the existence and validity of specified categories of the Company’s and certain of its subsidiaries’ material contracts, and absence of breach or default pursuant to any such material contracts;

•	relationships with suppliers;

•	real property leased or subleased by the Company and its subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	absence of certain contracts, transactions, arrangements or understandings between the Company or any of its subsidiaries and any Affiliate (as defined in the Merger Agreement) or related person;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	anti-corruption matters and compliance with various applicable laws including the Foreign Corrupt Practices Act of 1977.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and power to conduct business with respect to Parent and Merger Sub, and availability of the organizational documents of Parent and Merger Sub;

•	Parent and Merger Sub’s power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•

the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent’s or Merger Sub’s properties or assets due to the Merger Agreement and the performance thereof;

•	required governmental consents and regulatory filings in connection with the Merger Agreement;

•	the absence of certain litigation, orders and investigations;

•	ownership of common stock;

•	payment of fees to brokers in connection with the Merger;

•	operations of Merger Sub;

•

the absence of any required consent of holders of any capital stock of, or other equity or voting interests in, Parent and the approval of Parent as the only approval of the membership interests of Merger Sub necessary to approve the Merger Proposal;

•	matters with respect to Parent and Merger Sub’s financing and sufficiency of funds;

•

the absence of any contract, arrangement or understanding prohibiting any potential provider of debt or equity financing from providing debt or equity financing or financial advisory services in connection with a transaction relating to the Company or any of its subsidiaries;

•	the absence of any arrangements with any stockholder, director, officer, employee or other Affiliate of the Company related to the Merger;

•	the solvency of the Surviving Corporation and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	the exclusivity and terms of the representations and warranties made by the Parent, Merger Sub and the Company; and

•	accuracy of information supplied by Parent or Merger Sub for inclusion in this proxy statement or other required Company filings.

The representations and warranties contained in the Merger Agreement will terminate at the Effective Time of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) contemplated by the Merger Agreement, (2) set forth in certain sections of the Company’s confidential disclosure letter, (3) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) or (4) required by applicable law, at all times during the period of time commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company shall, and shall cause each of its subsidiaries to use its reasonable best efforts to:

•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business consistent with past practice;

•	maintain its existence in good standing pursuant to applicable law;

•	maintain its cash management policies and practices; and

•

preserve intact, in all material respects, its business organization, material assets and existing relationships with customers, suppliers, governmental authorities, and others having material business relationships with the Company or its subsidiaries.

In addition, the Company has also agreed that, except as (1) expressly contemplated by the Merger Agreement, (2) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), (3) set forth in certain sections of the Company’s confidential disclosure letter or (4) required by applicable law, at all times during the period of time commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company shall not, and shall cause its subsidiaries not to, among other things, subject to certain specified exceptions set forth in the Merger Agreement:

•	amend, modify, waive, rescind or otherwise change any organizational document of the Company or any of its subsidiaries;

•	liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize;

•	issue, sell, deliver, or agree or commit to issue, sell, or deliver any Company Securities (as defined in the Merger Agreement);

•	acquire, repurchase or redeem any Company Securities;

•

adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest;

•	declare, set aside or pay any dividend or other distribution;

•

pledge or encumber any shares of capital stock or other equity or voting interest, modify the terms of any shares of capital stock or other equity or voting interest, or enter into any agreement with respect to the voting or registration of shares of Company Securities;

•	incur, assume or suffer certain indebtedness or issue any debt securities;

•

assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of the Company;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	mortgage or pledge (or otherwise encumber) any assets, tangible or intangible, or create or suffer to exist any lien thereupon;

•	enter into, adopt, amend, modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of the Merger Agreement;

•

increase or accelerate the vesting of the compensation of any director, officer, independent contractor, or former or current employee of the Company or any of its subsidiaries, or hire or replace any employees;

•

revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of business, or make any material change in any of its accounting principles or practices;

•	settle any pending or threatened material legal proceeding;

•

make or change any material tax election, file any material amended tax return, enter into any closing agreement with a governmental authority with respect to material taxes, settle any material tax claim or proceeding, surrender any right to claim a refund of a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material income tax claim or assessment, prepare or file any tax return in a manner inconsistent with past practice, change any tax accounting period, or change any tax accounting method;

•	incur or commit to incur any capital expenditures;

•

enter into, amend or modify in any material respect, terminate, cancel or waive or relinquish any material right or claim under, any (1) contract that if so entered into, modified, amended, terminated, cancelled, waived or relinquished would have a Company Material Adverse Effect; or (2) Material Contract (as defined in the Merger Agreement);

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	make any acquisition or disposition of any material asset or business;

•	enter into any joint venture;

•	fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice; or

•	enter into agreements to do any of the foregoing.

The “Go-Shop” Period

Under the Merger Agreement, from the date of the Merger Agreement until the No-Shop Period Start Date, the Company and its subsidiaries and their respective Representatives had the right to, among other things: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constitutes, or that could constitute, an Acquisition Proposal; (2) pursuant to an Acceptable Confidentiality Agreement, furnish to any person and its Representatives any information (including non-public information and data) relating to the Company or any of its subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) to any person (and its Representatives, including potential financing sources of such person); provided, that the Company was required to provide to Parent and Merger Sub any material non-public information or data that was provided by or on behalf of the Company to any person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and, in any event, within 48 hours) following the time it was provided to such person or its Representatives; and (3) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any person (and their respective Representatives, including potential financing sources of such person) with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts or attempts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal to be made to the Board of Directors (or the Special Committee) or amendment to an Acquisition Proposal to be made to the Company or the Board of Directors (or the Special Committee).

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of the Merger Agreement; or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the letter agreement, dated July 31, 2019, by and between Parent and the Company (the “Confidentiality Agreement”) (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal). If the confidentiality and use provisions of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the confidentiality and use provisions of the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)

any direct or indirect purchase or other acquisition by any person or Group (as defined in the Merger Agreement), whether from the Company or any other person(s), of shares of common stock representing more than 15% of the common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or Group that, if consummated in accordance with its terms, would result in such person or Group beneficially owning more than 15% of the common stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)

any direct or indirect purchase or other acquisition by any person or Group of more than 15% of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or Group would, directly or indirectly, hold shares of common stock representing more than 15% of the common stock outstanding after giving effect to the consummation of such transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Board of Directors (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

The “No-Shop” Period

Subject to the procedures and terms associated with the receipt of a Superior Proposal set forth in the Merger Agreement, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors, officers and employees not to, and to instruct and use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated Representatives not to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal;

•

furnish to any person any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than to Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (subject to certain exceptions);

•	approve, adopt, endorse or recommend an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal); or

•

authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement.

In addition, from the start of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed to, and to cause its subsidiaries and its and their respective directors, officers and employees to and to instruct and use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated Representatives to, promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any person and its Affiliates and Representatives that would be prohibited by the Merger Agreement and cease providing any further non-public information with respect to the Company or any Acquisition Proposal to any such person or its Representatives.

Notwithstanding these restrictions, under certain circumstances, from the date of the Merger Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Board of Directors (and/or the Special Committee) may, after giving Parent reasonably prompt notice of its intent to do so, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of the Merger Agreement that did not result from a material breach of the “No-Shop” restrictions set forth in the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), if and only if, the Board of Directors (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. The Company must promptly make available to Parent any material non-public information concerning the Company and its subsidiaries that is provided to any such person or its Representatives that was not previously made available to Parent.

The Board of Directors’ Recommendation; Company Board Recommendation Changes

As described above, and subject to the provisions described below, the Board of Directors, acting upon the unanimous recommendation of the Special Committee, has made the recommendation that the stockholders of the Company vote “FOR” the Merger Proposal.

Except as specifically provided in the Merger Agreement, at no time after the date of the Merger Agreement may the Board of Directors (or the Special Committee) take any of the following actions (any such action, a “Company Board Recommendation Change”):

•

fail to make, withhold, withdraw, amend, qualify or modify the Company Board Recommendation (as defined in the Merger Agreement) in a manner adverse to Parent or make any public statement that is inconsistent with the Company Board Recommendation;

•	adopt, approve or recommend to the stockholders of the Company an Acquisition Proposal;

•

fail to publicly recommend against any Acquisition Proposal or fail to reaffirm the Company Board Recommendation, in either case within ten business days (or such fewer number of days as remains prior to the Special Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Board of Directors (or the Special Committee) to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change) or after any written request by Parent to do so

(provided, that Parent may only make such request once with respect to any Acquisition Proposal in the absence of any modification or revision to the price, conditions or other material terms of such Acquisition Proposal);

•	fail to include the Company Board Recommendation in this proxy statement;

•	publicly propose to do any of the foregoing; or

•	cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement (as defined the Merger Agreement).

Notwithstanding the restrictions described above, and subject to the procedures described in the subsequent paragraph, prior to the receipt of the Requisite Stockholder Approval, the Board of Directors (or the Special Committee) may effect a Company Board Recommendation Change if  (1) the Company has received a bona fide written Acquisition Proposal that the Board of Directors (or the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; or (2) in response to an Intervening Event (as defined below), as further described below.

The Board of Directors (or the Special Committee) may effect a Company Board Recommendation Change with respect to an Acquisition Proposal or authorize the Company to terminate the Merger Agreement to enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal substantially concurrently with the termination of the Merger Agreement, in each case, if:

•

following the Notice Period (as defined below), the Board of Directors (or the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after taking into account any revisions to the Merger Agreement made or proposed by Parent in writing, the failure to do so would be reasonably expected to cause the Board of Directors (or the Special Committee) to violate its fiduciary duties under applicable law;

•	the Company has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•

(1) the Company has provided prior written notice to Parent at least four business days in advance (the “Notice Period”) to the effect that the Board of Directors (or the Special Committee) has (A) received a Superior Proposal and (B) intends to (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (y) authorize the Company to terminate the Merger Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal substantially concurrently with the termination of the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such actions, including the identity of the person or group making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal), (2) during the Notice Period, the Company and its Representatives have kept Parent and its Representatives reasonably informed of  the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly after receipt providing to Parent copies of any additional or revised Acquisition Agreements) and (3) the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board of Directors (or the Special Committee) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be reasonably expected to cause the Board of Directors (or the Special Committee) to violate its fiduciary duties under applicable law; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be the longer of two business days and the number of business days remaining in the Notice Period); and

•

in the event of any termination of the Merger Agreement in order to cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have terminated the Merger Agreement in accordance with its terms, including paying (or causing to be paid) the applicable Company Termination Fee.

The Board of Directors may effect a Company Board Recommendation Change in response to an Intervening Event if:

•

the Board of Directors (or the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Board of Directors (or the Special Committee) to violate its fiduciary duties under applicable law;

•

the Company has provided prior written notice to Parent at least three business days in advance to the effect that the Board of Directors (or the Special Committee) has (1) so determined and (2) resolved to effect a Company Board Recommendation Change pursuant to the applicable terms of the Merger Agreement, which notice will specify the applicable Intervening Event in reasonable detail; and

•

prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three business day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board of Directors (or the Special Committee) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably expected to cause the Board of Directors (or the Special Committee) to violate its fiduciary duties under applicable law.

An “Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the stockholders of the Company, in either case that (a) is not known by the Board of Directors as of the date of the Merger Agreement or that was not reasonably foreseeable as of the date of the Merger Agreement and (b) does not relate to any Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be deemed an Intervening Event: (i) changes in the stock price of the Company, as such, it being understood that, subject to the other limitations set forth in this definition, one or more events underlying a change in the Company’s stock price may qualify as an Intervening Event; (ii) any event, change or circumstance relating to Parent, Merger Sub or any of their respective Affiliates; or (iii) the timing of any regulatory approvals or other action by or in respect of any governmental authority with respect to the Merger.

Employee Benefits

The Merger Agreement provides that, for a period of one year following the Effective Time or, if earlier, their termination of employment or other service, each individual who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time (a “Continuing Employee”) will be provided with compensation benefits that, taken as a whole, are no less favorable in the aggregate than the compensation benefits (but excluding equity-based, defined benefit, and retiree welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans (as defined in the Merger Agreement) (each a “Comparable Plan”). In each case, and without limiting the foregoing, base salary or base wage rate, and annual target cash incentive compensation opportunity will not be decreased below levels in effect immediately prior to the Effective Time during the one-year period following the Effective Time for any Continuing Employee employed during that period. During the one-year period following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s Employee Plans as in effect on the date of the Merger Agreement.

To the extent a Comparable Plan or Company Plan (defined below) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries will grant such Continuing Employee credit for all service with the Company and its subsidiaries before the Effective Time for purposes of eligibility to participate and vesting where length of service is relevant (including for purposes of vacation accrual and severance entitlement), except where the service credit would result in duplication of coverage or benefits for the same period of service (where prior service credit is not awarded to similarly situated employees, or under any equity-based, defined benefit, or retiree welfare benefits or compensation). In addition, each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than the Employee Plans and other employee benefit, compensation and severance plans, programs, agreements and arrangements (including equity-based benefits or compensation) of the Surviving Corporation or any of its subsidiaries (each a “Company Plan”)) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan in which such Continuing Employee participates immediately before the Effective Time (the “Old Plan”) to the extent the Continuing Employee had previously satisfied the requirements to participate in such comparable Old Plan. For purposes of each New Plan that provides life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employee and his or her covered dependents to the extent waived or satisfied under any comparable Old Plan, and the Surviving Corporation and its subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan that ends on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if the amounts had been paid according to such New Plan. The accounts of each Continuing Employee pursuant to any New Plan that is a flexible spending plan will be credited by the Surviving Corporation and its subsidiaries with any unused balance in the account of such Continuing Employee under an Old Plan that was a flexible spending plan.

Treatment of Employee Share Purchase Plan

The Merger Agreement provides that the Company shall take such actions as necessary to (1) provide that no new exercise period under the Employee Stock Purchase Plan of the Company shall commence after the date of the Merger Agreement, and no individual participating in, or eligible to participate in, the Employee Stock Purchase Plan of the Company shall be permitted (A) to increase the rate of his or her payroll deductions thereunder from the rate in effect on the date of the Merger Agreement or to commence new contributions or (B) to make other non-payroll contributions to the Employee Stock Purchase Plan of the Company on or following the date of the Merger Agreement and (2) terminate the Employee Stock Purchase Plan of the Company, and all outstanding rights thereunder as of immediately prior to the Effective Time, effective at or prior to the Effective Time.

Efforts to Close the Merger; Antitrust Filings

Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things and to assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by (1) causing the closing conditions to the Merger to be satisfied, (2) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities and making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger, (3) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts in connection with the Merger Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such material contract as of and following the consummation of the Merger, and

(4) executing and delivering any contracts and other instruments that are reasonably necessary to consummate the Merger.

The parties have also agreed to make certain regulatory filings as described in more detail under the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger,” including filing with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act within 20 business days following the date of the Merger Agreement, the filing fee to be split equally between Parent and Merger Sub, on the one hand, and the Company, on the other hand. Each of Parent and the Company shall (1) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings, (2) supply the other (or shall cause the other to be supplied) with any information that may be required in order to make such filings, and (3) supply (or shall cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or other governmental authorities of any other applicable jurisdiction in which any such filing is made. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates to), on the other hand, promptly inform the other of any communication from any governmental authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives any comments or a request for additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other antitrust laws applicable to the Merger, then such party shall make (or shall cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response to such request. No party may extend any waiting period or enter into any agreement or understanding with any governmental authority without the permission of the other parties, which shall not be unreasonably conditioned, withheld or delayed.

In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take all actions reasonably necessary to avoid or eliminate each and every impediment under any antitrust law so as to enable the consummation of the Merger to occur as promptly as reasonably practicable (and in any event prior to the Termination Date), including taking all actions requested by any governmental authority, or reasonably necessary to resolve any objections that may be asserted by any governmental authority with respect to the Merger under any antitrust law. Parent shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents pursuant to any antitrust laws applicable to the Merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority, it being understood that the costs and expenses of all such actions shall be borne by Parent.

Nothing in the Merger Agreement will require the Company or any of its subsidiaries or Affiliates to take, or agree to take, any action the effectiveness of which is not conditioned on the closing occurring.

The parties have agreed to (and will cause their respective subsidiaries to), subject to any restrictions under applicable laws, (1) promptly notify the other parties of, and, if in writing, furnish the others with copies of  (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such person from a governmental authority or a private party in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a governmental authority, (2) keep the other parties informed with respect to the status of any such submissions and filings to any governmental authority in connection with the Merger and any developments, meetings or discussions with any governmental authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any governmental authority with respect to the Merger, and (3) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any governmental authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Each of Parent and Merger Sub has agreed that, between the date of the Merger Agreement and the closing of the Merger, it shall not, and shall not permit any of its subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise reasonably be expected to prevent or delay the Merger in any material respect, including entering into or consummating any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any person that would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise reasonably be expected to prevent or delay the Merger in any material respect.

Delisting and Deregistration of Common Shares of the Company

Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE to cause the delisting of the common stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the common stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Financing

Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), the Company has agreed that, prior to the Effective Time, it will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions to the Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with certain actions specified in the Merger Agreement.

Notwithstanding the foregoing, neither Company nor any of its subsidiaries are required to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (2) cause any closing condition with respect to the Merger to fail to be satisfied, (3) enter into any definitive certificate, agreement, arrangement, document or instrument prior to the Effective Time, (4) give any indemnities that are effective prior to the Effective Time, or (5) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its subsidiaries or breach any confidentiality obligations of the Company or any of its subsidiaries. In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the consummation of the Merger or that must be effective prior to the Effective Time. Nothing in the Merger

Agreement with respect to the Debt Financing will require (A) any Representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action with respect to the Debt Financing specified in the Merger Agreement that could reasonably be expected to result in personal liability to such Representative; or (B) the Board of Directors (or the Special Committee) to approve any financing or contracts related thereto prior to the Effective Time.

In addition, Parent will (1) reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its subsidiaries and their respective Representatives described herein, promptly upon request by the Company following termination of the Merger Agreement pursuant to its terms and (2) indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to the Merger Agreement or the provision of information utilized in connection therewith (other than arising from (A) historical financial information related to the Company and its subsidiaries provided expressly for use in connection with the Debt Financing or (B) the gross negligence, fraud, willful misconduct, intentional misrepresentation or intentional breach of the Merger Agreement by the Company, its subsidiaries or any of their respective Representatives).

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person”) in effect on the date of the Merger Agreement and made available to Parent. In addition, during the period commencing at the Effective Time and for six years thereafter, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its subsidiaries or Affiliates in effect on the date of the Merger Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whether asserted, to the extent that such legal proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to (1) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such subsidiary or Affiliate, and (2) any action or omission, or alleged action or omission occurring at or prior to the Effective Time (including in connection with the approval of the Merger Agreement and the consummation of the Merger), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other Affiliates, or taken at the request of the Company or such subsidiary or Affiliate (including in connection with serving at the request of the Company or such subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to certain applicable provisions of the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. The Merger Agreement also provides that, in the event of any such legal proceeding, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification, and only to the extent required by applicable law or applicable organizational documents of the Company and its subsidiaries or applicable indemnification agreements. Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

In addition, without limiting the foregoing, unless the Company has purchased a “tail” policy from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, prior to the Effective Time (which the Company may purchase, provided that the premium for such insurance does not exceed 200% of the annual premiums currently paid), the Merger Agreement requires, for a period of at least six years commencing at the Effective Time, the Surviving Corporation to (and Parent to cause the Surviving Corporation to) maintain for the benefit of the directors and officers of the Company and its subsidiaries, at any time prior to the Effective Time, directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time on terms that are no less favorable than those of the Company’s directors’ and officers’ liability insurance. The Surviving Corporation will not be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 200% of the amount paid by the Company for coverage for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholder Meeting

The Company has agreed to take all action necessary in accordance with the DGCL, the organizational documents of the Company and the rules of the NYSE to establish a record date for, duly call and give notice of a meeting of its stockholders, and, as promptly as reasonably practicable following the mailing of this proxy statement to the stockholders of the Company, convene and hold such a meeting for the purpose of obtaining the Requisite Stockholder Approval.

Litigation Relating to the Merger

Prior to the Effective Time, each party to the Merger Agreement will: (1) provide the other parties with prompt notice of all stockholder litigation relating to the Merger; (2) keep the other parties reasonably informed with respect to the status thereof; (3) give the other parties the opportunity to “participate” (as such term is used in the Merger Agreement) in the defense, settlement or prosecution of any such litigation; and (4) consult with the other parties with respect to the defense, settlement and prosecution of any such litigation. No party to the Merger Agreement may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation without the other parties’ written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Charter Amendment

Parent agreed to modify its proposed amendment to its certificate of incorporation (the “Parent Charter Amendment”), to provide that the Merger and the other transactions contemplated by the Merger Agreement will not be subject to any approval or requirement set forth in the Parent Charter Amendment.

Conditions to the Closing of the Merger

The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the receipt of the Requisite Stockholder Approval;

•	the expiration or termination of the applicable waiting period (and any extensions thereof) under the HSR Act; and

•	the absence of any Legal Restraint (as defined below).

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•

the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, anti-takeover laws, requisite stockholder approval, certain aspects of the Company’s capitalization and brokers (A) that are not qualified by Company Material Adverse Effect or other materiality qualifiers being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such date);

•

the representations and warranties of the Company relating to the absence of any Company Material Adverse Effect being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

•

the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect;

•

the Company having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing as of the Effective Time; and

•

the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions as described in the preceding five bullets have been satisfied.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by the Company:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to the Merger Agreement;

•

Parent and Merger Sub having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the Merger; and

•

the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as otherwise specified), only as follows:

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent if:

•

a law or injunction (whether temporary, preliminary or permanent) enacted or issued by any governmental authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger has been enacted, entered, promulgated or enforced and be continuing in effect (any such law or injunction, a “Legal Restraint”) and has become final and nonappealable, except that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the Merger Agreement;

•

the Merger has not been consummated by 11:59 p.m., New York City time, on May 7, 2020 (the “Termination Date”), except that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the Termination Date or the failure of the Effective Time to have occurred prior to the Termination Date; or

•

the Company fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof);

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement prior to the delivery by the Company to Parent of written notice of such breach at least 30 days prior to such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach has been cured prior to the end of such 30-day period, except that the Company will not have the right to terminate the Merger Agreement pursuant to this bullet point if the Company is then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform the Company’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied;

•

prior to receipt of the Requisite Stockholder Approval, (1) the Company has received a Superior Proposal; (2) the Board of Directors (or the Special Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (3) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with the terms of the Merger Agreement; or

•

(1) all of the conditions to Parent’s obligation to consummate the Merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived, (2) the Company has irrevocably notified Parent in writing five business days prior to such termination that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived, (3) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the Merger Agreement pursuant to its terms if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to the Merger Agreement, and (4) Parent and Merger Sub fail to consummate the closing of the Merger within two business days from the date by required pursuant to the Merger Agreement;

•	by Parent if:

•

the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach at least 30 days prior to such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach has been cured prior to the end of such 30-day period; provided, however, that Parent is not then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform Parent’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied; or

•	the Board of Directors (or the Special Committee) has effected a Company Board Recommendation Change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement and remain in full force and effect, including, among others, terms relating to confidentiality, reimbursement of expenses, indemnification and public statements and disclosure.

Notwithstanding the foregoing, subject to certain exception, nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement prior to the termination of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive the Company Termination Fee from the Company if the Merger Agreement is terminated:

•

by either Parent or the Company (as applicable) because the Effective Time has not occurred by the Termination Date, the Company has failed to obtain the Requisite Stockholder Approval or the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to Parent’s obligation to consummate the Merger, subject to other terms and conditions discussed above, if (1) prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been publicly announced and not publicly withdrawn or otherwise abandoned; and (2) within 12 months following such termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (provided, that, for purposes of the termination fee discussed in this bullet point, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”);

•

by Parent because the Board of Directors (or the Special Committee) has effected a Company Board Recommendation Change, in which case the Company will promptly (and in any event within three business days after such termination) pay, or cause to be paid, to Parent the Company Termination Fee; or

•

by the Company because prior to receipt of the Requisite Stockholder Approval, (1) the Company has received a Superior Proposal and (2) the Board of Directors (or the Special Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in which case the Company will concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee.

“Company Termination Fee” means (i) if payable in connection with an Acquisition Proposal made by an Excluded Party prior to the No-Shop Period Start Date, an amount equal to the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Parent in connection with the Merger and other transactions contemplated by the Merger Agreement, which amount shall not exceed $3,240,000, and (ii) if payable in any other circumstance, an amount equal to $5,670,000.

“Excluded Party” means any person or group of persons that includes any person or group of persons from whom the Company or any of its representatives has received a written Acquisition Proposal prior to the No-Shop Period Start Date.

The Company will be entitled to receive an amount equal to $11,340,000 (the “Parent Termination Fee”) from Parent if the Merger Agreement is terminated:

•

by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the Company’s obligation to consummate the Merger, subject to other terms and conditions discussed above;

•

by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if (1) all of the conditions to Parent’s obligation to consummate the Merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (2) the Company has irrevocably notified Parent in writing five business days prior to such termination that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (3) the Company has given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate the Agreement pursuant to the terms thereof if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to the Merger Agreement; and (4) Parent and Merger Sub fail to consummate the Merger within two business days from the date required pursuant to the Merger Agreement; or

•

by either Parent or the Company (as applicable) because the Effective Time has not occurred by the Termination Date and at the time of such termination the Company could have terminated the Merger Agreement pursuant to the first and second immediately preceding bullet points under the third bullet point of the section of this proxy statement captioned “Termination of the Merger Agreement.”

Sole and Exclusive Remedy; Limitations of Liability

The Company’s receipt of the Parent Termination Fee, the Company’s receipt of payments to the extent owed by Parent pursuant to Section 8.3(e) of the Merger Agreement, the Company’s right to enforce its rights under the Confidentiality Agreement, the Reimbursement Obligations (as defined in the Merger Agreement), the Company’s right to specific performance pursuant to Section 9.8 of the Merger Agreement and the Company’s right to seek damages for a willful and material breach are the sole and exclusive remedies of the Company against (i) Parent or Merger Sub; (ii) the former, current and future holders of any equity, controlling persons, agents, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (collectively, the “Parent Related Parties”); and (iii) the Financing Sources (as defined in the Merger Agreement) in respect of the Merger Agreement, the Merger, any agreement executed in connection with the Merger Agreement or the transactions contemplated thereby, including the Debt Financing. Upon payment of such amounts, none of the Parent Related Parties or the Financing Sources will have any further liability or obligation to the Company relating to or arising out of the Merger Agreement, the Merger, any agreement executed in connection with the Merger Agreement or the transactions contemplated thereby (except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 of the Merger Agreement and Section 8.3(a) of the Merger Agreement, as applicable). If the Company elects to terminate the Merger Agreement and receive payment of the Parent Termination Fee, other than the right to receive payment of the Parent Termination Fee, any payments to the extent owed by Parent pursuant to Section 8.3(e) of the Merger Agreement, and payment of the Reimbursement Obligations, the

Company shall not be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement. The Company has acknowledged that none of the Financing Sources (and/or any of their Affiliates and/or their or their Affiliates’ officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) shall have any liability to the Company or any former, current and future holders of any equity, controlling persons, agents, Affiliates, Representatives, members, managers, general or limited partners, stockholders and assignees of each of the Company, its subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) under the Merger Agreement or for any claim made by the Company or any Company Related Party based on the transactions contemplated by the Merger Agreement, including any dispute relating to, or arising from, the Debt Financing, the Financing Letters or the performance thereof; provided, that the foregoing shall not limit the rights and/or remedies of Parent or Merger Sub or any Parent Related Party in respect of the Debt Financing under the Debt Commitment Letters.

Parent’s receipt of the Company Termination Fee, Parent’s receipt of payments to the extent owed by the Company pursuant to Section 8.3(e) of the Merger Agreement, Parent’s right to specific performance pursuant to Section 9.8 of the Merger Agreement and Parent’s right to seek damages for a willful and material breach will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (i) the Company, its subsidiaries and each of their respective Affiliates; and (ii) the Company Related Parties in respect of the Merger Agreement, the Merger, any agreement executed in connection with the Merger Agreement and the transactions contemplated thereby. Upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of the Merger Agreement, the Merger, any agreement executed in connection with the Merger Agreement or the transactions contemplated thereby (except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 of the Merger Agreement and Section 8.3(a) of the Merger Agreement, as applicable).

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that, subject to certain specified limitations in the Merger Agreement, they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. The parties have also agreed that (i) by seeking the remedies provided for in Section 9.8 of the Merger Agreement, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under the Merger Agreement; and (ii) nothing set forth in Section 9.8 of the Merger Agreement shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 9.8 of the Merger Agreement prior or as a condition to exercising any termination right under Article VIII of the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 9.8 of the Merger Agreement or anything set forth in Section 9.8 of the Merger Agreement restrict or limit any party’s right to terminate the Merger Agreement in accordance with the terms of Article VIII of the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available.

Notwithstanding the foregoing, the Company’s right to a remedy of specific performance in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that:

•

all of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger);

•	the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger;

•	Parent and Merger Sub have failed to complete the closing of the Merger by the date that the Merger is required to have occurred pursuant to the Merger Agreement; and

•

the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions that are required by of it by the Merger Agreement to cause the closing of the Merger to occur.

In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger).

Fees and Expenses

Except in specified circumstances, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses.

No Third Party Beneficiaries

Except as set forth in the Merger Agreement, the respective representations, warranties and covenants of the parties in the Merger Agreement are solely for the benefit of the other parties in accordance with and subject to the terms of the Merger Agreement, and the Merger Agreement is not intended to, and shall not, confer upon any other person any rights or remedies thereunder.

Amendment

The Merger Agreement may be amended by the parties in writing at any time before or after receipt of the Requisite Stockholder Approval. Certain provisions related to the Financing Sources in the Merger Agreement may not be amended, modified or altered without the prior written consent of the Financing Sources.

Governing Law

The Merger Agreement is governed by Delaware law.

The Board of Directors recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: THE COMPANY’S COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the Compensation Proposal. The compensation that will or may be payable to the Company’s named executive officers is summarized in the section captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.””

The vote on the Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve the Compensation Proposal or vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present). Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the proposal to adjourn the Special Meeting, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the proposal to adjourn the Special Meeting.

The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “VSI.” As of September 24, 2019, there were 24,060,705 shares of common stock outstanding held by approximately 24 stockholders of record. The actual number of stockholders is greater than this number of stockholders of record and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.

On September 26, 2019, the latest practicable trading day before the filing of this proxy statement, the closing price for our common stock on the NYSE was $6.51 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or current reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 24, 2019 by:

•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current named executive officers and directors as a group.

The percentage ownership information shown in the table is based on 24,060,705 shares of our common stock outstanding as of September 24, 2019.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to Options that are exercisable within 60 days of September 24, 2019 and RSUs that vest within 60 days of such date are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned**	Percent of Common Stock Outstanding
Greater than 5% Stockholders:
The Vanguard Group, Inc.(1)	1,276,200	5.3%
Dimensional Fund Advisors LP(2)	1,694,849	7.0%
BlackRock Inc.(3)	1,535,035	6.4%
Shah Capital Management, Inc.(4)	4,241,342	17.6%
Vintage Capital Management, LLC(5)	3,587,255	14.9%
FMR LLC(6)	1,645,611	6.8%
Named Executive Officers and Directors:
Sharon Leite(7)	5,500	*
Billy Wafford(8)	36,492	*
David Mock(9)	47,259	*
Charles D. Knight(10)	—	—
David M. Kastin(11)	13,863	*
Colin Watts	14,706	*
Brenda Galgano	24,021	*
Stacey Renfro(12)	—	—
Deborah M. Derby(13)	28,825	*
David H. Edwab(13)	34,079	*
Melvin L. Keating(13)	17,392	*
Guillermo G. Marmol(13)	54,452	*
Alexander W. Smith(13)	75,370	*
Himanshu H. Shah(4)(13)	4,282,586	17.8%
Timothy J. Theriault(13)	24,552	*
Sing Wang(13)	17,392	*
All directors and executive officers as a group (19 persons)	4,720,275	19.6%

*	Represents less than 1%.
**

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 2,936 shares, sole dispositive power as to 1,273,264 shares and shared dispositive power as to 2,936 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power as to 1,582,147 and sole dispositive power as to 1,694,849 shares, and Dimensional listed its address as Building One 6300 Bee Cave Road Austin, Texas, 78746.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 1,535,035 shares and sole dispositive power as to 1,535,035 shares and listed its address as 55 East 52nd Street, New York, New York 10022.

(4)

Based solely on a Schedule 13D/A filed with the SEC on April 24, 2018 by Shah Capital, Shah Capital Opportunity Fund LP. (“Shah LP”) and Himanshu H. Shah (“Shah” and, together with Shah Capital and Shah LP, the “Shah Reporting Persons”). At that time, Shah Capital reported shared voting and dispositive power as to 4,241,342 shares and Shah LP reported shared voting and dispositive power to 3,857,642 shares. Based solely on a Form 4 filed with the SEC on August 1, 2019, Shah reported sole voting and dispositive power as to 56,164 shares and shared voting and dispositive power as to 4,241,342 shares. The Shah Reporting Persons listed their address as 8601 Six Forks Road, Ste. 630, Raleigh, NC 27615.
(5)

Based solely on a Schedule 13D/A filed with the SEC on August 8, 2019 by Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Kahn Reporting Persons”). At that time, the Kahn Reporting Persons reported shared voting and dipositive power as to 3,587,255 shares and listed their address as 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819. The Kahn Reporting Persons disclaim beneficial ownership of these shares for all purposes.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC and Abigail P. Johnson (collectively, the “FMR Reporting Persons”). At that time, the FMR Reporting Persons reported sole voting power as to 127,156 shares and sole dipositive power as to 1,645,611 shares and listed their address as 245 Summer Street, Boston, Massachusetts 02210.

(7)

The shares reported do not include: (i) 168,150 unvested PSUs, which are scheduled to vest on December 25, 2021, (ii) 23,722 unvested RSAs, which are scheduled to vest on March 8, 2021 and (iii) 23,723 unvested RSAs, which are scheduled to vest on March 8, 2022.

(8)

Based solely on a Form 4 filed with the SEC on March 8, 2019 by Billy Wafford. Mr. Wafford resigned from his position as Executive Vice President and Chief Financial Officer of the Company as of April 5, 2019. Upon his departure from the Company on April 5, 2019, all of his unvested equity was forfeited.

(9)

The shares reported do not include: (i) 47,259 shares of common stock issuable under options scheduled to become exercisable on January 16, 2020, (ii) 47,259 shares of common stock issuable under options scheduled to become exercisable on January 16, 2021, (iii) 31,250 unvested PSUs, which are scheduled to vest on December 26, 2020, (iv) 16,605 unvested PSUs, which are scheduled to vest on December 25, 2021, (v) 15,625 unvested RSUs, which are scheduled to vest on July 30, 2020, (vi) 15,625 unvested RSUs, which are scheduled to vest on July 30, 2021, (vii) 9,489 unvested RSAs, which are scheduled to vest on March 8, 2021 and (viii) 9,489 unvested RSAs, which are scheduled to vest on March 8, 2022.

(10)

The shares reported do not include: (i) 10,126 unvested PSUs, which are scheduled to vest on December 26, 2020, (ii) 14,652 unvested PSUs, which are scheduled to vest on December 25, 2021, (iii) 3,375 unvested RSAs, which are scheduled to vest on August 10, 2020, (iv) 5,839 unvested RSAs, which are scheduled to vest on March 8, 2021, (v) 3,325 unvested RSAs, which are scheduled to vest on May 20, 2021, (vi) 3,376 unvested RSAs, which are scheduled to vest on August 10, 2021, (vii) 5,839 unvested RSAs, which are scheduled to vest on March 8, 2022 and (viii) 3,326 unvested RSAs, which are scheduled to vest on May 20, 2022.

(11)

The shares reported do not include: (i) 7,853 unvested PSUs, which are scheduled to vest on December 28, 2019, (ii) 20,645 unvested PSUs, which are scheduled to vest on December 26, 2020, (iii) 10,218 unvested PSUs, which are scheduled to vest on December 25, 2021, (iv) 6,881 unvested RSAs, which are scheduled to vest on January 16, 2020, (v) 3,927 unvested RSAs, which are scheduled to vest on March 10, 2020, (vi) 6,882 unvested RSAs, which are scheduled to vest on January 16, 2021, (vii) 5,839 unvested RSAs, which are scheduled to vest on March 8, 2021 and (viii) 5,839 unvested RSAs, which are scheduled to vest on March 8, 2022.

(12)

The shares reported do not include: (i) 38,502 unvested PSUs, which are scheduled to vest on December 25, 2021, (ii) 7,418 unvested RSAs, which are scheduled to vest on November 9, 2020, (iii) 9,489 unvested RSAs, which are scheduled to vest on March 8, 2021, (iv) 7,418 unvested RSAs, which are scheduled to vest on November 9, 2021 and (v) 9,489 unvested RSAs, which are scheduled to vest on March 8, 2022.

(13)	The shares reported do not include 14,920 unvested RSUs, which are scheduled to vest in three equal installments on January 2, 2020, April 1, 2020 and July 1, 2020.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Vitamin Shoppe. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

We will hold the regular annual meeting of our stockholders in 2020 only if the Merger is not completed.

Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our regular annual stockholders meeting in 2020 (if held), must be received by us at our principal executive offices at 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094, Attention: Secretary, by December 27, 2019, and must satisfy the conditions established by the SEC, including Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Please note that if we hold our regular annual stockholders meeting in 2020, and we do so more than 30 days before or after June 5, 2020 (the one-year anniversary date of the 2019 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date of the preceding year’s annual meeting of stockholders. Please note, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by our Corporate Secretary not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of a special meeting, timely notice must be delivered and received not less than 90 days prior to the date on which the special meeting is proposed to be held.

A stockholder who intends to bring other proper business for presentation at our 2020 annual meeting (if held) must give proper notice no earlier than February 6, 2020 and no later than March 7, 2020 to the Secretary of the Company, in writing, at our principal executive offices at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094. The notice must include information specified in our bylaws, including information concerning the proposal and the proponent’s ownership of common stock. Proposals not meeting these requirements will not be entertained at the annual meeting. In addition, if a stockholder submits a proposal that does not comply with the advance notice requirements above, the proxies may exercise authority to vote in accordance with their best judgment on any such proposal.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Vitamin Shoppe files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at investors.vitaminshoppe.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•	Vitamin Shoppe’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed on February 26, 2019;

•	Vitamin Shoppe’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2019, filed on May 8, 2019 and June 29, 2019, filed on August 8, 2019; and

•

Vitamin Shoppe’s Current Reports on Form 8-K, filed on March 26, 2019, April 9, 2019, May 2, 2019, May 22, 2019, June 6, 2019 and September 9, 2019, and the Form 8-K filed August 8, 2019 containing Items 1.01, 8.01 and 9.01.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any of the documents incorporated by reference into this proxy statement from our proxy solicitor at the contact information below. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you would like to request documents from us, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.

If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, please contact our proxy solicitor at:

D.F. King & Co.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-free: (800) 758-5378

Banks and Brokers Call: (212) 269-5550

vsi@dfking.com

MISCELLANEOUS

Vitamin Shoppe has supplied all information relating to Vitamin Shoppe, and Parent has supplied, and Vitamin Shoppe has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

LIBERTY TAX, INC.,

VALOR ACQUISITION, LLC

and

VITAMIN SHOPPE, INC.

Dated as of August 7, 2019

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 7, 2019, by and among Liberty Tax, Inc., a Delaware corporation (“Parent”), Valor Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Vitamin Shoppe, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board (the “Company Special Committee”), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (c) recommended that the Company Stockholders adopt this Agreement; and (d) directed that this Agreement be submitted to the Company Stockholders for their adoption;

WHEREAS, (a) the Board of Directors of Parent and the sole member of Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub, respectively; and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (b) the board of directors of Merger Sub has (i) recommended the adoption of this Agreement by the sole member of Merger Sub; and (ii) directed that this Agreement be submitted to the sole member of Merger Sub for adoption; and

WHEREAS, Parent, Merger Sub and the Company desire to (a) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (b) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal). If the confidentiality and use provisions of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the confidentiality and use provisions of the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group of more than 15% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group would, directly or indirectly, hold shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, however, for the purposes of the definition of “Transaction Litigation” and for purposes of Section 1.3(q), Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 6.2 and Section 6.8, in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an “Affiliate” of Vintage or any of its Affiliates (other than Parent, Merger Sub and their respective Subsidiaries) or any investment fund affiliated with Vintage, or vice versa.

(e) “Antitrust Law” means the Sherman Antitrust Act, 15 U.S.C. §§ 1-7; the Clayton Antitrust Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act, the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 29, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 29, 2018.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(j) “Company ESPP” means the Employee Stock Purchase Plan of the Company.

(k) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(l) “Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the transactions contemplated hereby; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business that generally affect other participants in such industries;

(iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics, and other similar events in the United States or any other country or region of the world;

(vi) changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency or consummation of the Transaction, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lenders, lessors, customers, partners, regulators, Governmental Authorities, vendors or any other third Person (provided, however, that this clause (vii) shall not apply to Section 3.5 or references to “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement (including for purposes of satisfying Section 7.2(a)) to the extent that such representation or warranty addresses the consequences resulting from the execution or announcement of this Agreement or the pendency of the Transaction);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Transaction (it being understood that the underlying facts related to such Legal Proceeding may be deemed to constitute, in and of themselves, a Company Material Adverse Effect);

(xv) any matters expressly disclosed on Section 1.1(l) of the Company Disclosure Letter; and

(xvi) any regulatory action taken with regard to any products sold (but not manufactured) by the Company in the ordinary course of business.

except, in each case of clauses (i), (ii), (iii), (iv), (v) and (vi) to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(m) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(n) “Company Plans” means the Employee Plans and other employee benefit, compensation and severance plans, programs, agreements and arrangements (including equity-based benefits or compensation) of the Surviving Corporation or any of its Subsidiaries.

(o) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(p) “Company PSUs” means performance share units subject to performance-vesting restrictions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(q) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(r) “Company Restricted Stock” means an award of Company Common Stock subject to restrictions on transfer, whether granted pursuant to any of the Company Stock Plans or otherwise.

(s) “Company RSUs” means restricted share units subject to time-vesting restrictions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(t) “Company Stock Plans” means the Company’s 2018 Long-Term Incentive Plan, the Company 2009 Equity Incentive Plan, the Company 2009 Equity Incentive Plan Amended and Restated Through April 6, 2012, the VS Parent, Inc. 2006 Stock Option Plan, and each other Employee Plan that provides for, or that has provided for, the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(u) “Company Stockholders” means the holders of shares of Company Common Stock.

(v) “Company Termination Fee” means (i) if payable in connection with an Acquisition Proposal made by an Excluded Party prior to the No-Shop Period Start Date, an amount equal to the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Parent in connection with the Merger and other transactions contemplated hereby, which amount shall not exceed $3,240,000 and (ii) if payable in any other circumstance, an amount equal to $5,670,000.

(w) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(x) “Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.

(y) “Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of January 20, 2011, by and among the Company, VS Direct Inc., JPMorgan Chase Bank, National Association and the entities from time to time party to the Credit Agreement as lenders.

(z) “DLLCA” means the Delaware Limited Liability Company Act.

(aa) “DOJ” means the United States Department of Justice or any successor thereto.

(bb) “Environmental Law” means any applicable Law in effect on the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the storage, treatment, transportation, recycling, disposal, discharge or release of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(cc) “ERISA” means the Employee Retirement Income Security Act of 1974.

(dd) “Exchange Act” means the Securities Exchange Act of 1934.

(ee) “Excluded Party” means any Person or group of Persons that includes any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal prior to the No-Shop Period Start Date.

(ff) “Existing Notes” means the 2.25% Convertible Senior Notes due 2020 issued under the Indenture, dated December 9, 2015, between the Company and Wilmington Trust, National Association.

(gg) “Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj) “Governmental Authority” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational.

(kk) “Group” means a “group” as defined in Section 13(d) of the Exchange Act.

(ll) “Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(mm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (v) indebtedness of others of the kind described in clauses (i) through (iv) above guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(oo) “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor, including any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); and (iv) rights in trade secrets and confidential information, but, in each case (clauses (i) through (iv) above), only to the extent protectable by applicable Law.

(pp) “Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company Stockholders, in either case that (a) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable as of the date of this Agreement and (b) does not relate to any Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be deemed an Intervening Event: (i) changes in the stock price of the Company, as such, it being understood that, subject to the other limitations set forth in this definition, one or more events underlying a change in the Company’s stock price may qualify as an Intervening Event; (ii) any event, change or circumstance relating to Parent, Merger Sub or any of their respective Affiliates; or (iii) the timing of any regulatory approvals or other action by or in respect of any Governmental Authority with respect to the Merger.

(qq) “IRS” means the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge” of the Company means the actual knowledge of the Persons set forth in Section 1.1(qq) of the Company Disclosure Letter in each case after reasonable inquiry of those direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(ss) “Law” means any federal, national, state, county, municipal, provincial, local, foreign, multinational or other law, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(tt) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(uu) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment, change in control, retention, severance or similar Contract with any executive officer or other employee or any member of the Company Board;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to, or material ongoing obligations of, the Company or its Subsidiaries upon notice of 90 days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of $200,000 after the date of this Agreement; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Credit Agreement and the Existing Notes; and (C) loans to Subsidiaries of the Company in the ordinary course of business;

(vi) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger;

(vii) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent; and

(viii) any Contract that involves a material joint venture or partnership.

(vv) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(ww) “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(xx) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and other transactions contemplated hereby.

(yy) “Permitted Liens” means any of the following: (i) liens for Taxes either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) liens pursuant to the Credit Agreement and the Existing Notes; (x) licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and its Subsidiaries, taken as a whole; (xii) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (xiii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(zz) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(aaa) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); and (iii) registered Copyrights and applications for Copyright registration.

(bbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ccc) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ddd) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(eee) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or the Company Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(fff) “Tax” means all federal, state, local, and foreign taxes, assessments, levies or similar governmental charges (including any gross receipts, income, profits, gains, sales, use, occupation, value added, ad valorem, stamp, transfer, real property transfer, franchise, withholding, payroll, employment, customs, duties, alternative minimum, social security (or similar), excise or property taxes, assessments, levies or similar governmental charges) imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed by any Governmental Authority with respect to such amounts.

(ggg) “Tax Return” means any return, declaration, statement, report, estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, including any schedules or attachment thereto, and including any amendments thereof.

(hhh) “Transaction” means the Merger and any other transaction contemplated by this Agreement; provided, however, that, when used in relation to the Company and its obligations herein, the reference to “other transaction” shall be deemed to exclude Financing.

(iii) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters.

(jjj) “Vintage” means Vintage Capital Management, LLC.

(kkk) “Willful and Material Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party with actual knowledge that the taking of such act, or the omission of such act, constitutes a material breach of this Agreement; provided that the failure of the Closing to occur due to the unavailability of the Debt Financing shall not be deemed a Willful and Material Breach hereunder so long as such failure is not the result of a material breach of Section 6.5 that is a consequence of a deliberate act or omission undertaken by Parent or Merger Sub with actual knowledge that the taking of such act, or the omission of such act, constitutes a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acquisition Transaction	1.1(c)
Advisor	3.3(b)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(b)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Charter Amendment	6.20
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company 401(k) Plan	6.11(b)
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company PSU Consideration	2.8(b)
Company Related Parties	8.3(f)(ii)
Company Restricted Stock Consideration	2.8(d)
Company RSU Consideration	2.8(a)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Special Committee	Recitals
Company Stockholder Meeting	6.4(a)
Comparable Plans	6.11(c)
Confidentiality Agreement	9.4
Consent	3.6
Continuation Period	6.11(c)
Converted Company Shares	2.7(a)(iv)

Term	Section Reference
Copyrights	1.1(oo)
D&O Insurance	6.10(c)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
Effect	1.1(l)
Effective Time	2.2
Electronic Delivery	9.14
Employee Plans	3.19(a)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.19(b)
Fee Letter	4.10(a)
Financing	4.10(a)
Financing Letters	4.10(a)
Indemnified Persons	6.10(a)
Investor	4.10(a)
Lease	3.15
Leased Real Property	3.15
Legal Restraint	7.1(c)
Marks	1.1(oo)
Material Suppliers	3.14
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.5(d)
New Plans	6.11(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(i)(3)
Old Plans	6.11(d)
Option Consideration	2.8(b)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	4.12
Parent Liability Cap	8.3(f)(i)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(oo)
Paying Agent	2.9(a)
Payment Fund	2.9(b)
Permits	3.21
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Required Amount	4.10(c)

Term	Section Reference
Requisite Stockholder Approval	3.4
Sublease	3.15
Surviving Corporation	Article II
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.16 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com; or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

(r) All references to time shall refer to New York City time, unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate limited liability company existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Company agrees to consider in good faith changes to this Agreement, the Certificate of Merger or any other documents or instruments, or the characteristics of Merger Sub proposed by Parent that would result in material tax efficiencies for Parent, provided that the Company shall have no obligation to implement any such changes if the Company determines that such structure would have adverse tax, securities law or any other adverse consequence on the Company or its stockholders.

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the

DGCL and the DLLCA by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and the Charter.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Company, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, except that all references to the Company shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the managers of Merger Sub as of immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

(b) Officers. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each limited liability company interest in Merger Sub that is outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Converted Company Shares or Dissenting Company Shares) will automatically be cancelled, extinguished and converted into the right to receive cash in an amount equal to $6.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(iii) each share of Company Common Stock that is held directly by the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iv) each share of Company Common Stock that is owned by any direct or indirect wholly-owned Subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (collectively, the “Converted Company Shares”) will automatically be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation that represents the same relative economic ownership as such Company Common Stock represented prior to the Merger.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), subdivision, consolidation, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 2.7(b) shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company shall give Parent (A) notice of any demands for appraisal received by the Company, withdrawals of such demands and any other demand, notice or instruments delivered to the Company pursuant to the DGCL in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands, waive any failure to comply with the provisions of Section 262 of the DGCL, or agree to do any of the foregoing.

2.8 Equity Awards.

(a) Company RSUs. Parent will not assume any Company RSUs and at the Effective Time each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Consideration”). The payment of the Company RSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(b) Company PSUs. Parent will not assume any Company PSUs and at the Effective Time each Company PSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company PSU (the “Company PSU Consideration”). For purposes of the previous sentence, the number of shares of Company Common Stock subject to a Company PSU award with performance-based vesting in which the performance period is still outstanding as of the Effective Time will be deemed to be the number of shares eligible to vest in accordance with the applicable Company PSU award agreement. The payment of the Company PSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(c) Company Options. Parent will not assume any Company Options and at the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(d) Company Restricted Stock. Parent will not assume any Company Restricted Stock and, at the Effective Time, each share of Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”). The payment of the Company Restricted Stock Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(e) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company RSU Consideration owed to all holders of Company RSUs; (ii) Company PSU Consideration owed to all holders of Company PSUs; (iii) Company Restricted Stock Consideration owed to all holders of Company Restricted Stock and (iv) Option

Consideration owed to all holders of Company Options. As soon as practicable after the Closing Date, but in any event no later than the later of (x) five Business Days following the Closing Date and (y) the first regularly scheduled payroll date following the Closing Date, the applicable holders of Company RSUs, Company PSUs, Company Restricted Stock and Company Options will receive a payment from the Company or the Surviving Corporation (or applicable Subsidiary employer), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company RSUs, Company PSUs, Company Restricted Stock or Company Options that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(b) Section 2.8(c) or Section 2.8(d), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs, Company PSUs, Company Restricted Stock or Company Options pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c) or Section 2.8(d), as applicable, cannot be made through the Company’s, the Surviving Corporation’s or the applicable Subsidiary employer’s payroll system or payroll provider, then the Surviving Corporation will (i) by wire transfer or direct deposit, or (ii) by a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the later of (x) five Business Days following the Closing Date and (y) the first regularly scheduled payroll date following the Closing Date). Notwithstanding the foregoing, to the extent that any such amounts relate to a Company RSU, Company PSU, a Company Option or Company Restricted Stock that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU, Company PSU, Company Option or Company Restricted Stock that will not trigger a tax or penalty under Section 409A of the Code.

(f) Further Actions. The Company will take all action necessary to effect the cancellation of Company RSUs, Company PSUs, Company Restricted Stock and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). If and as required by Parent or Merger Sub, the Company will take all action necessary to terminate all Company Stock Plans prior to or as of the Effective Time.

2.9 Exchange of Certificates.

(a) Paying Agent. No less than 10 Business Days prior to the Closing Date, (i) Parent shall select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”); and (ii) Parent shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount in cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by

Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than holders of Owned Company Shares or Converted Company Shares) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares or Converted Company Shares) (the “Certificates” (if any)); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Owned Company Shares or Converted Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by each such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominees on the first Business Day after the Closing Date or as promptly as practicable thereafter an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer

Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the reasonable satisfaction of Parent or the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent), together with any interest or other income received with respect to the Payment Fund, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the payment procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any applicable state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Fifth Amended and Restated By-laws of the Company (the “Bylaws”), each as amended as of the date of this Agreement. The Company is not in violation of the Bylaws in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transaction. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the consummation of the Transaction. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board, acting upon the unanimous recommendation of the Company Special Committee, has (i) determined that this Agreement and the Transaction are fair to, and in the best interests of, the Company and the Company Stockholders; (ii) approved and declared advisable this Agreement and the Transaction; (iii) recommended that the Company Stockholders adopt this Agreement; and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board and the Company Special Committee have received the opinion of BofA Securities, Inc. (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received in the

Merger by the holders of shares of Company Common Stock (other than Vintage, an affiliate of Parent, and its Affiliates) is fair, from a financial point of view, to such holders.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” or other similar antitakeover statute or regulation enacted under the Laws of the State of Delaware is applicable to this Agreement.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of Company Common Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, contravene, require any consent or approval under, result in any change of control under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Transaction, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock; and (ii) 250,000,000 shares of Company Preferred Stock. As of August 5, 2019 (such time and date, the “Capitalization Date”), (A) 24,062,784 shares of Company Common Stock were issued and outstanding (including 350,512 shares of Company Restricted Stock); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 303,676 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 2,969,329 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 236,126 shares of Company Common Stock; (ii) 234,151 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 350,512 shares of outstanding Company Restricted Stock; and (iv) 642,803 shares of Company Common Stock subject to outstanding Company PSUs (assuming achievement of any applicable performance conditions at target). From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c) Company Securities. As of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and Company Preferred Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any Subsidiary of the Company owns capital stock or other equity interest. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other Securities of the Company.

3.9 Company SEC Reports. Since January 1, 2017 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Exchange Act, in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 29, 2018, and such assessment concluded that such system was effective. Since January 1, 2017, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of any (i) material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Transaction; (c) incurred in the ordinary course of business; or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes. Since the date of the Audited Company Balance Sheet through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, except as contemplated by this Agreement and (b) there has not occurred a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract).

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Suppliers. Section 3.14 of the Company Disclosure Letter sets forth the suppliers of the Company to whom the Company has paid more than $6,000,000 during the 12 months prior to the date hereof (the “Material Suppliers”). To the Knowledge of the Company, during the 12 months prior to the date hereof, no Material Supplier has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries; or (b) decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Supplier presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course of business.

3.15 Real Property. The Company does not own any real property. Section 3.15 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease and (iii) there are no material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy in excess of 2,000 square feet of the Leased Real Property.

3.16 Environmental Matters. Since January 1, 2017, the Company and each of its Subsidiaries have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law, except for any such violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released any Hazardous Substances in violation of any applicable Environmental Law, except for any such violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any liability for any investigation, cleanup, removal or remediation of any Hazardous Substances pursuant to any Environmental Law, except for any such Legal Proceeding that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed in the name of, or issued or registered, in each case, except for such omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices and (ii) unless otherwise specified in Section 3.17(a) of the Company Disclosure Letter, the material Company Registered Intellectual Property listed therein is subsisting and, if registered, to the Knowledge of the Company, is valid and enforceable.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.17(b) shall not constitute or be deemed or construed as any representation or warranty with respect to any infringement, misappropriation or violation of any Company Intellectual Property, which is exclusively addressed in Section 3.17(d).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there are no pending (or since January 1, 2017, to the Knowledge of the Company, threatened) claims by any Person (i) alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or (ii) challenging the ownership, validity or enforceability of any material Company Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable measures to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the Company Intellectual Property, including the confidentiality of the material trade secrets owned by the Company or any of its Subsidiaries and (ii) comply with their respective internal written policies regarding the collection, use and disclosure of personally identifiable information.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries comply with all applicable privacy and data protection Laws applicable to their respective businesses as currently conducted; and (ii) since January 1, 2017, no written notices have been received by, and no written claims have been asserted by any third Person (including any Governmental Authority) against, the Company or any of its Subsidiaries, alleging any violation of any privacy or data protection Laws.

(g) This Section 3.17 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property matters.

3.18 Tax Matters. Except as provided in Section 3.18 of the Company Disclosure Letter:

(a) the Company and each of its Subsidiaries have timely filed or have caused to be timely filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and each such Tax Return is true, correct and complete;

(b) the Company and each of its Subsidiaries have timely paid or have caused to be timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Returns);

(c) no claim has been made by any Governmental Authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction;

(d) there are no Liens for Taxes (except Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of the Company or any of its Subsidiaries;

(e) the Company and each of its Subsidiaries have withheld in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party all Taxes required to be withheld, such withheld Taxes have been either (A) duly and timely paid to the appropriate Governmental Authority or (B) properly set aside in accounts for such purpose and will be duly and timely paid to the appropriate Governmental Authority, and have complied with all information reporting requirements related thereto;

(f) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax or material Tax Return that remains in effect;

(g) the federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2012 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired;

(h) no audits, examinations, claims, disputes or other proceedings with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing;

(i) no Governmental Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable which has not been adequately reserved (in accordance with GAAP), fully paid or finally settled;

(j) neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1);

(k) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date other than those arising in the ordinary course of business; (iv) election by any of the Company or any of its Subsidiaries under Section 108(i) of the Code; (v) election under Section 965(h) of the Code; (vi) “intercompany transactions” within the meaning of Treasury Regulation Section 1.1502-13 or any “excess loss accounts” within the meaning of Treasury Regulations Section 1.1502-19; or (vii) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date;

(l) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company);

(m) neither the Company nor any of its Subsidiaries (A) is a party to, bound by, or has any liability under, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Company or its Subsidiaries; or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law;

(n) neither the Company nor any of its Subsidiaries has been, within the past five years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(o) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(p) neither the Company nor any of its Subsidiaries is subject to material income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.

3.19 Employee Plans.

(a) Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, Contracts, policies or binding arrangements maintained or contributed to by the Company or any of its Subsidiaries, in which any current employee or director of the Company or any of its Subsidiaries participates, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, including without limitation by contract, guaranty, indemnity or as the result of any ERISA Affiliate (as defined below) or any previously-terminated plan, (collectively, the “Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent a copy of (A) the most recent annual report on IRS Form 5500 required to have been filed with the United States Department of Labor, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the current plan document (including all amendments thereto), the most recent summary plan description and any summary of material modifications;

(D) any related trust agreement or other funding arrangement currently in effect; and (E) any notices to or from any Governmental Authority within the past six (6) years relating to any compliance issues in respect of any such Employee Plan.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to or has any liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 4063 or Section 4064 of ERISA); (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), nor does the Company or any of its Subsidiaries have any liability with respect to such plans resulting from any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b) or (c) of the Code (an “ERISA Affiliate”).

(c) Compliance. Each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Qualified Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a volume submitter or prototype plan, can rely on an advisory letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that the Employee Plan is qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such determination or advisory letter from the IRS.

(e) Contributions. All contributions, distributions, reimbursements and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid in all material respects in accordance with the terms of such Employee Plan and the terms of all applicable Laws. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur, any Tax or other penalty under Sections 4980B, 4980D or 4980H of the Code or with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable.

(f) Employee Plan Legal Proceedings. As of the date of this Agreement, the Company has received no notice that there are Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits in the ordinary course, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, or any plan fiduciaries or service providers, has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or with respect to which the Company, any of its Subsidiaries or any Employee Plan would reasonably be expected to have any liability, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except pursuant to Section 4980B of the Code or any other Law and with respect to which the recipient pays the full premium cost of that coverage.

(i) Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions, alone or in combination with any other events (including without limitation any termination of employment or other service), will result in: (i) any payment becoming due to any current or former employee of, director of or individual service provider to the Company or any of its Subsidiaries; (ii) the provision of any benefits or other rights to any current or former employee of, director of or individual service provider to the Company or any of its Subsidiaries; (iii) the increase, acceleration or provision of any payments, benefits or other rights to any current or former employee of, director of or individual service provider to the Company or any of its Affiliates; (iv) any requirement for contributions, funding or payments to fund any obligations under any Employee Plan; (v) the limitation or restriction of the right of Company or its Subsidiaries to merge, amend or terminate any Employee Plan; or (vi) the forgiveness or any loan or indebtedness to any current or former employee of, director of or individual service provider to the Company or any of its Subsidiaries. No payment or benefit that will be made by the Company in connection with the Transaction (whether alone or in combination with any other event) will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Gross-Up Payments. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to gross up, reimburse or indemnify any Person for any interest or additional Taxes imposed pursuant to Sections 280G, 409A or 4999 of the Code.

3.20 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor union contract (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no pending labor organizing activities with respect to any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, no Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. There is no material strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.

(b) Wage and Hour Compliance. The Company and its Subsidiaries are in compliance with applicable Laws and orders with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. As of the date of this Agreement, the Company and its Subsidiaries comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.16; (c) compliance with applicable privacy and data protection Laws, which is exclusively addressed by Section 3.17(f); (d) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.18; (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.19; (f) compliance with labor and employment matters, which is exclusively addressed by Section 3.20; or (g) compliance with anti-corruption Laws, which is exclusively addressed by Section 3.27.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) No Orders. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any order that would prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.24 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.25 Related Person Transactions. Except for compensation, benefit or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.27 Anti-Corruption Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer or director of the Company or its Subsidiaries has, since January 1, 2019, taken any action that would cause any of the foregoing to be in violation of the United States Foreign Corrupt Practices Act or any other applicable anti-corruption Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a limited liability company duly formed, validly existing and in good standing pursuant to the DLLCA; and (ii) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, as applicable, each as amended to date. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B)  is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this

Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger and the other transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transaction or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective directors, officers, general partners and Affiliates and, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) own (directly or indirectly, beneficially or of record) no shares of Company Common Stock and (ii) have the right to acquire no shares of Company Common Stock.

4.7 Brokers. Except as set forth in Section 4.7 of the Parent Disclosure Schedule (the fees and expenses of which will be paid by Parent or Merger Sub), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters and this Agreement. Parent owns beneficially and of record all of the outstanding membership interests, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the membership interests, or other equity interest in, Merger Sub that is necessary pursuant to applicable Law or its Organizational Documents to approve this Agreement and consummate the Merger.

4.10 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), between Parent and Tributum, L.P. (“Investor”) pursuant to which Investor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) duly executed debt commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the Financing Sources thereto (including all exhibits, schedules and annexes thereto, as may be amended or modified in accordance with the terms hereof and thereof, the “Debt Commitment Letters” and, together with the Equity Commitment Letter and the Fee Letters, the “Financing Letters”), the Fee Letters and any other agreements related thereto, pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (including the repayment, prepayment or discharge of certain outstanding Indebtedness of the Company and its Subsidiaries as specified therein) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted so long as no redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent has waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with the terms of the Equity Commitment Letter and subject to the limitations set forth herein and therein.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended, modified or waived; (ii) no such amendment, modification or waiver is contemplated except, in each case, in connection with the potential addition or substitution of lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto pursuant to Section 6.5(a); and (iii) to the knowledge of Parent, the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. There are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof.

(c) Sufficiency of Financing. Assuming the Financing is funded and/or invested in accordance with the Financing Letters, the Financing is sufficient to (i) make all payments pursuant to Article II in connection with the Merger; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, certain outstanding Indebtedness of the Company or any of its Subsidiaries as specified in the Debt Commitment Letters; and (iii) pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the consummation of the Merger, including those required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing (clauses (i) through (iii), the “Required Amount”).

(d) Validity. The Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Investor), as applicable, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Parent, Merger Sub or any of their respective Affiliates is a party. Parent is not and, to Parent’s knowledge, no other party to the Financing Letters is in violation or breach of any of the terms or conditions set forth therein, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Parent, or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters or (B) result in any portion of the Financing being unavailable on the

Closing Date. As of the date of this Agreement, Parent has no reason to believe that (1) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it in the Financing Letters or (2) the full amount of the Financing will not be available on the Closing Date in order to fund the Transaction. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.11 No Exclusive Arrangements. None of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Transaction.

4.12 No Stockholder or Management Arrangements. None of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transaction; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than Investor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14 Exclusivity of Representations and Warranties.

(a) Exclusivity of Representations and Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, neither Parent or Merger Sub, nor any other Person, makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to the Company or any of their Affiliates or Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transaction;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transaction, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transaction, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(d) Nothing in this Section 4.14 is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement.

4.15 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any Other Required Company Filing will not, at the time the Proxy Statement or such Other Required Company Filing is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations of the Company Pending the Merger. Except as (a) contemplated by this Agreement; (b) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) required by applicable Law; or (d) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business and operations in the ordinary course of business consistent with past practice, including using reasonable best efforts to (i) maintain its existence in good standing pursuant to applicable Law; (ii) maintain its cash management policies and practices; and (iii) preserve intact, in all material respects, its business organization, material assets and existing relationships with customers, suppliers, Governmental Authorities, and others having material business relationships with the Company or such Subsidiary; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed by any provision of Section 5.2 will be deemed to be a breach of this Section 5.1 unless such action would constitute a breach of the relevant provision of Section 5.2.

5.2 Forbearance Covenants of the Company Pending the Merger. Except (i) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law, or (iv) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not (and shall cause of each its Subsidiaries not to):

(a) amend, modify, waive, rescind or otherwise change the Charter, the Bylaws or any Organizational Document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for the grant, vesting and settlement of Company RSUs, Company PSUs, Company Restricted Stock and Company Options in connection with Contracts outstanding on the date of this Agreement or as otherwise required by this Agreement;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities, except for (1) repurchases of Company Securities pursuant to the terms and conditions of Company RSUs, Company PSUs, Company Restricted Stock or Company Options (including pursuant to any net settlement feature provided for in the applicable award agreement), or (2) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (1) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (3) pledge or encumber any shares of its capital stock or other equity or voting interest; (4) modify the terms of any shares of its capital stock or other equity or voting interest; or (5) enter into any agreement with respect to the voting or registration of shares of Company Securities;

(f) (1) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (C) pursuant to the Credit Agreement; or (D) hedging in compliance with the hedging strategy of the Company in the ordinary course of business;

(2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (3) make any loans, advances or capital contributions to, or investments in, any other Person, except for extensions of credit to customers and; or (4) mortgage or pledge (or otherwise encumber) any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), except for mortgages and pledges granted under any Indebtedness of the Company outstanding as of the date of this Agreement;

(g) except as required by applicable Law, a Collective Bargaining Agreement, or in accordance with the terms of any Employee Plan that is in effect as of the date of this Agreement, (1) enter into, adopt, amend (including accelerating the vesting), modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of this Agreement, or (2) increase or accelerate the vesting of the compensation of any director, officer, independent contractor or former or current employee of the Company or of any of its Subsidiaries, or hire or replace any employees, although the Company or any of its Subsidiaries may make employee hires consistent with past practice for employees with an annual base salary below $100,000;

(h) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices;

(i) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (1) for solely monetary payments of no more than $250,000 individually and $500,000 in the aggregate; or (2) settled in compliance with Section 6.15;

(j) make or change any material Tax election (except as may be necessary due to a change in applicable Law), file any material amended Tax Return, enter into any closing agreement with a Governmental Authority with respect to material Taxes, settle any material Tax claim or proceeding, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material income Tax claim or assessment, prepare or file any Tax Return in a manner inconsistent with past practice (except as may be necessary due to a change in applicable Law), change any Tax accounting period, or change any Tax accounting method;

(k) (1) incur or commit to incur any capital expenditures other than (A) capital expenditures not to exceed $16,000,000 in the aggregate; or (B) pursuant to obligations in existence as of the date hereof under any Material Contract; (2) enter into, modify in any material respect, amend in any material respect, terminate or cancel or waive or relinquish any material right or claim under any (A) Contract that if so entered into, modified, amended, terminated cancelled, waived or relinquished would have a Company Material Adverse Effect or (B) Material Contract, except, in each case, in the ordinary course of business; or (3) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(l) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (1) any acquisition or disposition for consideration that is individually not in excess of $1,000,000 and in the aggregate not in excess of $3,000,000; (2) any disposition of obsolete or worn out equipment, or licenses of Intellectual Property, in the ordinary course of business consistent with past practice; or (3) in or from any wholly owned Subsidiary of the Company;

(m) enter into any joint venture;

(n) fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice; or

(o) agree, authorize or enter into a Contract to take any of the actions prohibited by this Section 5.2 or otherwise make any commitment to do any of the foregoing.

5.3 No Solicitation.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. on the 30th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, (ii) pursuant to an Acceptable Confidentiality Agreement furnish to any Person and its Representatives any information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) to any Person (and its Representatives, including potential financing sources of such Person); provided, that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided by or on behalf of the Company to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event, within 48 hours) following the time it is provided to such Person or its Representatives, and (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts or attempts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal to be made to the Company Board (or the Company Special Committee) or amendment to an Acquisition Proposal to be made to the Company or the Company Board (or the Company Special Committee).

(b) No Solicitation or Negotiation. Except as it may relate to Parent and subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ unaffiliated Representatives to, promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.3(b), cease providing any further non-public information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, and immediately terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room (virtual, online or otherwise) and request that all confidential information furnished by or on behalf of the Company to such Person be returned or destroyed in accordance with the terms of the applicable confidentiality agreements. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries unaffiliated Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal; (ii) furnish to any Person any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than (A) solely to inform such Persons of the existence of the provisions contained in this Section 5.3 and (B) contacting such Person or its Representatives to clarify the terms and conditions of such Acquisition Proposal); (iv) approve, adopt, endorse or recommend an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal); or (v) authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (or any offer or proposal that could lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ unaffiliated Representatives not to, directly or indirectly, (x) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (y) grant any waiver, amendment or release under any takeover laws or (z) resolve, agree or propose to do any of the foregoing, in each case, except if the Company Board (or the Company Special Committee) determines in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably expected to cause the Company Board (or Company Special Committee) to violate its fiduciary duties under applicable Law.

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in Section 5.3(b) and except as contemplated by Section 5.3(a), from the date of this Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or the Company Special Committee) may, after giving Parent reasonably prompt notice of its intent to do so, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that did not result from any material breach of Section 5.3(b), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); if and only if, the Company Board (or the Company Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. Subject to applicable Law, the Company shall promptly make available to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), and, solely in the case of clause (i) below, Section 5.3(g), at no time after the date of this Agreement may the Company Board (or the Company Special Committee):

(i) (A) fail to make, withhold, withdraw, amend, qualify or modify the Company Board Recommendation in a manner adverse to Parent or make any public statement that is inconsistent with the Company Board Recommendation; (B) adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to publicly recommend against any Acquisition Proposal or fail to reaffirm the Company Board Recommendation, in either case within 10 Business Days (or such fewer number of days as remains prior to the Company Stockholder Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Company Board (or the Company Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change) or after any written request by Parent to do so (provided, that Parent may only make such request once with respect to any Acquisition Proposal in the absence of any modification or revision to the price, conditions or other material terms of such Acquisition Proposal); (D) fail to include the Company Board Recommendation in the Proxy Statement; or (E) publicly propose to do any of the foregoing (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) if the Company has received a bona fide written Acquisition Proposal that the Company Board (or the Company Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or the Company Special Committee) may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or the Company Special Committee) shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) following the Notice Period, the Company Board (or Company Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after taking into account any revisions to this Agreement made or proposed by Parent in writing, the failure to do so would be reasonably expected to cause the Company Board (or Company Special Committee) to violate its fiduciary duties under applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or the Company Special Committee) has (A) received a Superior Proposal and (B) intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(i) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal; (ii) during the Notice Period (including as may be extended pursuant to the last sentence of this Section 5.3(e)(ii)(3)), the Company and its Representatives have kept Parent and its Representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly after receipt providing to Parent copies of any additional or revised Acquisition Agreements), and (iii) the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or the Company Special Committee) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be reasonably expected to cause the Company Board (or Company Special Committee) to violate its fiduciary duties under applicable Law; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be the longer of two Business Days and the number of Business Days remaining in the Notice Period); and

(4) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such

Acquisition Proposal, the Company shall have terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii);

(ii) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or the Company Special Committee) may effect a Company Board Recommendation Change of the kind set forth in clause (A) or (D) of the definition thereof in response to an Intervening Event if the Company Board (or the Company Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Company Board (or Company Special Committee) to violate its fiduciary duties under applicable Law; provided, however, that the Company Board (or the Company Special Committee) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board (or the Company Special Committee) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(ii), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or the Company Special Committee) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably expected to cause the Company Board (or Company Special Committee) to violate its fiduciary duties under applicable Law.

(f) Notice. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and, in any event, within 48 hours) notify Parent if any offers or proposals with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); (ii) a summary of the material terms and conditions of such offers or proposals; and (iii) a copy of any written Acquisition Proposal and copies of all relevant documents relating thereto. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or the Company Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, it being understood that a “stop, look and listen” statement by the Company Board (or the Company Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be deemed a Company Board Recommendation Change; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) in response to an inquiry, informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal (it being understood that any such statement or disclosure made by the Company Board (or the Company Special Committee) pursuant to this Section 5.3(g)(iv) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or the Company Special Committee) and the rights of Parent under this Section 5.3); or (v) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or the Company Special Committee) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement (it being understood that any such statement or disclosure made by the Company Board (or the Company Special Committee) pursuant to this Section 5.3(g)(v) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or the Company Special Committee) and the rights of Parent under this Section 5.3(g)). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or the Company Special Committee) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) to do (or cause to be done) all things; and (C) to assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transaction, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transaction;

(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transaction so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contract as of and following the consummation of the Transaction; and

(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transaction.

(b) No Failure to Take Necessary Action. Subject to the terms and conditions of this Agreement, neither Parent, Merger Sub or their respective Affiliates, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transaction or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1(b).

(c) No Consent Fee. Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of any material consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of material additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with the Transaction, including in connection with obtaining any consent pursuant to any Material Contract.

(d) No Applicability to Antitrust Filings. Section 6.1(a) shall not apply to filings or other actions in respect of Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below or the Financings, which shall be governed by the obligations set forth in Section 6.5 and Section 6.6.

6.2 Antitrust Filings.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates, if applicable), on the other hand, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 20 Business Days following the date of this Agreement, the filing fee to be split equally between Parent and Merger Sub, on the one hand, and the Company, on the other hand. Each of Parent and the Company shall (i) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (ii) supply the other (or shall cause the other to be supplied) with any information that may be required in order to make such filings; and (iii) supply (or shall cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates to), on the other hand, promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or shall cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request; provided, however, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Parties, which shall not be unreasonably conditioned, withheld or delayed.

(b) Avoidance of Impediments. Parent and Merger Sub shall take (or shall cause their respective Affiliates to take) all action necessary, proper or advisable to (i) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (ii) obtain any required consents, approvals or authorizations pursuant to any Antitrust Laws applicable to the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. In furtherance and not in limitation of the other covenants in this Section 6.2, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take all actions reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the Merger to occur as promptly as reasonably practicable (and in any event prior to the Termination Date), including taking all actions requested by any Governmental Authority, or reasonably necessary to resolve any objections that may be asserted by any Governmental Authority with respect to the Merger under any Antitrust Law. Parent shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents pursuant to any Antitrust Laws applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent.

(c) Remedies. Notwithstanding this Section 6.2, nothing in this Agreement will require the Company or any of its Subsidiaries or Affiliates to take, or agree to take, any action the effectiveness of which is not conditioned on the Closing occurring.

(d) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority or a private party in connection with the Transaction and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transaction to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transaction and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transaction; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transaction without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(e) Other Actions. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing, it shall not, and shall not permit any of its Subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Transaction, or which would otherwise reasonably be expected to prevent or delay the Transaction in any material respect, including entering into or consummating any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any Person that would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Transaction, or which would otherwise reasonably be expected to prevent or delay the Transaction in any material respect.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement. Subject to applicable Law, the Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(b) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) or Parent (as applicable) shall promptly prepare and file (or cause to be prepared and filed) such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Notices and Subsequent Filings. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after receiving notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any such requests of the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement or Other Required Company Filing, prior to filing such documents with the SEC or disseminating them to the Company Stockholders, and a reasonable opportunity to review and comment on all responses to requests for additional information and comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, and shall consider any comments proposed by Parent or its counsel in good faith.

(e) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the later of the (i) filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and (ii)  No-Shop Period Start Date.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company shall take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules and regulations of the NYSE to establish a record date for, duly call and give notice of a meeting of its stockholders

(the “Company Stockholder Meeting”) and, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders, convene and hold the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent; provided, that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Requisite Stockholder Approval is unlikely to be obtained at the Company Stockholder Meeting, including due to an absence of quorum, then on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, the Company shall have the right to adjourn or postpone the Company Stockholder Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholder Meeting by more than 10 days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Termination Date; provided, further, that notwithstanding the foregoing, nothing will prevent the Company from postponing or adjourning the date of the Company Stockholder Meeting if (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or an order from the SEC or its staff; or (ii) the Company Board (or the Company Special Committee) has determined in good faith (after consultation with outside legal counsel) that it is necessary to postpone or adjourn the Company Stockholder Meeting to allow reasonable additional time for any supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders (including in connection with any Company Board Recommendation Change) prior to the Company Stockholder Meeting but only for up to such time that the Company Board determines (after consultation with outside legal counsel) is necessary under applicable Law, including in connection with the discharge of fiduciary duties of the Company Board (or the Company Special Committee).

6.5 Financing.

(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters or any definitive agreement relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto; provided, that Parent may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof, and (2) to add, replace or substitute lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement substantially in accordance with the terms in effect on the date hereof; provided, further, that any such addition, replacement or substitution of lenders, lead arrangers, bookrunners, syndication agents or similar entities would not adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing. Parent shall promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified and (2) “Equity Commitment Letter,” “Debt

Commitment Letters” or “Financing Letters” will include such documents as amended or modified. Parent shall not (without the consent of the Company) release or consent to the termination of any individual lender under the Debt Commitment Letters prior to the first to occur of Closing and the expiration of the Debt Commitment Letter in accordance with its terms, except for (x) assignments and replacements of an individual lender under the terms of the Debt Commitment Letters; or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Financing Letters including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on a timely basis on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated by the Debt Commitment Letters; (iii) satisfy on a timely basis all conditions contained in the (A) Debt Commitment Letters, any related Fee Letter and such definitive agreements related thereto and (B) Equity Commitment Letter on or prior to the Closing Date, in each case, that are within their control; (iv) upon the satisfaction (or waiver) of all the conditions set forth in the Debt Commitment Letter, consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing; and (v) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub shall fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Information. Parent shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and (ii) provide the Company with drafts (reasonably in advance of execution) of all definitive agreements and other documents related to the Debt Financing and, thereafter, with true, complete and executed copies of all such definitive agreements and other documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event within three Business Days after the occurrence or discovery of) (A) of any breach (or threatened (in writing) breach), default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation (or notice or communication from Financing Sources to Parent or Merger Sub of any such actual or threatened breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (2) dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing (excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing), solely to the extent that such disagreement or dispute relates to the termination of, or the satisfaction of the conditions to, the obligation of the Financing Sources party thereto to fund their commitments thereunder; or (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letters and related Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing (but in any event within three Business Days after the occurrence or discovery thereof) and Parent and Merger Sub shall use their respective reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to assure the availability of the amount necessary to pay the Required Amount at the Closing (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and any related Fee Letter, (B) containing conditions to draw, conditions to Closing and related terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Commitment Letters and any related Fee Letter, and (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e) No Financing Condition. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their respective obligations to consummate the Transaction whether or not the Financing is available, and Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i) participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letters at times and locations to be mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and the Financing Sources with respect to the Debt Financing;

(ii) assisting Parent and the Financing Sources with the preparation of customary rating agency presentations, bank information memoranda and high-yield offering prospectuses, business projections and pro forma financial statements required in connection with the Debt Financing;

(iii) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance as reasonably requested by Parent;

(v) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related liens) to the extent required by the Debt Commitment Letters, on or prior to the Closing Date;

(vi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time (including a customary certificate of an officer of the Company with respect to solvency matters); and

(vii) furnishing Parent and the Financing Sources promptly, and in any event at least three Business Days prior to the Closing Date, with all necessary documentation and information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least 10 Business Days prior to the expected Closing.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) cause any condition set forth in Article VII to fail to be satisfied; (iii) enter into any definitive agreement, certificate, agreement, arrangement, document or instrument prior to the Effective Time; (iv) give any indemnities that are effective prior to the Effective Time; or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, breach any confidentiality obligations of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require (A) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; or (B) the Company Board (or the Company Special Committee) to approve any financing or Contracts related thereto prior to the Effective Time.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products or the Transaction.

(d) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are otherwise subject to other customary confidentiality undertakings.

(e) Reimbursement. Promptly upon request by the Company following termination of this Agreement pursuant to Section 8.1, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than arising from (i) historical financial information related to the Company and its Subsidiaries provided expressly for use in connection with the Debt Financing, or (ii) the gross negligence, fraud, willful misconduct, intentional misrepresentation or intentional breach of this Agreement by the Company, its Subsidiaries or any of their respective Representatives). Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

6.7 Anti-Takeover Laws. The Company, the Company Board (or a committee thereof) and Parent shall (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transaction and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transaction, take all reasonable actions within their power to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transaction.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets (including any source code) of the Company, any of the Subsidiaries of the Company or any third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that in each case described in clauses (a) through (d) the Company shall cooperate with Parent and use its commercially reasonable efforts to develop alternative methods of providing such information in a manner that would not result in any violation, default, prejudice or loss of privilege. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or other testing or sampling of any environmental media. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent, Merger Sub or any of their respective Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Transaction, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Transaction by each Person that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) in effect on the date of this Agreement and made available to Parent. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to, (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; and (ii) any action or omission, or alleged action or omission occurring at or prior to the Effective Time (including in connection with the approval of this Agreement and the consummation of the Transaction), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate, including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification, and only to the extent required by applicable Law, the Charter, the Bylaws or other applicable Organizational Documents of the Subsidiaries of the Company or applicable indemnification agreements. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount paid by the Company for coverage for its last full fiscal year (such 200% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect and the Surviving Corporation and Parent will be relieved of their obligations under the first sentence of this Section 6.10(c). If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an amount less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such Indemnified Persons or other Persons were a party to this Agreement. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) Organizational Documents of the Company; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. If requested by Parent at least five (5) Business Days prior to the Effective Time, the Company shall or shall cause its Subsidiaries to adopt written resolutions approved in advance in writing by Parent’s legal counsel (a copy of which shall be delivered to Parent at the Closing) to terminate any Employee Plans that contain a cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Company 401(k) Plan”) effective at least the day prior to the day on which the Effective Time occurs (but contingent upon the Closing). In the event of such Parent direction to terminate such Company 401(k) Plan, Parent shall, or cause the Surviving Corporation to, effective within two (2) Business Days following the Effective Time, make available a replacement 401(k) plan for employees who were actively participating in the Company 401(k) Plan and cause such plan to accept direct rollovers from the Company 401(k) Plan, as directed by such employees. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans not so terminated in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, and except as otherwise set forth in this Section 6.11, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one year following the Effective Time or, if earlier, their termination of employment or other service (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide compensation benefits to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation benefits (but excluding equity-based, defined benefit, and retiree welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans (“Comparable Plans”). In each case, and without limiting the foregoing, base salary or base wage rate, and annual target cash incentive compensation opportunity will not be decreased below levels in effect immediately prior to the Effective Time during the Continuation Period for any Continuing Employee employed during that period. During the Continuation Period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s Employee Plans as in effect on the date of this Agreement.

(d) New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting where length of service is relevant (including for purposes of vacation accrual and severance entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service where prior service credit is not awarded to similarly situated employees, or under any equity-based, defined benefit, or retiree welfare benefits or compensation). In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”) to the extent the Continuing Employee had previously satisfied the requirements to participate in such comparable Old Plan; (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under any comparable Old Plan, and the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation and its Subsidiaries shall credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of any such Continuing Employee under an Old Plan that was a flexible spending plan.

(e) 2019 Management Incentive Plan. Parent will assume the Company’s 2019 Management Incentive Plan and all annual incentive bonus opportunities thereunder as of the Effective Time. Following the Effective Time Parent will maintain the Company’s 2019 Management Incentive Plan in accordance with its terms on the date hereof and will pay or provide to each participating employee following the Effective Time a bonus in respect of calendar year 2019, if earned, as in accordance with the Company’s 2019 Management Incentive Plan in a manner that is consistent with the Company’s past practice.

(f) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12 Company ESPP. The Company shall take such actions as necessary to (i) provide that (x) no new Exercise Period under the Company ESPP shall commence after the date of this Agreement, and no individual participating in, or eligible to participate in, the Company ESPP shall be permitted (A) to increase the rate of his or her payroll deductions thereunder from the rate in effect on the date of this Agreement or to commence new contributions or (B) to make other non-payroll contributions to the Company ESPP on or following the date of this Agreement and (ii) terminate the Company ESPP, and all outstanding rights thereunder as of immediately prior to the Effective Time, effective at or prior to the Effective Time.

6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transaction upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transaction will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing or making any statements that are public or are reasonably likely to become public; or (d) making any filings with any third Person or Governmental Authority (including any national securities exchange or interdealer quotation service), in any such case to the extent relating to this Agreement or the Transaction, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors; or (iii) not inconsistent with public statements previously made in accordance with this Section 6.14. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 6.14 will not apply to any release or public statement made, or proposed to be made, by the Company in accordance with Section 5.3 or in connection with any dispute between the Parties regarding this Agreement or the Transaction.

6.15 Transaction Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party shall (a) give the other Parties the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. No Party may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Parties have consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that each Party (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.18 No Exclusive Arrangements. Prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Transaction.

6.19 Stockholder and Management Agreements. Prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall be a party to any Contract, or authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (other than arrangements between Parent and Vintage) or any of its Subsidiaries pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.

6.20 Financial Statements. Prior to the Closing, the Company shall use commercially reasonable efforts to provide Parent with such financial information that is reasonably requested by Parent to facilitate compliance by Parent with applicable law and rules and regulations promulgated by the SEC, including using commercially reasonable efforts to furnish historical financial information and financial information for the Company and its Subsidiaries of the type that will be required by Rule 3-05 and Article XI of Regulation S-X in the Form 8-K to be filed by Parent upon the closing of the Transaction, and to reasonably assist Parent in connection with Parent’s preparation of pro forma and projected financial information to the extent relating to the Company and its Subsidiaries, and including without limitation in connection with any filing of a Form S-1 or Form S-3 Registration Statement, or a Schedule TO (or any amendments thereto) with the SEC, prior to the Closing. In connection with any such SEC filing or any offering conducted pursuant any such registration statement prior to the Closing, the Company shall use its commercially reasonable efforts to cause the Company’s independent accountants to cooperate with Parent in a manner consistent with customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports if historical financial statements or other financial information of the Company are included in any such SEC filing or offering documents.

6.21 Parent Actions. Parent agrees to take the actions set forth on Schedule 6.21 of the Parent Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No Law or injunction (whether temporary, preliminary or permanent) enacted or issued by any Governmental Authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect (any such Law or injunction, a “Legal Restraint”).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) or 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.4, Section 3.7(a), Section 3.7(b), Section 3.7(c) and Section 3.26 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such date).

(iii) The representations and warranties set forth in Section 3.12(b) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect will have occurred and be continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if a Legal Restraint is in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m. on May 7, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (ii) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such 30-day period (to the extent capable of being cured); provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied;

(f) by Parent, if at any time the Company Board (or the Company Special Committee) has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this

Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such 30-day period (to the extent capable of being cured); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied;

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or the Company Special Committee) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (iii) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i) by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) the Company has irrevocably notified Parent in writing five Business Days prior to such termination that (A) the Company is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is irrevocably waiving any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; and (iv) Parent and Merger Sub fail to consummate the Closing within two Business Days from the date required pursuant to Section 2.3.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, Affiliate, agent or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, except as otherwise provided in Section 8.3(f) (including the limitations on liability contained therein), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement by such Party prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction will be paid by the Party incurring such fees and expenses whether or not the Transaction is consummated.

(b) Company Payments.

(i) If (A) this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement an Acquisition Proposal for an Acquisition Transaction has been publicly announced and not publicly withdrawn or otherwise abandoned; and (C) within twelve months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall promptly (and in any event within three Business Days following such termination) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is terminated pursuant to Section 8.1(h), then the Company shall concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments. If this Agreement is terminated pursuant to Section 8.1(g) or Section 8.1(i), or by either Party pursuant to Section 8.1(c) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent shall promptly (and in any event within three Business Days following such termination) pay, or cause to be paid, to the Company an amount equal to $11,340,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transaction, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount due pursuant to Section 8.3(b) or any portion thereof or a judgment against Parent for the amount due pursuant to Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f) Sole Remedy.

(i) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c), the Company’s receipt of payments to the extent owed by Parent pursuant to Section 8.3(e), the Company’s right to enforce its rights under the Confidentiality Agreement, the Reimbursement Obligations, the Company’s right to specific performance pursuant to Section 9.8 and the Company’s right to seek damages for a

Willful and Material Breach will be the sole and exclusive remedies of the Company against (A) Parent or Merger Sub; (B) the former, current and future holders of any equity, controlling persons, agents, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (collectively, the “Parent Related Parties”); and (C) the Financing Sources in respect of this Agreement, the Transaction, any agreement executed in connection herewith (including the Financing Letters) or the transactions contemplated hereby and thereby, including the Debt Financing, and upon payment of such amounts, none of the Parent Related Parties or, for the avoidance of doubt, the Financing Sources, will have any further liability or obligation to the Company relating to or arising out of this Agreement, the Transaction, any agreement executed in connection herewith (including the Financing Letters) or the transactions contemplated thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable). For the avoidance of doubt, if the Company elects to terminate this Agreement and receive payment of the Parent Termination Fee, other than the right to receive payment of the Parent Termination Fee, any payments to the extent owed by Parent pursuant to Section 8.3(e), and payment of the Reimbursement Obligations, the Company shall not be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder. Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby acknowledges that none of the Financing Sources (and/or any of their Affiliates and/or their or their Affiliates’ officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) shall have any liability to the Company or any Company Related Party under this Agreement or for any claim made by the Company or any Company Related Party based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Financing Letters or the performance thereof; provided that the foregoing shall not limit the rights and/or remedies of Parent or Merger Sub or any Parent Related Party in respect of the Debt Financing under the Debt Commitment Letters.

(ii) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), Parent’s receipt of payments to the extent owed by the Company pursuant to Section 8.3(e), Parent’s right to specific performance pursuant to Section 9.8 and Parent’s right to seek damages for a Willful and Material Breach will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, agents, Affiliates, Representatives, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, the Transaction, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, the Transaction, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable).

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants or agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

Attn:	Michael S. Piper
E-mail:	msp@libtax.com

with a copy (which will not constitute notice) to:

Troutman Sanders LLP

875 Third Avenue

New York, NY 10022

Attn:	Steven Khadavi
David W. Ghegan
E-mail:	steven.khadavi@troutman.com
david.ghegan@troutman.com

(b)	if to the Company (prior to the Effective Time) to:

Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

Attn:	David M. Kastin
E-mail:	David.Kastin@vitaminshoppe.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	Michael P. Brueck, P.C.
Shaun J. Mathew
E-mail:	michael.brueck@kirkland.com
shaun.mathew@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or a portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger sub of any of its respective obligations under this Agreement; (ii) affect the obligations of the parties (including Debt Financing Sources) to the Financing Letters; or (iii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of Company Common Stock, Company RSUs, Company PSUs, Company Restricted Stock and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 will be null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a letter agreement, dated July 31, 2019 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transaction in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) each Parent Related Party shall be an express third-party beneficiary of Section 8.3, Section 9.10, Section 9.11, Section 9.12 and this Section 9.6 (it being understood and agreed that the provisions of such Sections will be enforceable by the Parent Related Parties); and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSUs, Company PSUs, Company Restricted Stock and Company Options to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f), Section 9.9, Section 9.10(b), Section 9.11, Section 9.15 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of the Parent Termination Fee.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) subject to the limitations set forth in Section 8.3(f) and this Section 9.8, the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (in each case, other than Parent’s and Merger Sub’s obligation to effect the Closing, which shall be governed exclusively by Section 9.8(b)(ii)); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief; and (C) the right of specific enforcement is an integral part of the Transaction and, without that right, neither the Company nor Parent would have entered into this Agreement. The Parties further agree that (1) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement; and (2) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to a remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(iii) Subject to Section 8.3(f) and this Section 9.8, the Parties agree not to assert in any action for specific performance the defense of adequacy of a remedy at Law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Transaction or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transaction, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Transaction or the transactions contemplated hereby and thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Transaction or the transactions contemplated hereby and thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Transaction or the transactions contemplated hereby and thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transaction, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE FINANCING LETTERS, THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES) OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. Without limiting Parent’s rights and remedies against the Financing Sources under the Debt Commitment Letters, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Investor to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transaction or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or the Company Special Committee)); provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 9.6, Section 9.9, Section 9.10(b),

Section 9.11 and this Section 9.15 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

9.16 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

LIBERTY TAX, INC.

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer

VALOR ACQUISITION, LLC

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Authorized Person

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

VITAMIN SHOPPE, INC.

By:	/s/ David Kastin
Name: David Kastin
Title: Senior Vice President, General Counsel

[Signature Page to Agreement and Plan of Merger]

ANNEX B

OPINION OF VITAMIN SHOPPE’S FINANCIAL ADVISOR

August 7, 2019

The Board of Directors

The Special Committee of the Board of Directors

Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

Members of the Board of Directors and the Special Committee:

We understand that Vitamin Shoppe, Inc. (“Vitamin Shoppe”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Vitamin Shoppe, Liberty Tax, Inc. (“Liberty”) and Valor Acquisition, LLC, a wholly owned subsidiary of Liberty (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Vitamin Shoppe (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Vitamin Shoppe (“Vitamin Shoppe Common Stock”) will be converted into the right to receive $6.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Vitamin Shoppe Common Stock (other than Vintage Capital Management, LLC, an affiliate of Liberty (“Vintage”), and its affiliates) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Vitamin Shoppe;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vitamin Shoppe furnished to or discussed with us by the management of Vitamin Shoppe, including certain financial forecasts relating to Vitamin Shoppe prepared by the management of Vitamin Shoppe (such forecasts, “Vitamin Shoppe Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of Vitamin Shoppe with members of senior management of Vitamin Shoppe;

(4)	reviewed the trading history for Vitamin Shoppe Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of Vitamin Shoppe with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)

considered the results of our efforts on behalf of Vitamin Shoppe to solicit, at the direction of Vitamin Shoppe, indications of interest from third parties with respect to a possible acquisition of all or a portion of Vitamin Shoppe;

(8)	reviewed a draft, dated August 7, 2019, of the Agreement (the “Draft Agreement”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise

The Board of Directors

The Special Committee of the Board of Directors

Vitamin Shoppe, Inc.

reviewed by or discussed with us and have relied upon the assurances of the management of Vitamin Shoppe that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Vitamin Shoppe Forecasts, we have been advised by Vitamin Shoppe, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vitamin Shoppe as to the future financial performance of Vitamin Shoppe. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vitamin Shoppe, nor have we made any physical inspection of the properties or assets of Vitamin Shoppe. We have not evaluated the solvency or fair value of Vitamin Shoppe or Liberty under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Vitamin Shoppe, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Vitamin Shoppe or the contemplated benefits of the Merger. We have also assumed, at the direction of Vitamin Shoppe, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form or structure, or any terms or other aspects or implications of any related transactions, of any voting or support agreements or any governance or other arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Vitamin Shoppe Common Stock (other than Vintage and its affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vitamin Shoppe or in which Vitamin Shoppe might engage or as to the underlying business decision of Vitamin Shoppe to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and have relied, with your consent, upon the assessments of representatives of Vitamin Shoppe regarding, legal, regulatory, accounting, tax and similar matters relating to Vitamin Shoppe and the Merger (including the contemplated benefits thereof) as to which we understand that Vitamin Shoppe obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to Vitamin Shoppe in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Vitamin Shoppe has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies,

The Board of Directors

The Special Committee of the Board of Directors

Vitamin Shoppe, Inc.

governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Vitamin Shoppe, certain of its affiliates, Liberty and certain of its affiliates (including Vintage and certain of its affiliates and portfolio companies).

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vitamin Shoppe and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Vitamin Shoppe in connection with its review of strategic alternatives and related matters, (ii) having provided or providing certain trading services to Vitamin Shoppe and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Vitamin Shoppe and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Liberty and certain of its affiliates, including Vintage and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Liberty and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to Liberty and/or certain of its affiliates, (iii) having provided or providing certain managed investments services and products to Liberty and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Liberty and/or certain of its affiliates, including Vintage and/or certain of its affiliates and portfolio companies.

We further note that, concurrent with Vitamin Shoppe’s issuance in December 2015 of $143.75 million aggregate principal amount of 2.25% convertible senior notes due 2020 (the “Convertible Notes”), Vitamin Shoppe entered into separate convertible bond hedge transactions and issuer warrant transactions (collectively, the “Call Spread Transactions”) with two banks, including our affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account in respect of fifty percent (50%) of the Call Spread Transactions. The Call Spread Transactions consisted of the purchase by Vitamin Shoppe from those two banks of call options in respect of the number of shares of Vitamin Shoppe’s Common Stock initially underlying the Convertible Notes and with an initial strike price equal to the initial conversion price of the Convertible Notes of approximately $39.742, and the sale by Vitamin Shoppe to those two banks of warrants in respect of the same number of shares of Vitamin Shoppe’s Common Stock and with an initial strike price equal to $52.989, in each case subject to certain adjustments.

In accordance with the terms of the Call Spread Transactions with BANA, following announcement of the Merger, BANA may, acting in good faith and in a commercially reasonable manner as calculation agent with respect to such issuer warrant transactions, adjust the terms of such warrant transactions to account for the economic effect of the announcement on such transactions. In addition, if the Merger is consummated, the issuer warrant transactions with BANA will terminate and any termination payment payable by Vitamin Shoppe to BANA will be determined by BANA in accordance with the termination provisions of such issuer warrant transactions, unless otherwise agreed by the parties. If the Merger is consummated and the holders of the Convertible Notes elect to put their notes for par in accordance with the terms of the Convertible Notes, the convertible bond hedge transactions will expire unexercised. If the Merger is consummated and the holders of the Convertible Notes elect to convert their notes in accordance with the terms of the Convertible Notes, the convertible bond hedge transactions will be automatically exercised, resulting in a cash payment by BANA to

The Board of Directors

The Special Committee of the Board of Directors

Vitamin Shoppe, Inc.

Vitamin Shoppe that will be determined in accordance with the provisions of such convertible bond hedge transactions, unless otherwise agreed by the parties. BANA may recognize gains in connection with the Call Spread Transactions and its hedging activity as a result of such events.

It is understood that this letter is for the benefit and use of the Board of Directors of Vitamin Shoppe and the Special Committee of the Board of Directors of Vitamin Shoppe (each in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Vitamin Shoppe Common Stock (other than Vintage and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

ANNEX C

SECTION 262 OF THE DGCL

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of August 8, 2019, is by and among Vitamin Shoppe, Inc., a Delaware corporation (the “Company”), and each Person identified on Schedule A attached hereto (each, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Liberty Tax, Inc., a Delaware corporation (“Parent”), and Valor Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will, subject to the terms and conditions set forth therein, merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) (capitalized terms used but not defined herein shall have the respective meanings ascribed to them the Merger Agreement);

WHEREAS, as of the date hereof, each Holder is the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (“Voting Shares”) set forth opposite such Holder’s name on Schedule A attached hereto (such Voting Shares, such Holder’s “Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Holder (in such Holder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Agreement to Vote Shares.

1.1. Each Holder agrees during the term of this Agreement to appear (in person or by proxy) at the Company Stockholder Meeting (including any adjournment or postponement thereof) and to cause all of such Holder’s Shares to be counted as present thereat for purposes of calculating a quorum and to vote all of such Holder’s Shares (a) in favor of the adoption of the Merger Agreement and any other matter or action necessary or appropriate to, or in furtherance of, the consummation of the Merger (including, for the avoidance of doubt, any proposal to adjourn the Company Stockholder Meeting to a later date if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, and any proposal to approve, on an advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger) and (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement.

1.2. Each Holder agrees during the term of this Agreement not to (a) enter into any agreement or understanding with, or give instructions to, any Person to vote or cause to be voted any of such Holder’s Shares in any manner inconsistent with the terms of this Section 1, (b) grant any proxy, consent or power of attorney with respect to such Holder’s Shares in any manner inconsistent with the terms of this Section 1 or (c) take any other action that would prevent or impair such Holder’s ability to satisfy its obligations under this Agreement.

2. Waiver of Dissenters’ Rights. Each Holder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger under Section 262 of the DGCL with respect to all of such Holder’s Shares.

3. Representations and Warranties. Each Holder, severally and not jointly, represents and warrants that, as of the date hereof:

3.1. Such Holder has beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) of and full power to vote all of such Holder’s Shares, subject to the provisions of this Agreement, and no Person (other than such Holder) has a right to vote any of such Holder’s Shares.

3.2. If such Holder is not a natural Person, such Holder is a duly organized, validly existing Person under the Laws of its jurisdiction of incorporation, formation or organization.

3.3. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms.

4. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement, (c) the occurrence of a Company Board Recommendation Change, (d) the conclusion of the Company Stockholder Meeting (including any adjournment or postponement thereof) and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, at which the vote in respect of the matters contemplated by this Agreement is taken, and (e) as to any particular Holder, the date of any amendment, waiver or modification of the Merger Agreement without such Holder’s prior written consent that has the effect of (i) decreasing the Per Share Price, (ii) changing the form of merger consideration (in the case of each of subclauses (i) and (ii), payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement), (iii) extending the Termination Date, or (iv) imposing any material restrictions or additional material conditions on the consummation of the Merger or the payment of the merger consideration or otherwise in a manner material and adverse to such Holder.

5. Specific Performance. The parties hereto acknowledge that irreparable damage would occur and that the parties hereto would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to specifically the performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

6. Further Assurances. Upon request of the Company, each Holder shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Holder’s obligations under this Agreement.

7. Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties hereto.

8. Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(i)	If to the Company, to the address set forth in Section 9.2(b) of the Merger Agreement.

(ii)	If to a Holder, to:

Vintage Fourteen, L.P.

c/o Vintage Capital Management, LLC

4705 S. Apopka Vineland Road, Suite 206

Orlando, FL 32819

Attention:         Brian Kahn

E-mail:             bkahn@vintcap.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:         Russell Leaf

E-mail:             rleaf@willkie.com

9. Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements contemplated by or referred to in the Merger Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

10. Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and shall not (and nothing herein express or implied shall be construed to), confer upon any other Person any rights or remedies hereunder.

11. Governing Law; Consent to Jurisdiction.

11.1. This Agreement and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or any Holder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware.

11.2. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.2 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court other than the Chosen Courts. Each party hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14. Amendments; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Holders and the Company. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party hereto making such waiver. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to such term or any other term of this Agreement.

15. Interpretation.

15.1. When used herein, (a) the words “hereof,” “herein” and “hereto” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (b) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

15.2. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

COMPANY:

VITAMIN SHOPPE, INC.

By:	/s/ David Kastin
Name:	David Kastin
Title:	Senior Vice President, General Counsel

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

HOLDERS:

VINTAGE FOURTEEN, L.P.

By: Vintage Vista GP, LLC, its general partner

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Authorized Person

Schedule A

Holders

Holder	Voting Shares
Vintage Fourteen, L.P.	3,587,255

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION    Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.    Votes submitted electronically must be received by 12:00 pm (EST), on XXXXXXXXXXXX XX, 20XX. Online Go to www.envisionreports.com/VSI1 or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/VSI1    Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    Special Meeting Proxy Card    qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    A Proposals — The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:    1.    To adopt the Agreement and Plan of Merger, dated August 7, 2019 (as may be amended from time to time, the “Merger Agreement”), by and among Vitamin Shoppe, Inc. (“Vitamin Shoppe”), Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) and Valor Acquisition, LLC. 3. To approve any adjournment of the special meeting of the stockholders of Vitamin Shoppe (the “Special Meeting”) to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the Special Meeting.    For Against Abstain    2.To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Vitamin Shoppe’s named executive officers that is based on or otherwise relates to the Merger Agreement.    B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Special Meeting Admission Ticket Special Meeting of Vitamin Shoppe, Inc. Stockholders [•], 2019 [•] EST Vitamin Shoppe, Inc. [•] Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Special Meeting. The proxy materials are available at: www.envisionreports.com/VSI1    Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VSI1    qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    Vitamin Shoppe, Inc. Notice of Special Meeting This Proxy is Solicited by the Board of Directors for the Special Meeting — [•], 2019 The undersigned hereby appoints Sharon M. Leite and David M. Kastin (the “Proxies”) to, and each of them, each with the power of substitution, are hereby authorized to, represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting to be held at [•] on [•], 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR items 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side)    C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.